    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1998

                                                      REGISTRATION NO. 333-37071
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             EPI TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          7389                  34-1824770
 (State or Other Jurisdiction         (Primary Standard         (I.R.S. Employer
              of                          Industrial             Identification
Incorporation or Organization)       Classification Code            Number)
                                           Number)

                               810 CHICAGO STREET
                               TOLEDO, OHIO 43611
                                 (419) 727-0495
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               REAL P. REMILLARD
                               810 CHICAGO STREET
                               TOLEDO, OHIO 43611
                                 (419) 727-0495
               (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)
                           --------------------------

                                   COPIES TO:

        Lawrence M. Bell, Esq.                  James Martin Kaplan, Esq.
         Ira C. Kaplan, Esq.                 Zimet, Haines, Friedman & Kaplan
Benesch, Friedlander, Coplan & Aronoff               460 Park Avenue
                 LLP
       2300 BP America Building                  New York, New York 10022
          200 Public Square
        Cleveland, Ohio 44114

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS,
                    FILED AS PART OF REGISTRATION STATEMENT,
                      OF INFORMATION REQUIRED BY FORM S-1

ITEM NUMBER
IN FORM S-1               ITEM CAPTION IN FORM S-1                            LOCATION IN PROSPECTUS
------------  -------------------------------------------------  -------------------------------------------------
       1.     Forepart of the Registration Statement and
               Outside Front Cover Page of Prospectus..........  Front Cover Page
       2.     Inside Front and Outside Back Cover Pages of
               Prospectus......................................  Inside Front Cover Page; Outside Back Cover Page
       3.     Summary Information, Risk Factors and Ratio of
               Earnings to Fixed Charges.......................  Prospectus Summary; Risk Factors
       4.     Use of Proceeds..................................  Use of Proceeds
       5.     Determination of Offering Price..................  Front Cover Page; Risk Factors; Underwriting
       6.     Dilution.........................................  Dilution
       7.     Selling Security Holders.........................  Inapplicable
       8.     Plan of Distribution.............................  Front Cover Page; Underwriting
       9.     Description of Securities to be Registered.......  Dividend Policy; Description of Securities
      10.     Interests of Named Experts and Counsel...........  Inapplicable
      11.     Information With Respect to the
               Registrant......................................  Front Cover Page; Prospectus Summary; Use of
                                                                  Proceeds; Dividend Policy; Capitalization;
                                                                  Summary Selected Consolidated Financial Data;
                                                                  Management's Discussion and Analysis of
                                                                  Financial Condition and Results of Operations;
                                                                  Business; Management; Principal Stockholders;
                                                                  Relationships Between the Company and Meridian;
                                                                  Certain Other Relationships and Related
                                                                  Transactions; Description of Securities; Shares
                                                                  Eligible for Future Sale; Index to Financial
                                                                  Statements
      12.     Disclosure of Commission Position on
               Indemnification for Securities Act
               Liabilities.....................................  Inapplicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            PRELIMINARY PROSPECTUS DATED JANUARY 22, 1998
   [LOGO]                               SUBJECT TO COMPLETION
                                       EPI TECHNOLOGIES, INC.
                                1,250,000 SHARES OF COMMON STOCK AND
                         1,250,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS


    This Prospectus relates to an offering ("Offering") by EPI Technologies, Inc. (the "Company") of 1,250,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 1,250,000 redeemable Common Stock purchase warrants ("Warrants"), through Duke & Co., Inc. (the "Underwriter"). The shares of Common Stock and the Warrants may be purchased separately and will be transferable immediately after issuance.

    Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $5.50 per share, subject to adjustment in certain events, for a period of three years commencing two years after the date of this Prospectus. The Warrants are subject to redemption by the Company, after obtaining the approval of the Underwriter, at $.10 per Warrant, at any time commencing two years after the date of this Prospectus on at least 30 days prior written notice to the holders of the Warrants, provided the closing bid quotation of the Common Stock as reported on The Nasdaq Stock Market or the last sales price if quoted on a national securities exchange equals or exceeds $8.25 per share, subject to certain adjustments, on each of 20 consecutive trading days following the second anniversary of the date of this Prospectus, and provided that such consecutive trading days end on the third trading day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. See "Description of Securities -- Warrants."

    Prior to this Offering, there has been no public market for the Common Stock or the Warrants, and there can be no assurance that any such market for the Common Stock or the Warrants will develop after the completion of this Offering, or that, if developed, it will be sustained. It is anticipated that the initial public offering price per share of the Common Stock will be $5.00 per share and that the initial public offering price of the Warrants will be $.10 per Warrant.

    The offering price of the Common Stock and the Warrants and the initial exercise price and other terms of the Warrants were established by negotiations between the Company and the Underwriter and do not necessarily bear any direct relationship to the Company's assets, operating results, book value per share or other generally accepted criteria of value. See "Underwriting." The Company has applied for quotation of the Common Stock and the Warrants on The Nasdaq SmallCap Market ("Nasdaq") under the trading symbols "EPIC" and "EPICW," respectively. Application has also been made to list the Common Stock and the Warrants on the Boston Stock Exchange under the trading symbols "EPI" and "EPIW," respectively. Prior to this Offering, all of the Common Stock has been owned by Meridian National Corporation ("Meridian") and certain investors. As a result of this Offering, Meridian's beneficial ownership of the Common Stock will be reduced from 80% to 40% (or 37.2% if the Underwriter's Overallotment Option (defined below) is exercised in full). See "Principal Stockholders" and "Relationships Between the Company and Meridian."

FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY AND IMMEDIATE SUBSTANTIAL DILUTION, SEE "RISK FACTORS" (PAGE 9) AND "DILUTION" (PAGE
22).
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                             UNDERWRITING
                                                                             DISCOUNTS AND           PROCEEDS TO
                                                     PRICE TO PUBLIC        COMMISSIONS (1)          COMPANY (2)
Per Share.......................................                  $5.00                   $.50                  $4.50
Per Warrant.....................................                   $.10                   $.01                   $.09
Total (3).......................................             $6,375,000               $637,500             $5,737,500

                                                      (FOOTNOTES APPEAR ON P. 2)


    The Common Stock and the Warrants are being offered by the Underwriter, subject to prior sale, when, as and if delivered to the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right, pursuant to the terms of the Underwriting Agreement, to withdraw, cancel or modify this Offering, and to reject any order in whole or in part. It is expected that delivery of certificates will be made against payment therefor at the offices of the Underwriter, 909 Third Avenue, New York, New York 10022, on or about
            , 1998.



                                     [LOGO]

               THE DATE OF THIS PROSPECTUS IS            , 1998.

(1) Does not include additional compensation to the Underwriter consisting of:
    (a) a non-accountable expense allowance equal to 3% of the gross proceeds from this Offering, $25,000 of which has been paid by the Company; and (b) a warrant (the "Underwriter's Warrant") entitling the Underwriter to purchase up to 125,000 shares of Common Stock and 125,000 Warrants, at a price of $6.00 per share of Common Stock and $.12 per Warrant for a period of four years commencing one year after the date of this Prospectus. The Company also has agreed under certain circumstances to pay to the Underwriter a warrant solicitation fee of 5% of the exercise price for each Warrant exercised and to pay the Underwriter a fee (equal to 5% of the first $5 million of transaction consideration, 4% of the next $1 million of transaction consideration, 3% of the next $1 million of transaction consideration, 2% of the next $1 million of transaction consideration and 1% of all transaction consideration thereafter) in the event that the Underwriter originates a financing, merger, acquisition, joint venture or other transaction to which the Company is a party. The Company has agreed to indemnify the Underwriter against certain liabilities, including those arising under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."



(2) After deducting discounts and commissions payable to the Underwriter, but before payment of (a) the Underwriter's non-accountable expense allowance ($191,250, or $219,938 if the Underwriter's Overallotment Option is exercised in full), and (b) the other expenses of this Offering (estimated to aggregate $390,000). See "Underwriting."


(3) The Company has granted the Underwriter an option, exercisable for 45 days after the completion of this Offering, to purchase from the Company up to an additional 187,500 shares of Common Stock and 187,500 Warrants upon the same terms and conditions solely for the purpose of covering overallotments, if any (the "Underwriter's Overallotment Option"). If the Underwriter's Overallotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $7,331,250, $733,125, and $6,598,125, respectively. See "Underwriting."

                            ------------------------

    The Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, commencing with its fiscal year ending February 28, 1998, and will make available such other periodic reports as the Company may deem to be appropriate or as may be required by law. The Company has registered the Common Stock and the Warrants under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, commencing on the date of this Prospectus, will be subject to the reporting requirements of the Exchange Act and will file proxy statements and other information with the Commission.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE OR MAINTAIN THE PRICE OF THE COMMON STOCK AND WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION MAY TAKE PLACE ON THE NASDAQ SMALLCAP MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                            FOR NEW JERSEY INVESTORS



    TO INVEST IN THESE SECURITIES, A NEW JERSEY RESIDENT MUST BE AN ACCREDITED INVESTOR AS DEFINED AT RULE 501(a) OF REGULATION D, INCLUDING ONE OF THE
FOLLOWING:



    (1)THE INVESTOR IS A NATURAL PERSON WHOSE INDIVIDUAL NET WORTH, OR JOINT NET WORTH WITH THE INVESTOR'S SPOUSE AT THE TIME OF THE INVESTOR'S PURCHASE, EXCEEDS $1,000,000;



    (2)THE INVESTOR IS A NATURAL PERSON WHO HAD AN INDIVIDUAL INCOME IN
EXCESS OF $200,000 (OR $300,000 WITH SUCH PERSON'S SPOUSE) IN EACH OF THE TWO MOST RECENT YEARS AND HAS A REASONABLE EXPECTATION OF REACHING THE SAME INCOME LEVEL IN THE CURRENT YEAR.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY MUST BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION (INCLUDING THE RISK FACTORS) AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS, INCLUDING SHARE AND PER SHARE DATA, ASSUMES (I) NO EXERCISE OF THE UNDERWRITER'S OVERALLOTMENT OPTION, THE WARRANTS OR THE UNDERWRITER'S WARRANT, (II) A 10,000 TO ONE STOCK SPLIT WHICH WAS EFFECTED IN AUGUST 1997 AND RESULTED IN THE COMPANY HAVING 1,250,000 SHARES OF COMMON STOCK ISSUED AND OUTSTANDING, AND (III) AN INITIAL OFFERING PRICE OF $5.00 PER SHARE OF COMMON STOCK AND $.10 PER WARRANT. THE COMPANY IS A HOLDING COMPANY AND, UNLESS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" ARE TO THE COMPANY AND ITS CONSOLIDATED SUBSIDIARIES, INCLUDING ENVIRONMENTAL PURIFICATION INDUSTRIES COMPANY, AN OHIO GENERAL PARTNERSHIP ("EPIC"), WHICH COMMENCED OPERATIONS IN 1991. REFERENCES HEREIN TO "FISCAL 1997", "FISCAL 1996" AND "FISCAL 1995" DESCRIBE THE COMPANY'S FISCAL YEARS ENDED FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995, RESPECTIVELY.


THE COMPANY


    The Company is one of the first commercial paint waste recyclers in the United States. Since 1991, EPIC has processed over 76,500,000 pounds of paint waste through its recycling facility, including 12,900,000, 14,200,000 and 14,700,000 pounds of paint waste during the nine months ended November 30, 1997 and the years ended February 28, 1997 and February 29, 1996, respectively. The Company estimates that the annual worldwide generation of paint waste exceeds
3.7 billion pounds, approximately 1.8 billion pounds of which are generated in the United States. The Company processes hazardous and non-hazardous industrial paint waste for its customers and creates a recycled product, EPI-PURE-TM-. In addition to offering its customers an alternative that substantially eliminates the "cradle to grave" disposal liability otherwise associated with the generation of hazardous paint waste, the Company believes that the use of its recycling technologies contributes to the protection of the environment, conserves vital resources and offers a responsible solution to many of today's paint waste disposal problems.



    The Company uses two different systems to recycle paint waste: the patented DryPure-TM- system, which generates a resultant dry powder (EPI-PURE-TM-) and which the Company typically sells as a filler in the formulation of certain building and construction products; and the Polymeric Recovery System, the patented paint waste recycling technology which the Company finished installing in its Toledo, Ohio facility in May 1997 and which is currently undergoing a start-up phase of production. Along with increasing the Company's processing capacity, the Polymeric Recovery System produces a recycled product (EPI-MER-TM-), which the Company intends to sell as a lower cost replacement for traditional, virgin materials used in formulated products. The Company is currently marketing EPI-MER-TM- to approximately ten potential customers, including those in the sealant, coating and adhesive industries.


    Historically, the Company has generated in excess of 97% of its annual sales revenue from the processing of paint waste. The Company has not generated significant revenues from the sale of EPI-PURE-TM- because the materials which EPI-PURE-TM- replaces as a filler are generally inexpensive and the DryPure-TM-system generates a limited supply of EPI-PURE-TM-. The Company believes that EPI-MER-TM- has a greater range of commercial applications than EPI-PURE-TM- and that it can be sold at higher margins than EPI-PURE-TM-. For these reasons, management believes that the Company's profitability is substantially dependent on sales of EPI-MER-TM-. In addition, if the Company is successful in its marketing of EPI-MER-TM-, the Company believes that revenue generated from sales of EPI-MER-TM- will provide the Company with flexibility when pricing its paint waste processing services. There can be no assurance that the Company will be able to construct and operate the Polymeric Recovery System in a way that will enable it to recycle paint waste in a commercially viable manner. Further, although the Company believes that a commercial market exists for EPI-MER-TM-, there can be no assurance that the Company will be able to market and sell EPI-MER-TM- on a profitable basis or at all. See "Risk Factors -- Commercial Viability of the Polymeric Recovery System" and "-- No Current Sales of EPI-MER-TM-; Developing Market for a New Product."

    The Company markets its paint waste recycling services to businesses that have spray painting operations that collect paint overspray (wastes) in water wash spray booths, which are typically used in industrial spray painting operations. The Company's marketing activities are concentrated in the Midwest region of the United States where over 80% of its revenues are generated, with the majority of annual revenues derived from customers in the automotive assembly business. The Company's customers generally are environmentally conscientious and by maintaining stringent quality controls, the Company has established a reputation in the industry of addressing these customer needs. Generally, the Company's target market for selling EPI-MER-TM- is different from the customers for which the Company currently recycles paint waste or to which the Company sells EPI-PURE-TM-. Accordingly, the Company will be required to develop a new market and relationships with new customers prior to generating substantial sales of EPI-MER-TM-. The Company intends to use its current sales force to market and sell EPI-MER-TM-.

    Since the Company began marketing its services in 1991, the major barrier to successfully selling the Company's services has been the cost of the Company's recycling services compared to the cost of the two main disposal alternatives, landfilling and incineration. Using the Company's licensed technologies, paint waste generators pay two to four times more to recycle paint waste as compared to landfilling and incineration. The major difference between the Company's services and the disposal alternatives is that the disposal alternatives pose the potential for significant, long-term costs. The Company believes many generators of hazardous and non-hazardous paint waste are willing to pay the higher cost of recycling to substantially eliminate the generators' exposure to potential, long-term costs associated with the disposal alternatives. For example, by recycling hazardous paint waste, which during the Company's last two fiscal years have represented approximately 15% of the Company's annual sales, businesses avoid liability as a "potential responsible party" at the landfill where their paint waste or incinerated ash is disposed and which may be declared a Superfund clean-up site. In addition, generators of non-hazardous paint waste avoid the expense associated with establishing that they did not contribute to the contamination of a landfill in the event that they are named as a "potential responsible party" with respect to the contamination. Further, the Company's customers substantially avoid the potentially adverse impact of changing environmental laws and regulations. Over the past five years, the Company has been successful in convincing many paint waste generators to select the environmentally sound alternative of the Company's recycling services which substantially eliminates their potential long-term liability. The Company's business is dependent upon certain patented technologies licensed from two separate, non-affiliated companies, one of which, Haden Environmental Corporation ("Haden Environmental"), is a direct competitor of the Company. See "Risk Factors -- Dependence on Licensed Technology" and "-- Competition."

    The Company's current business strategy is to grow its business by commercializing the Polymeric Recovery System technology through the following steps: (i) developing a market for and selling EPI-MER-TM- for use as a lower cost replacement for traditional, virgin materials used in formulated products;
(ii) the construction, ownership and operation of up to five customized Polymeric Recovery Systems on-site at large automotive assembly plants in the United States ("on-site facilities"); and (iii) the construction of a second facility using the Polymeric Recovery System in the Southeast region of the United States to serve the market of small and medium size automotive assembly plants which individually generate lesser amounts of paint waste. The Company has submitted proposals for on-site facilities to three automotive assembly plants, two of which are present customers of the Company. However, the Company has no current commitments for the installation of any on-site facilities. The Company believes that as a result of the implementation of its business strategy to commercialize the Polymeric Recovery System (a) certain generators of paint waste will now be able to purchase and use materials that incorporate EPI-MER-TM- in the manufacture of their finished products, and (b) on-site facilities using the Polymeric Recovery System will decrease the price barrier for the Company's services by eliminating the cost borne by paint waste generators to transport paint waste to the Company's Toledo, Ohio facility. See "Risk Factors -- Capital Requirements; Potential Unavailability of Additional Financing" and "Business -- Marketing Strategy; Proposed Expansion Program."


    Meridian, a publicly-traded holding company located in Toledo, Ohio with businesses in steel distribution and processing operations, formed the Company under Delaware law in February 1996 as a subsidiary to hold all of the outstanding stock and partnership interests of National Purification, Inc., an Ohio corporation ("NPI"), and MEPI Corp., an Ohio corporation ("MEPI"), the sole general partners of EPIC. In November 1996, the Company issued shares of Common Stock representing an aggregate 20% interest in the Company for $600,000 to three non-affiliated investors (the "Minority Stockholders"). Prior to the completion of this Offering, the Company will issue shares of cumulative dividend paying preferred stock, $.01 par value per share, to Meridian ("Meridian Preferred Stock") in exchange for certain outstanding indebtedness of the Company to Meridian. The Company estimates that it will owe Meridian approximately $4,020,000 immediately prior to the completion of this Offering, of which $2,000,000 will be exchanged for 1,000,000 shares of Meridian Preferred Stock, approximately $1,530,000 will be contributed to the capital of the Company and $490,000 will be repaid to Meridian from the net proceeds of this Offering. To the extent that the amount of debt exchanged by Meridian for the Meridian Preferred Stock exceeds the fair market value of such Meridian Preferred Stock, such excess shall be treated as a contribution by Meridian to the Company's capital. See "Relationships Between the Company and Meridian -- Meridian Preferred Stock." As a result of this Offering, Meridian's beneficial ownership of the Common Stock will be reduced from 80% to 40% (or 37.2% if the Underwriter's Overallotment Option is exercised in full). See "Risk Factors -- Absence of Additional Financial Support from Meridian," "-- Control by Meridian" and "Relationships Between the Company and Meridian."

                                  THE OFFERING

SECURITIES OFFERED............  1,250,000 shares of Common Stock and 1,250,000 Warrants.
                                Each Warrant entitles the registered holder thereof to
                                purchase one share of Common Stock. The Common Stock and the
                                Warrants will be separately tradeable and transferable
                                immediately upon issuance. See "Description of Securities"
                                and "Underwriting."
OFFERING PRICE................  $5.00 per share of Common Stock and $.10 per Warrant.
COMMON STOCK OUTSTANDING:
  PRIOR TO THIS OFFERING......  1,250,000 shares of Common Stock
  AFTER THIS OFFERING (1).....  2,500,000 shares of Common Stock
WARRANTS OUTSTANDING:
  PRIOR TO THIS OFFERING......  (a) 150,000 warrants issued to the Minority Stockholders
                                (the "Minority Stockholder Warrants"), and (b) 500,000
                                warrants issued to an investor in a private offering (the
                                "Bridge Warrants"). See "Description of Securities --
                                Minority Stockholder Warrants; Bridge Warrants."
  AFTER THIS OFFERING (2).....  1,900,000 Warrants
EXERCISE PRICE OF WARRANTS....  $5.50 per share, subject to adjustment in certain circumstances. See "Description of Securities -- Warrants."
EXERCISE PERIOD OF WARRANTS...  The period commencing         , 1999 and expiring         ,
                                2002 (five years after the date of this Prospectus).
REDEMPTION....................  Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of
                                $5.50 per share, subject to adjustment in certain events,
                                for a period of three years commencing two years after the date of this Prospectus. The Warrants are subject to
                                redemption by the Company, after obtaining the approval of the Underwriter, at $.10 per Warrant, at any time commencing two years after the date of this Prospectus on at least 30 days prior written notice to the holders of the Warrants,
                                provided the closing bid quotation of the Common Stock as
                                reported on The Nasdaq Stock Market or the last sales price if quoted on a national securities exchange equals or
                                exceeds $8.25 per share, subject to certain adjustments, on each of 20 consecutive trading days following the second
                                anniversary of the date of this Prospectus, and provided
                                that such consecutive trading days end on the third trading day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. See "Description of Securities -- Warrants."

USE OF PROCEEDS...............  The Company plans to apply the net proceeds from this
                                Offering, estimated to aggregate $5,156,250, as follows:
                                approximately (i) $1,100,000 for the installation of up to five customized on-site recycling systems; (ii) $600,000 for the construction of a new facility using the Polymeric
                                Recovery System in the Southeast region of the United
                                States; (iii) $550,000 for the partial repayment and
                                refinancing of the Bank Debt (as hereinafter defined),
                                including a $50,000 loan closing fee; (iv) $490,000 for the repayment of advances from Meridian; (v) $260,000 for
                                repayment of a subordinated cognovit promissory note,
                                including accrued interest (the "Bridge Note"); (vi)
                                $250,000 for U.S. EPA Part B permit approval costs; (vii)
                                $150,000 for improvements to the Polymeric Recovery System at the Company's Toledo, Ohio facility; and (viii)
                                $1,756,250 for working capital and general corporate
                                purposes. See "Use of Proceeds" and "Business."
RISK FACTORS..................  The securities offered hereby involve a high degree of risk and substantial immediate dilution to investors. See "Risk
                                Factors" and "Dilution."
PROPOSED NASDAQ SYMBOLS(3)....  Common Stock -- "EPIC"
                                Warrants -- "EPICW"
PROPOSED BOSTON STOCK EXCHANGE
 SYMBOLS(3)...................  Common Stock -- "EPI"
                                Warrants -- "EPIW"


--------------
(1) Excludes (i) a maximum of 1,250,000 shares of Common Stock issuable upon exercise of the Warrants offered hereby, (ii) a maximum of 500,000 shares of Common Stock issuable upon exercise of the Bridge Warrants, (iii) a maximum of 250,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant (including Warrants underlying the Underwriter's Warrant), (iv) an aggregate of 310,000 shares of Common Stock reserved for issuance pursuant to options available for grant under the Company's stock option plans, of which 285,000 have been granted effective upon the completion of this Offering, and (v) a maximum of 150,000 shares of Common Stock issuable upon exercise of the Minority Stockholder Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Stock Option Plans" and "Underwriting."

(2) Excludes (i) the Underwriter's Warrant, and (ii) a maximum of 125,000 Warrants issuable upon exercise of the Underwriter's Warrant.

(3) The Company has applied for listing of the Common Stock and Warrants on Nasdaq and the Boston Stock Exchange. Although the Company expects the shares of Common Stock and the Warrants to be approved for listing on Nasdaq and the Boston Stock Exchange, such listings do not imply that an established public trading market will develop therefor or, if developed, that such market will be sustained. See "Risk Factors -- Determination of Public Offering Price; No Assurance of Public Market."

                            ------------------------

    Unless the context otherwise requires, as used herein the term "Company" means EPI Technologies, Inc. and its consolidated subsidiaries. The Company's principal executive offices are located at 810 Chicago Street, Toledo, Ohio 43611 and its telephone number is (419) 727-0495.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary selected consolidated financial data set forth in the following table has been derived from the Consolidated Financial Statements of the Company. The statement of operations data for each of the three fiscal years ended February 28, 1997 and balance sheet data as of February 28, 1997 and February 29, 1996 are derived from the Consolidated Financial Statements of the Company, which have been audited by Ernst & Young LLP, independent auditors, and which are included elsewhere in this Prospectus. The data set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company, including the notes thereto, and the other financial information included elsewhere in this Prospectus.


                                                                          FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                                               ----------------------------------------------------------
                                                                  1997        1996        1995        1994      1993(1)
                                                               ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Net sales....................................................  $3,417,070  $3,533,514  $3,459,107  $2,530,066  $1,390,695
Operating costs and expenses:
  Costs of operations........................................   2,307,086   2,196,322   2,023,815   1,496,040     999,447
  Selling, general and administrative........................   1,376,957   1,045,036     941,812     851,546     534,913
                                                               ----------  ----------  ----------  ----------  ----------
                                                                3,684,043   3,241,358   2,965,627   2,347,586   1,534,360
                                                               ----------  ----------  ----------  ----------  ----------
Income (loss) from operations................................    (266,973)    292,156     493,480     182,480    (143,665)
Other income (expense):
  Interest income............................................      35,584      36,185      30,009      20,192      13,019
  Cost of withdrawn registration.............................    (275,908)         --          --          --          --
  Interest expense on external borrowings....................    (219,736)   (243,683)   (258,985)   (272,304)   (193,929)
  Interest expense on advances from Meridian.................    (218,103)   (224,300)   (186,918)   (126,607)   (117,318)
  Equity in operations of affiliate..........................          --          --          --          --    (194,154)
                                                               ----------  ----------  ----------  ----------  ----------
                                                                 (678,163)   (431,798)   (415,894)   (378,719)   (492,382)
                                                               ----------  ----------  ----------  ----------  ----------
Net income (loss) before extraordinary item..................    (945,136)   (139,642)     77,586    (196,239)   (636,047)
Extraordinary gain -- extinguishment of debt.................     329,279          --          --          --          --
                                                               ----------  ----------  ----------  ----------  ----------
Net income (loss)............................................  $ (615,857) $ (139,642) $   77,586  $ (196,239) $ (636,047)
                                                               ----------  ----------  ----------  ----------  ----------
                                                               ----------  ----------  ----------  ----------  ----------
Loss per common share: (2)
  Loss before extraordinary gain.............................  $    (0.75)
  Extraordinary gain.........................................        0.26
                                                               ----------
  Net loss...................................................  $    (0.49)
                                                               ----------
                                                               ----------
Pro forma loss per common share: (3)
  Loss before extraordinary gain.............................  $    (0.60)
                                                               ----------
                                                               ----------
BALANCE SHEET DATA:
Working capital (deficiency).................................  $(3,855,044) $(2,862,184) $(2,258,669) $(2,201,117) $(1,920,879)
Total assets.................................................   6,129,790   4,617,583   4,875,188   4,903,737   5,234,966
Property and equipment, net..................................   3,603,035   1,650,415   1,754,582   1,940,295   1,947,801
Advances from Meridian.......................................   2,965,468   2,673,429   2,448,752   1,884,509   1,635,059
Long-term debt, less current portion.........................   3,983,701   3,395,472   3,997,208   4,517,317   4,948,355
Receivable from former partner, less current portion.........   1,031,875   1,358,625   1,651,875   1,925,625   2,178,125
Stockholders' equity (net capital deficiency):
  Meridian Preferred Stock...................................          --          --          --          --          --
  Common stock...............................................      12,500      10,000           1           1           1
  Paid-in capital............................................     568,646      (9,900)         99          99          99
  Deficit....................................................  (3,156,857) (2,541,000) (2,400,858) (2,478,444) (2,282,205)
                                                               ----------  ----------  ----------  ----------  ----------
Total stockholders' equity (deficiency)......................  (2,575,711) (2,540,900) (2,400,758) (2,478,344) (2,282,105)
                                                               ----------  ----------  ----------  ----------  ----------
                                                               ----------  ----------  ----------  ----------  ----------
Cash dividends declared per common share.....................           0           0           0           0           0
OTHER OPERATING DATA:
Depreciation and amortization................................  $  338,690  $  254,586  $  257,141  $  249,580  $  163,739
Capital expenditures.........................................   2,147,537     140,294      63,510     114,856      99,086


------------------
N/A -- Not applicable.

(1) As described in note 4 of the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, effective July 1, 1992, MEPI joined NPI as the sole corporate general partners of EPIC. Prior to July 1, 1992, NPI accounted for its 50% investment in EPIC by the equity method of accounting. Subsequent to July 1, 1992, NPI and MEPI consolidated EPIC into their accounts.

(2) Loss per common share is computed using 1,250,000 shares of Common Stock. For calculation purposes, the 250,000 shares of Common Stock issued to the Minority Stockholders in November 1996 at a price below the $5.00 per share proposed public offering price are considered to have been outstanding for the entire period. The Bridge Warrants, which were issued in August 1997, are not considered in the calculation of loss per common share because, upon completion of this Offering, the Bridge Warrant exercise price will automatically be adjusted to a price in excess of the $5.00 per share for which shares of Common Stock are being sold in connection with this Offering.

(3) Pro forma loss per common share is computed using historical earnings and shares of Common Stock outstanding adjusted to (i) eliminate interest charges on indebtedness expected to be repaid from the net proceeds of this Offering, and (ii) reflect the number of shares of Common Stock to be sold in this Offering in connection with the repayment of such indebtedness. Accordingly, the Company's loss before extraordinary gain was reduced by $86,017, which represents interest on (A) $490,000 of advances from Meridian, and (B) $500,000 to be applied against the Bank Debt, each expected to be repaid from the net proceeds of this Offering. For calculation purposes, the weighted average outstanding shares of Common Stock were increased by 182,000 shares of Common Stock, which represents the number of shares of Common Stock to be sold in connection with this Offering which are required to repay such advances from Meridian and such Bank Debt.

                  NINE MONTHS ENDED NOVEMBER 30, 1997 AND 1996



    The summary selected consolidated financial data set forth in the following table has been derived from the unaudited Condensed Consolidated Financial Statements of the Company, including the notes thereto. The statement of operations data for each of the nine months ended November 30, 1997 and 1996 and balance sheet data as of November 30, 1997 are derived from the unaudited Condensed Consolidated Financial Statements of the Company, which are included elsewhere in this Prospectus. The data set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the unaudited Condensed Consolidated Financial Statements of the Company, including the notes thereto, and the other financial information included elsewhere in this Prospectus.



                                                                                                         NINE MONTHS ENDED
                                                                                                            NOVEMBER 30,
                                                                                                      ------------------------
                                                                                                         1997         1996
                                                                                       NOVEMBER 30,   -----------  -----------
                                                                                           1997
                                                                                      AS ADJUSTED(1)
                                                                                      --------------
                                                                                      (BALANCE SHEET
                                                                                          ONLY)
STATEMENT OF OPERATIONS DATA:
Net sales...........................................................................                  $ 2,792,236  $ 2,581,636
Operating costs and expenses:
  Costs of operations...............................................................                    2,090,744    1,753,798
  Selling, general and administrative...............................................                    1,093,226    1,045,434
                                                                                                      -----------  -----------
                                                                                                        3,183,970    2,799,232
                                                                                                      -----------  -----------
Loss from operations................................................................                     (391,734)    (217,596)
Other income (expense):
  Interest income...................................................................                       32,820       27,656
  Interest expense on external borrowings...........................................                     (284,423)    (171,360)
  Interest expense on advances from Meridian........................................                     (232,409)    (173,370)
                                                                                                      -----------  -----------
                                                                                                         (484,012)    (317,074)
                                                                                                      -----------  -----------
Loss before extraordinary gain......................................................                     (875,746)    (534,670)
Extraordinary gain -- extinguishment of debt........................................                           --      329,279
                                                                                                      -----------  -----------
Net income (loss)...................................................................                  $  (875,746) $  (205,391)
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------
Earning (loss) per common share: (2)
  Loss before extraordinary gain....................................................                  $     (0.70) $     (0.42)
  Extraordinary gain................................................................                           --         0.26
                                                                                                      -----------  -----------
  Net loss..........................................................................                  $     (0.70) $     (0.16)
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------
Pro forma loss per common share: (3)
  Loss before extraordinary gain....................................................                  $     (0.56) $     (0.33)
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------
BALANCE SHEET DATA:
Working capital (deficiency)........................................................   $    827,304   $(7,209,051) $(5,338,335)
Total assets........................................................................      9,754,974     6,196,940    6,282,266
Property and equipment, net.........................................................      3,633,870     3,633,870    3,073,765
Advances from Meridian..............................................................             --     3,698,762    1,976,981
Long-term debt, less current portion................................................      2,871,113     1,501,113    2,296,836
Receivable from former partner, less current portion................................        745,000       745,000    1,139,250
Stockholders' equity (net capital deficiency).......................................      4,963,555    (3,401,457)  (2,156,291)
Cash dividends declared per common share............................................            N/A            --           --
OTHER OPERATING DATA:
Depreciation and amortization.......................................................                  $   367,003  $   227,989
Capital expenditures................................................................                      298,675    1,455,973


--------------------
N/A -- Not applicable.

(1) "As adjusted" amounts reflect (i) the receipt by the Company of the estimated net proceeds from this Offering, (ii) the repayment of approximately $490,000 of advances from Meridian, (iii) the exchange of $2,000,000 of advances from Meridian for 1,000,000 shares of Meridian Preferred Stock and the contribution by Meridian to the Company's capital of the remaining debt owed to Meridian, (iv) the payment of $500,000 to be applied against the Bank Debt along with a loan closing fee of $50,000, (v) the refinancing of $1,598,000 of Bank Debt to long-term debt (current portion $228,000), and (vi) the repayment of the Bridge Notes in the principal amount of $250,000.


(2) Earnings (loss) per common share is computed using 1,250,000 shares of Common Stock. For calculation purposes, the 250,000 shares of Common Stock issued to the Minority Stockholders in November 1996 at a price below the $5.00 per share proposed public offering price are considered to have been outstanding for the entire period. The Bridge Warrants, which were issued in August 1997, are not considered in the calculation of earnings (loss) per common share because, upon completion of this Offering, the Bridge Warrant exercise price will automatically be adjusted to a price in excess of the $5.00 per share for which shares of Common Stock are being sold in connection with this Offering.


(3) Pro forma loss per common share is computed using historical earnings and shares of Common Stock outstanding adjusted to (i) eliminate interest charges on indebtedness expected to be repaid from the net proceeds of this Offering, and (ii) reflect the number of shares of Common Stock to be sold in this Offering in connection with the repayment of such indebtedness. Accordingly, the Company's loss before extraordinary gain was reduced by $72,309 and $62,821 for the nine months ended November 30, 1997 and 1996, respectively, which represents interest on (A) $490,000 of advances from Meridian, and (B) $500,000 to be applied against the Bank Debt, each expected to be repaid from the net proceeds of this Offering. For calculation purposes, the weighted average outstanding shares of Common Stock were increased by 198,000 shares of Common Stock and 176,686 shares of Common Stock for the nine months ended November 30, 1997 and 1996, respectively, which represents the number of shares of Common Stock to be sold in connection with this Offering which are required to repay such advances from Meridian and such Bank Debt.

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED
HEREBY:


    1. ACCUMULATED NET LOSSES; WORKING CAPITAL DEFICIENCY; ANTICIPATED FUTURE LOSSES; NEGATIVE NET WORTH. At November 30, 1997, the Company had accumulated losses of $4,033,000 and negative net worth of $3,401,000, which include losses incurred while 50% of the partnership interests of EPIC were owned by another company, and had a working capital deficiency of $7,209,000. Excluding advances from Meridian which will be converted to Meridian Preferred Stock, contributed by Meridian to the capital of the Company prior to the completion of this Offering or repaid from the net proceeds of this Offering, the working capital deficiency at November 30, 1997 would have been $3,510,000. The Company has experienced operating losses during the nine months ended November 30, 1997 and recognized net losses in five of its six years of operations. The Company expects such losses to continue until it generates significant sales of EPI-MER-TM-, the recycled product produced by the Polymeric Recovery System. Accordingly, management believes that the Company's profitability is substantially dependent on sales of EPI-MER-TM-. Further, the Company believes that the DryPure-TM- system, its current paint waste processing system, as designed, will not generate significant future profits for the Company. There can be no assurance that the Company will be profitable in the future. See " -- No Current Sales of EPI-MER-TM-; Developing Market for a New Product" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    2. ABSENCE OF ADDITIONAL FINANCIAL SUPPORT FROM MERIDIAN. Since its inception, the Company has been dependent on Meridian for substantial financial support, as well as for various services. Meridian does not intend to continue to provide additional financial support to the Company following this Offering. However, Meridian will remain a guarantor of (i) one-half of the Company's obligations under a mortgage note (the "Mortgage Note") to the Toledo Lucas County (Ohio) Port Authority which had an outstanding principal balance of $2,235,000 at November 30, 1997, and (ii) the Company's obligations under an employment agreement between the Company and Bruce F. Maison, President and Chief Executive Officer of the Company. In the event that Meridian should ever become insolvent or declare bankruptcy, the entire balance of the Mortgage Note will become due and payable. Accordingly, the Company is substantially dependent on the continuation of Meridian as a going concern. Meridian has a working capital deficiency and has incurred losses in four of its last five years.


    3. COMMERCIAL VIABILITY OF THE POLYMERIC RECOVERY SYSTEM. The Company constructed and installed the Polymeric Recovery System under a license agreement with Aster, Inc., a privately held company ("Aster"). The installed Polymeric Recovery System is currently undergoing a start-up phase of production. There can be no assurance that the Company's Polymeric Recovery System at its Toledo, Ohio facility will be commercially viable or that the Company will be able to sell, construct and operate the customized on-site facilities. Additionally, the Company estimates that the first customized on-site facility will be developed within the next two years and that two years will be required to construct and develop the second facility using the Polymeric Recovery System in the Southeast region of the United States. There are no current commitments for installation of on-site facilities and the Company has not selected a site in the Southeast region of the United States or developed plans for the construction of the second facility. Furthermore, the Company is dependent on the technical services of the inventor of the Polymeric Recovery System, the loss of which during the start-up phase of the Polymeric Recovery System at the Company's Toledo, Ohio facility could have a material adverse effect on the Company's ability to operate the Polymeric Recovery System in a commercially viable manner. Failure of the Company to successfully market the Polymeric Recovery System would have a material adverse effect on the future prospects and growth of the Company. See "Use of Proceeds" and "Business."

    4.  NO CURRENT SALES OF EPI-MER-TM-; DEVELOPING MARKET FOR A NEW
PRODUCT. Management believes that the Company's profitability is substantially dependent on sales of EPI-MER-TM-. The Company believes that EPI-MER-TM- can be used to formulate a broader range of materials than EPI-PURE-TM-, the recycled product produced by the DryPure-TM- system, including adhesives, sealants, caulks, cements, coatings and other related products. Generally, the Company's target market for selling EPI-MER-TM- is different from the customers for which the Company recycles paint waste or to which the Company sells EPI-PURE-TM-. Accordingly, the Company will be required to develop a new market and relationship with new customers prior to generating substantial sales of EPI-MER-TM-. In addition, in order to generate sales of EPI-MER-TM-, (i) the recycled product must meet the same performance characteristics as the material it replaces, (ii) it must be priced competitively relative to the material EPI-MER-TM- is replacing and other alternatives which exist for the Company's prospective customer, and (iii) the Company must be able to produce sufficient quantities of EPI-MER-TM- to satisfy the customer's processing requirements. To date, the Company has not sold any EPI-MER-TM-. Although the Company believes a commercial market exists for EPI-MER-TM-, there can be no assurance that the Company will be able to successfully market and sell EPI-MER-TM- on a profitable basis or at all. See "Business -- Recycled Product Market," "-- Marketing Strategy; Proposed Expansion Program" and "-- Description of Processes."

    5. DEPENDENCE ON LICENSED TECHNOLOGY. The Company's business depends on the use of certain patented technologies licensed from Aster and Haden Environmental. Although the Company is not aware of any claims challenging the validity of the patents licensed to the Company by Aster and Haden Environmental, there can be no assurance that a patent infringement claim will not be filed and successfully pursued against either Aster or Haden Environmental. If such a claim is successfully pursued against either licensor, the Company could lose its rights to use the licensed technology. A successful patent infringement claim against either Aster or Haden Environmental could have a material adverse effect on the financial condition, operations and liquidity of the Company. See "Business -- Technology Licenses."


    6. MANAGEMENT'S BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately $1,756,250, or 34.1%, of the estimated $5,156,250 net proceeds from this Offering will be used for working capital and other general corporate purposes. Accordingly, the Company will have broad discretion as to the application of such proceeds without prior stockholder approval. In addition, the Company does not expect to spend approximately $1,950,000, or 37.8% of the estimated net proceeds from this Offering, which are designated for specific projects as described in "Use of Proceeds", within the next year. Further, management of the Company has broad discretion to adjust the application and allocation of the net proceeds from this Offering, including funds received upon exercise of the Warrants, to address changed circumstances and take advantage of future business opportunities. By reason of these factors, the success of the Company will be substantially dependent upon the discretion and judgment of management of the Company with respect to the application and allocation of the net proceeds from this Offering. See "Use of Proceeds."


    7. CONTROL BY MERIDIAN. On completion of this Offering, Meridian will beneficially own, in the aggregate, 40% (or 37.2% if the Underwriter's Overallotment Option is exercised in full) of the then issued and outstanding shares of Common Stock. Accordingly, Meridian will be in a position to significantly influence the election of the Company's directors and other stockholder actions, including certain fundamental corporate transactions such as a merger or sale of substantially all the assets of the Company. In addition, Meridian's control could have the effect of depressing the market price of the Company's securities because it could adversely affect the ability of other stockholders to effect changes in management of the Company. See "Management," "Relationships Between the Company and Meridian," and "Principal Stockholders."


    8. PENDING INVESTIGATION OF THE UNDERWRITER. The Underwriter is aware that the Securities and Exchange Commission is conducting an investigation concerning certain of the Underwriter's trading practices and mark-ups in connection with two prior public offerings underwritten by the Underwriter. According to the Securities and Exchange Commission, this investigation "should not be construed as an indication by the Commission or its staff that any violation of law has occurred, nor as a reflection upon any person, entity or security." From time to time, the Underwriter has also received requests for information and documents from various other authorities in connection with its business activities. The Underwriter has complied with, or is in the process of complying with, all such requests and is fully cooperating with such authorities. There can be no assurance that any investigation or inquiry will not adversely and materially affect this Offering or subsequent trading in the Common Stock and/or Warrants of the Company. See "Underwriting."

    9. UNDERWRITER'S LIMITED UNDERWRITING EXPERIENCE. While certain of the officers of the Underwriter have significant experience in corporate financing and the underwriting of securities, the Underwriter has previously underwritten only five public offerings. Accordingly, there can be no assurance that the Underwriter's limited public offering experience will not affect this Offering of the Common Stock and Warrants and subsequent development of a trading market, if any, in such securities.

    10. COMPETITION. Approximately 99% of all paint waste in the United States is disposed of through either landfilling or incineration, both of which generally offer substantially lower costs to generators of paint waste. Landfilling and incineration are provided by national, regional and local companies, many of which have substantially greater resources than the Company. The Company's competitive advantage over landfilling and incineration is dependent on current stringent environmental regulatory laws and regulations. In the event of a relaxation of these environmental regulations, the Company could lose its competitive advantage which would have a material adverse effect on the financial condition, operations and liquidity of the Company. Additionally, the Company's business is dependent on the continued use of water wash spray booths by companies that have spray painting operations. The introduction of new technology that replaces water wash spray booths would have a material adverse effect on the financial condition, operations and liquidity of the Company. See "Business -- Competition."

    The Company is aware of three other companies, Haden Environmental, Salem Environmental Services and Nortru, a division of Philip Environmental Services, that compete directly with the Company in the paint waste recycling business. These competitors have substantially greater financial, marketing and other resources than the Company. There can be no assurance that one of the Company's competitors or a new competitor will not develop a method of recycling paint waste which is less expensive than recycling utilizing the Polymeric Recovery System or the DryPure-TM- system. Additionally, there can be no assurance that large industrial customers or other waste management companies will not attempt to develop their own methods of recycling or otherwise minimizing, treating or disposing of paint wastes. See "Business -- Customers and Marketing" and "-- Competition."

    Management believes that currently there are no recycled products similar to EPI-MER-TM- which are sold as a lower cost replacement for traditional, virgin materials used in formulated products. However, no assurances can be given that current suppliers of traditional, virgin materials which would be replaced by EPI-MER-TM- will not lower their prices to compete with EPI-MER-TM-. In addition, no assurances can be given that companies with substantially greater resources than the Company will not enter the replacement market for traditional, virgin materials in formulated products. See "Business -- Competition."

    11. LIMITED NUMBER OF POTENTIAL CUSTOMERS FOR ON-SITE FACILITIES. The Company intends to target the automotive market for the sale of on-site facilities, which represents approximately 10% of the total United States paint waste market. The Company believes that only 34 of the 68 automotive assembly plants in the United States generate sufficient paint waste to justify the purchase of a Polymeric Recovery System. This limited number of potential customers may negatively impact the Company's ability to sell on-site facilities. There can be no assurance that the Company will be able to sell, finance and operate on-site Polymeric Recovery Systems. The failure to generate such sales could have a material adverse effect on the financial condition, operations and liquidity of the Company. See "Business -- Paint Waste Processing Market."

    12. ENVIRONMENTAL REGULATIONS. The Company's business currently consists of the recycling of paint waste. Each aspect of this business is subject to significant federal, state and local environmental regulations. Based upon current laws and regulations, the Company believes that its policies, practices and procedures substantially comply with current applicable environmental laws and regulations. However, the Company will be subject to other state environmental laws and regulations when it installs on-site facilities outside the State of Ohio and develops the second paint waste processing facility in the Southeast region of the United States. No assurances can be given that such other state environmental laws or regulations or that future changes in environmental laws, regulations, or interpretations currently applicable to the Company or changes in the nature of the Company's operations will not have a material adverse effect on the financial condition, operations and liquidity of the Company. See "Business -- Environmental Standards and Government Regulation."

    13. LACK OF BOARD COMMITTEES AND MORE THAN ONE INDEPENDENT DIRECTOR. The Company's Board of Directors currently consists of four directors, only one of whom is independent. The Company has agreed for a period of three years after the completion of this Offering to use its best efforts to elect to the Board a nominee designated by the Underwriter who is reasonably acceptable to the Company. The Underwriter has not yet designated a nominee to the Board. In addition, although the Board intends to establish an independent audit committee and compensation committee upon the completion of this Offering, the Board currently does not have such committees. See "Management -- Executive Officers and Directors."



    14. IMPACT OF DENIAL OF U.S. EPA PERMIT. In July 1994, the Company submitted an application with the U.S. Environmental Protection Agency (the "U.S. EPA") for an operating permit identified as a "Part B" permit, which, as a processor of hazardous paint waste, the Company is required to obtain. In connection with its Part B permit application, the Company has requested authorization to store hazardous paint waste which will enhance its operating efficiencies. The Company is operating under interim status until a final determination on its application for a Part B permit is made by the U.S. EPA. Historically, the U.S. EPA has taken several years to review submitted applications for permits of this type. There can be no assurance that the U.S. EPA will issue a Part B permit to the Company, or, if such a permit is issued, whether the operational and control conditions of the permit will allow the Company to continue operations in a profitable manner. The U.S. EPA's denial of a Part B permit could materially adversely impact the Company's relations with its customers. Additionally, the Company estimates that the testing requirements necessary to demonstrate compliance with the U.S. EPA's standards for approval of a Part B permit or capital expenditures necessary to eliminate the need for a Part B permit will cost approximately $250,000. Although the Company continually evaluates its alternatives in the event that its application for a Part B permit is denied, denial of such a permit could have a material adverse effect on the financial condition, operations and liquidity of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Development of the Paint Waste Recycling Business" and "-- Environmental Standards and Government Regulation."



    15. DEPENDENCE ON THE AUTOMOTIVE INDUSTRY AND CERTAIN CUSTOMERS. Sales to companies involved in the automotive industry, which is directly impacted by overall economic cycles, represent approximately 75% of the Company's annual sales revenue. Accordingly, the Company is substantially dependent on the continued success of the automotive industry and an economic downturn which adversely affects the automotive industry likely would have a direct negative impact on the Company's results of operations. In addition, although approximately 55% of the Company's customers (representing approximately 82% of the Company's current sales volume) have been customers of the Company since 1994, substantially all of the Company's business is generated from individual purchase orders, which define the price for which the Company will process paint waste and the quality of the paint waste to be supplied by the customer but which do not require the customer to send any paint waste to the Company. Further, for the fiscal year ended February 28, 1997, two of the Company's customers, ARK, Inc. (American Recycling of Kentucky) and Subaru-Isuzu Automotive, Inc., aggregated approximately 34.9% of the Company's sales revenue. The loss of either of these customers could have a materially adverse effect on the Company's results of operations. See "Business -- Customers and Marketing."



    16.  CAPITAL REQUIREMENTS; POTENTIAL UNAVAILABILITY OF ADDITIONAL
FINANCING. The Company intends to use a significant portion of the net proceeds from this Offering to implement a portion of its proposed expansion program. The Company plans to seek a substantial amount of additional financing through industrial development revenue bonds from government sources (or, in the event that industrial development revenue bond financing is not available on favorable economic terms, from conventional financing sources) to fund the balance of its proposed expansion program not covered by the net proceeds from this Offering. The Company has no current commitments or arrangements for such financing and there can be no assurance that such financing will be available or, if available, that it will be available on acceptable terms. Accordingly, all aspects of the Company's proposed expansion program are contingent upon obtaining external financing. In the event that the Company is unable to obtain appropriate industrial development revenue bond financing or other conventional financing, the Company will be unable to complete its proposed expansion program. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business."


    17. DEBT SERVICE; BENEFITS OF OFFERING TO INSIDERS. The Company will be dependent on cash on hand and cash flow from operations to repay its indebtedness. The Mortgage Note had a principal balance of $2,235,000 at November 30, 1997. Haden Purification, Inc. ("Haden Purification") has assumed liability for one-half of the remaining principal, interest and fee payments due under the Mortgage Note. Additionally, at November 30, 1997, the Company owed $2,098,000 pursuant to three promissory notes (the "Bank Debt") executed by the Company in favor of National Bank of Canada (the "Senior Lender"). The Senior Lender has agreed upon the completion of this Offering to refinance the Bank Debt upon receiving a $500,000 principal payment and a $50,000 loan closing fee from the net proceeds of this Offering. If the Company is unable to meet its debt service obligations, the Company will be required to restructure its debt or seek additional debt or equity financing. There can be no assurance that additional financing will be available or, if available, that it will be available on acceptable terms. Additionally, in the event that Haden Purification defaults on the debt it assumed, the Company will be liable for repayment of the entire outstanding Mortgage Note, which would have a materially adverse impact on the financial condition and liquidity of the Company. Further, although the Senior Lender has agreed to refinance the Bank Debt in connection with the closing of this Offering, no assurance can be given that such refinancing will occur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


    In connection with the refinancing of the Bank Debt, the Senior Lender has agreed that (i) Meridian will no longer be required to be a co-signer, (ii) the Chairman of the Board of Directors, Chief Executive Officer and President of Meridian, who is also Chairman of the Company's Board, will be released from his personal guaranty of the Bank Debt, and (iii) MNP Corporation, which owns 6.7% of the outstanding shares of Common Stock, will be released from its guaranty of $750,000 of the Bank Debt. See "Management -- Employment Contract," "Relationships Between the Company and Meridian" and "Certain Other Relationships and Related Transactions."


    18. ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Warrants are subject to redemption by the Company, after obtaining the approval of the Underwriter, at $.10 per Warrant, at any time commencing two years after the date of this Prospectus on at least 30 days prior written notice to the holders of the Warrants, provided the closing bid quotation of the Common Stock as reported on The Nasdaq Stock Market or the last sales price if quoted on a national securities exchange equals or exceeds $8.25 per share, subject to certain adjustments, on each of 20 consecutive trading days following the second anniversary of the date of this Prospectus, and provided that such consecutive trading days end on the third trading day prior to the date on which the Company gives notice of redemption. Upon the giving of such notice of redemption, holders of the Warrants will lose their right to exercise the Warrants, except during the notice of redemption period. Upon the receipt of a notice of redemption of the Warrants, the holders thereof would be required to (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the then market price, if any, when they might otherwise wish to hold the Warrants, or (iii) accept the redemption price which could be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Warrants."



    19. EFFECT OF OFFERING ON TAX NET OPERATING LOSSES. The consummation of this Offering will result in an "ownership change" of the Company within the meaning of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, the Company's ability to use its net operating loss carryforwards and "pre-change" deductions, losses and tax credits to offset income generated subsequent to this Offering will generally be subject to an annual limitation equal to the value of the Company's equity immediately before this Offering (which will generally be reduced by any capital contributions made to the Company or any of its subsidiaries during the two-year period immediately before the change date) multiplied by the then applicable long-term tax exempt rate applicable to ownership changes occurring during the month this Offering occurs. See "Certain Federal Income Tax Considerations -- Ownership Change and Limitation of Losses, Credits and Deductions."

    20. DEPENDENCE ON KEY PERSONNEL. The Company's success is highly dependent on the efforts and abilities of Bruce F. Maison, its President and Chief Executive Officer. Mr. Maison is a party to an employment agreement with the Company and the Company carries key man life insurance on Mr. Maison. The loss of the services of Mr. Maison could have a material adverse effect on the financial condition, operations and liquidity of the Company. See "Management."



    21. ANTI-TAKEOVER PROVISIONS. The Company's Second Restated Certificate of Incorporation provides that the Company's stockholders may not change the number of directors and classifies the Board. In addition, the affirmative vote of two-thirds of the outstanding shares of voting stock issued by the Company is required to remove a director from office. These provisions may have the effect of deterring or delaying certain transactions in which its stockholders might otherwise receive a premium for their shares over the then current market prices, and may limit the ability of its stockholders to approve transactions that they may deem to be in their best interests. In addition, the Board has the authority to fix the rights and preferences of and issue shares of the Company's Preferred Stock, which may have the effect of delaying or preventing a change in control of the Company without action by its stockholders. See "Management," "Description of Securities -- Preferred Stock," and "-- Certain Provisions of Delaware Law and of the Company's Second Restated Certificate of Incorporation and By-laws."



    22. DILUTION. Investors purchasing shares of Common Stock in this Offering will incur immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price as compared to the increase in net tangible book value per share that will accrue to the existing stockholders. Such dilution is estimated to be $3.93 per share (or approximately 79%), based on certain assumptions. See "Dilution."



    23. ABSENCE OF DIVIDENDS. The Company has never paid cash dividends on the Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends by the Company on the Common Stock will depend on its earnings and financial condition and such other factors as the Board may consider relevant. The Company currently intends to retain its earnings to assist in financing the development of its business. In addition, the Company must pay all accrued and unpaid dividends on the Meridian Preferred Stock prior to declaring or paying any dividends on the Common Stock. Further, the terms of the additional financing that the Company plans to seek to fund a significant portion of its proposed expansion program may contain covenants that limit the Company's ability to pay dividends on shares of Common Stock. See "-- Capital Requirements; Potential Unavailability of Additional Financing," "Dividend Policy" and "Relationships Between the Company and Meridian--Meridian Preferred Stock."



    24.  DETERMINATION OF PUBLIC OFFERING PRICE; NO ASSURANCE OF PUBLIC
MARKET. Prior to this Offering, there has been no public trading market for the Common Stock or the Warrants. Consequently, the initial public offering price of the Common Stock and the Warrants and the exercise price and other terms of the Warrants were determined by negotiations between the Company and the Underwriter and do not necessarily bear any relationship to the Company's assets, operating results, book value per share or other generally accepted criteria of value. The offering price of the Common Stock and the Warrants, as well as the exercise price of the Warrants, should not be construed as indicative of their value. Furthermore, there can be no assurance that an active public market for the Common Stock or the Warrants will develop after this Offering or that, if developed, it will be sustained. As a result, purchasers of the Common Stock and the Warrants will be exposed to a risk of decline in the market price and liquidity of the Common Stock and the Warrants after this Offering. See "Underwriting."



    25. INSURANCE AND POTENTIAL LIABILITY. The Company maintains commercial general liability insurance, including insurance relating to pollution legal liability ($1,000,000 per occurrence and $2,000,000 total), and personal/advertising injury and product liability insurance ($1,000,000 per occurrence and in total). In addition, the Company is covered by an umbrella insurance policy maintained by Meridian that provides an aggregate of $10,000,000 of coverage relating to personal injury and product liability for Meridian and its subsidiaries. After the completion of this Offering, the Company will obtain its own insurance policies, including an umbrella insurance policy covering the Company and its subsidiaries which will provide an aggregate of $5,000,000 in coverage. The Company considers the coverage provided by its current policies and those policies which will be obtained after the completion of this Offering to be adequate and customary for its industry. Nevertheless, a partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the financial condition, operations and liquidity of the Company. In addition, a substantial claim against Meridian or one of its other subsidiaries will limit the umbrella insurance protection available to the Company. Further, the insurance policies the Company will obtain after the completion of this Offering will likely be more expensive than the policies which currently insure the Company.



    26. SHARES ELIGIBLE FOR FUTURE SALE. Although the Company has agreed, without the prior written consent of the Underwriter, except for certain circumstances, not to sell or issue any equity securities or sell or grant any options, warrants or rights to purchase any equity securities issued by the Company for a period of three years after the completion of the Offering, no assurance can be given as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price of the Common Stock from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of warrants or stock options), or the possibility that such sales could occur, could adversely affect the market price of the Common Stock and could also impair the Company's ability to raise capital through an offering of its equity securities in the future. Upon the completion of this Offering, the Company will have outstanding 2,500,000 shares of Common Stock (2,687,500 shares of Common Stock if the Underwriter's Overallotment Option is exercised in full). The 1,250,000 shares of Common Stock and 1,250,000 Warrants sold in this Offering (1,437,500 shares of Common Stock and 1,437,500 Warrants if the Underwriter's Overallotment Option is exercised in full) and the 1,250,000 shares of Common Stock issuable upon exercise of the Warrants (1,437,500 shares of Common Stock if the Underwriter's Overallotment Option is exercised in full) will be freely tradeable without restrictions under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act) that will be subject to the resale limitations of Rule 144 under the Securities Act. The 1,000,000 shares of Common Stock owned by Meridian, 125,000 shares of Common Stock issuable to the Underwriter pursuant to the Underwriter's Warrant, the 150,000 Minority Stockholder Warrants, the 500,000 Bridge Warrants and 125,000 warrants issuable to the Underwriter pursuant to the Underwriter's Warrant (along with the 775,000 shares of Common Stock issuable upon exercise of such warrants), which are or will be outstanding upon the completion of this Offering are or will be treated as "restricted securities" for purposes of Rule 144. Therefore, such warrants and shares of Common Stock may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act, or an exemption therefrom, or pursuant to Rule 144 under the Securities Act. See "Shares Eligible for Future Sale."


    In addition to the restrictions under the Securities Act, except for Meridian (which has agreed to a three year lock-up period), each director, officer, Minority Stockholder and the holder of the Bridge Warrants has entered into an agreement with the Underwriter pursuant to which he, she or it has agreed not to sell or otherwise transfer any securities of the Company for a two year period following the completion of this Offering without the prior consent of the Underwriter, provided, however, that the foregoing limitations shall be for a one year period with respect to the sale or transfer of the Minority Stockholder Warrants and the Bridge Warrants. See "Relationships Between the Company and Meridian."


    27. POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK. The Company's Second Restated Certificate of Incorporation authorizes the issuance of an aggregate of 2,500,000 shares of "blank check" Preferred Stock (as hereinafter defined), with designations, rights and preferences determined from time to time by the Board. Accordingly, the Board is empowered, without further stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The 1,000,000 shares of Meridian Preferred Stock will be the only shares of Preferred Stock outstanding upon the completion of this Offering. Except for the Meridian Preferred Stock, the Company will not issue any shares of Preferred Stock to its officers, directors or affiliates except on terms similar to those offered to all the Company's existing stockholders or to new stockholders or as may be approved by a majority of the independent, disinterested directors on the Board who have access, at the Company's expense, to the Company's counsel or independent counsel. Although the Company has no current plans to issue any additional shares of Preferred Stock, in the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurance that shares of Preferred Stock will not be issued at some time in the future in addition to the shares of Meridian Preferred Stock. See "Relationships Between the Company and Meridian -- Stock Ownership" and "Description of Securities -- Preferred Stock."



    28. POSSIBLE DELISTING AND RISK OF PENNY STOCK. The Common Stock and Warrants will be quoted on Nasdaq and the Boston Stock Exchange, both of which require the satisfaction of certain maintenance criteria in order to continue the listing of the Common Stock and Warrants. There can be no assurance that the Company will continue to satisfy such maintenance criteria following this Offering. If the Company is unable to satisfy such criteria in the future, the Common Stock and the Warrants may be delisted from trading on Nasdaq and the Boston Stock Exchange, as the case may be. If the Common Stock and the Warrants were to be delisted from trading on both Nasdaq and the Boston Stock Exchange, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc., and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.


    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Regulations enacted by the Commission generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq or a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000 if such issuer has been in continuous operation for three years or more, (ii) net tangible assets of at least $5,000,000 if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

    In addition, if the Company's securities are not quoted on Nasdaq or the Boston Stock Exchange, or the Company does not meet the other exceptions to the penny stock regulations cited above, trading in the Company's securities could be covered by Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

    If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.


    29. FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS. This Prospectus contains forward-looking statements including statements regarding, among other items, the Company's business strategies, continued growth in the Company's markets, and anticipated trends in the Company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. Such forward-looking statements are based upon the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from such forward-looking statements, as a result of the factors described under this "Risk Factors" section and elsewhere herein, including among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that any forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

    30. EFFECT OF ISSUANCE OF COMMON STOCK ON EXERCISE OF WARRANTS AND OPTIONS; POSSIBLE ISSUANCE OF ADDITIONAL OPTIONS. Immediately after this Offering, assuming exercise of the Underwriter's Overallotment Option in full, the Company will have outstanding options and warrants to purchase an aggregate of up to 2,660,000 shares of Common Stock, including the Warrants and the Underwriter's Warrant (including the Warrants issuable upon the exercise of the Underwriter's Warrant). Unless registered for sale, any shares of Common Stock acquired upon the exercise of such warrants or options would be "restricted securities" for purposes of Rule 144, subject to a one-year holding period (which commences when shares are issued upon exercise of a warrant or option), volume and other resale restrictions of Rule 144. The Company has agreed to use its reasonable efforts to file and maintain, so long as the Warrants are exercisable, a current Registration Statement with the Commission relating to the Warrants and the shares of Common Stock underlying the Warrants. In addition, the Underwriter has certain demand and "piggyback" registration rights with respect to the shares of Common Stock underlying the Underwriter's Warrant (and the Warrants underlying the Underwriter's Warrant) and the holders of the Minority Stockholder Warrants and the holder of the Bridge Warrants have certain "piggyback" registration rights with respect to the shares of Common Stock underlying the Minority Stockholder Warrants and the Bridge Warrants, respectively.


    The exercise of such warrants or options and the sale of the underlying shares of Common Stock (or even the potential of such exercise or sale) may have a depressive effect on the market price of the Company's securities. The exercise of the options and warrants also may have a dilutive effect on the interests of investors in this Offering. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected because the holders of the outstanding warrants and options can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrants and options. See "Management -- Stock Option Plans," "Description of Securities" and "Underwriting."


    31. DEPRESSIVE EFFECT OF THE MERIDIAN PREFERRED STOCK. The Meridian Preferred Stock has dividend and liquidation preferences over the Common Stock. Dividends paid or accrued on the Meridian Preferred Stock will be deducted from the net income of the Company in determining income per share attributable to the Common Stock, which could negatively impact the market value. See "Description of Securities -- Preferred Stock."



    32. NECESSITY OF FUTURE REGISTRATION OF WARRANTS AND STATE BLUE SKY REGISTRATION; EXERCISE OF WARRANTS. The Warrants will trade separately upon the completion of this Offering. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered, qualified for sale or exempt, purchasers may buy Warrants in the after-market or may move to jurisdictions in which the Warrants and the Common Stock underlying the Warrants are not so registered or qualified or exempt. In this event, the Company would be unable lawfully to issue Common Stock to those persons desiring to exercise their Warrants (and the Warrants will not be exercisable by those persons) unless and until the Warrants and the underlying Common Stock are registered or qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such registration or qualification requirements exists in such jurisdictions. There can be no assurance that the Company will be able to effect any such required registration or qualification.


    The Warrants will not be exercisable unless the Company maintains a current Registration Statement on file with the Commission either by filing post-effective amendments to the Registration Statement of which this Prospectus is a part or by filing a new registration statement with respect to the exercise of the Warrants. The Company has agreed to use its reasonable efforts to file and maintain, while the Warrants are exercisable, a current registration statement with the Commission relating to the Warrants and the shares of Common Stock underlying the Warrants. However, there can be no assurance that it will do so or that the Warrants or such underlying Common Stock will be or continue to be so registered.

    The value of the Warrants could be adversely affected if a then current prospectus covering the Common Stock issuable upon exercise of the Warrants is not available pursuant to an effective registration statement or if such Common Stock is not registered or qualified for sale or exempt from registration or qualification in the jurisdictions in which the holders of Warrants reside. See "Description of Securities -- Warrants."


    33. LIMITATION ON LIABILITY OF DIRECTORS FOR MONETARY DAMAGES. The Company's Second Restated Certificate of Incorporation contains a provision limiting, to the fullest extent permitted by Delaware law, personal liability of the Company's directors for monetary damages for breach of fiduciary duty. By virtue of this provision, under current Delaware law, a director of the Company will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for liability for (i) any breach of his duty of loyalty to the Company or to its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under Delaware law, and (iv) any transaction from which a director derives an improper personal benefit. See "Management -- Limitation on Directors' Liability; Indemnification; Insurance."



    34. UNDERWRITER MARKET MAKING ACTIVITIES. In order to facilitate this Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the Common Stock and Warrants. Specifically, the Underwriter may overallot in connection with this Offering, creating a short position in the Common Stock and/or Warrants for its own account. In addition, to cover overallotments or to stabilize the price of the Common Stock and Warrants, the Underwriters may bid for, and purchase, shares of Common Stock and Warrants in the open market. The Underwriter may also reclaim selling concessions allowed to a dealer for distributing the Common Stock and Warrants in this Offering, if the Underwriter repurchases previously distributed Common Stock and Warrants in transaction to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock and Warrants above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time. See "Underwriting."



    35. UNDERWRITER'S INFLUENCE ON THE MARKET. A significant number of shares of Common Stock and Warrants offered hereby may be sold to customers of the Underwriter. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter intends to engage in market-making activities or solicited broker's activities with respect to the purchase or sale of Common Stock and Warrants on Nasdaq or other over-the-counter market where such securities will trade. However, no assurance can be given that the Underwriter will continue to participate as a market maker in the securities of the Company or that other broker/dealers will make a market in such securities. The Underwriter also has the right to act as the Company's exclusive agent in connection with any future solicitation of warrantholders to exercise their Warrants. Unless granted an exemption by the Commission under the applicable Exchange Act rules and regulations, the Underwriter will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during a period prior to the commencement of any such solicitation and ending on the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Underwriter and soliciting broker/dealers may be unable to continue to make a market in the Company's securities during certain periods while the exercise of the Warrants is being solicited. Such a limitation, while in effect, could impair the liquidity and market price of the Company's securities. See "Underwriting."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the shares of Common Stock and Warrants, after deduction of underwriting discounts and estimated offering expenses, are estimated to aggregate $5,156,250 (or $5,986,000 if the Underwriter's Overallotment Option is exercised in full), assuming an initial public offering price of $5.00 per share of Common Stock and $.10 per Warrant. The Company anticipates that the net proceeds from this Offering will be used as follows:



                                                                                                      APPROXIMATE
                                                                                                       PERCENTAGE
                                                                                        APPROXIMATE      OF NET
                                                                                           AMOUNT       PROCEEDS
                                                                                        ------------  ------------
Five customer on-site processing equipment installations (1)..........................  $  1,100,000        21.33%
Southeast U.S. facility and equipment expansion (2)...................................       600,000        11.64%
Repayment of the Bank Debt (3)........................................................       500,000         9.70%
Bank Debt loan closing fee (3)........................................................        50,000         0.97%
Repayment of advances from Meridian (4)...............................................       490,000         9.50%
Repayment of Bridge Note, including interest (5)......................................       260,000         5.04%
U.S. EPA Part B permit approval costs.................................................       250,000         4.85%
Polymeric Recovery System improvements................................................       150,000         2.91%
Working capital (6)...................................................................     1,756,250        34.06%
                                                                                        ------------  ------------
                                                                                        $  5,156,250       100.00%
                                                                                        ------------  ------------
                                                                                        ------------  ------------


--------------

(1) The Company intends, if it receives sufficient customer orders, to purchase and install processing equipment at up to five customer plant facilities. Management currently estimates that the first customized on-site facility will be developed within the next year and that the cost of constructing and installing five customer on-site processing equipment installations will be approximately $5,000,000 (exclusive of start-up costs). The Company plans to obtain the remaining approximately $3,900,000 through industrial development revenue bond financing or, in the event that industrial development revenue bond financing is not available on favorable terms, from conventional financing sources. See "Risk Factors -- Capital Requirements; Potential Unavailability of Additional Financing," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- General" and "-- Marketing Strategy."


(2) The Company intends to build a second paint waste processing facility in the Southeast region of the United States. Management currently estimates that this new facility including equipment will cost approximately $3,000,000 (exclusive of start-up costs) and will be developed by the end of 1999. The Company plans to obtain the remaining approximately $2,400,000 through industrial development revenue bond financing or, in the event that industrial development revenue bond financing is not available on favorable terms, from conventional financing sources. See "Risk Factors -- Capital Requirements; Potential Unavailability of Additional Financing," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- General" and "-- Marketing Strategy."


(3) The principal balance on the Bank Debt incurred by the Company to finance the expansion of the Company's paint waste recycling operation in Toledo, Ohio, was $2,098,000 at November 30, 1997. The Senior Lender has agreed upon the completion of this Offering to refinance the Bank Debt upon receiving a $500,000 principal payment and a $50,000 loan closing fee from the net proceeds of this Offering. The refinanced Bank Debt will mature in five years and provide for a seven-year monthly amortization schedule at the annual rate of the Senior Lender's prime rate plus 1%. The Senior Lender has also agreed that upon the completion of this Offering the present guarantors of the Bank Debt and Meridian would not be obligated to the Senior Lender under the terms of the refinancing. The Senior Lender will require a $750,000 compensating cash balance be maintained with the Senior Lender after the refinancing.

(4) The Company estimates that it will owe Meridian approximately $4,020,000 immediately prior to the completion of this Offering, of which $2,000,000 will be exchanged for 1,000,000 shares of Meridian Preferred Stock and approximately $1,530,000 will be contributed to the capital of the Company as a capital contribution with respect to Meridian's Common Stock in the Company. Meridian will receive, in addition to the Meridian Preferred Stock, $490,000 from the net proceeds of this Offering for the repayment of advances from Meridian to the Company. See "Relationships Between the Company and Meridian -- Meridian Preferred Stock."

(5) The Bridge Note, which has an outstanding principal balance of $250,000, is payable upon the completion of this Offering. The Bridge Note bears interest at 10% per annum.

(6) The Company expects to use the balance of the net proceeds from this Offering for working capital and general corporate purposes. Additionally, the Senior Lender would require the Company to maintain a $750,000 compensating cash balance with the Senior Lender, pursuant to the terms of the refinanced Bank Debt.
                            ------------------------

    The foregoing uses of proceeds are estimates only and there could be significant variations in the anticipated uses of the net proceeds due to changes in business or economic circumstances. Accordingly, the Company reserves the right to reallocate the foregoing uses of proceeds depending upon any such change of circumstances.

    The Company anticipates that the net proceeds from this Offering, together with projected cash flow from operations and proceeds from anticipated industrial development revenue bond financing or other conventional financing, will be sufficient to fund the Company's operations and planned expansion program for at least the next three years. If the Company's assumptions change or prove to be inaccurate or the net proceeds from this Offering prove to be insufficient, the Company may be required to curtail its expansion activities or seek additional financing. There can be no assurance that additional financing will be available or, if available, that it will be available on terms acceptable to the Company. In the event that the Company is unable to obtain appropriate industrial development revenue bond financing or other conventional financing, the Company will be unable to fund its proposed expansion program. See "Management's Discussion and Analysis of Financial Condition and the Results of Operations -- Liquidity and Capital Resources."

    Pending specific application, the net proceeds from this Offering will be invested in interest-bearing savings accounts, certificates of deposit, money market accounts, United States government obligations or other short-term interest-bearing obligations.

                                DIVIDEND POLICY

    The Company has never paid dividends on the Common Stock and it does not anticipate that it will pay dividends or alter its dividend policy in the foreseeable future. The payment of dividends by the Company on the Common Stock will depend on its earnings and financial condition and such other factors as the Board may consider relevant. The Company currently intends to retain any earnings to assist in financing the development of its business. In addition, the Company must pay all accrued and unpaid dividends on the Meridian Preferred Stock prior to declaring or paying any dividends on the Common Stock. Further, the terms of the additional financing that the Company plans to seek to fund a significant portion of its proposed expansion program may contain covenants that limit the Company's ability to pay dividends on shares of Common Stock. See "Risk Factors -- Capital Requirements; Potential Unavailability of Additional Financing", "-- Absence of Dividends" and "Relationships Between the Company and Meridian -- Meridian Preferred Stock."

                                 CAPITALIZATION


    The following table sets forth, as of November 30, 1997, (i) the actual capitalization as derived from the Condensed Consolidated Financial Statements, and (ii) the capitalization of the Company as adjusted to reflect (a) the issuance and sale of 1,250,000 shares of Common Stock and 1,250,000 Warrants pursuant to this Offering, (b) the repayment of $490,000 of advances from Meridian, (c) the exchange of $2,000,000 of advances from Meridian for 1,000,000 shares of Meridian Preferred Stock and a capital contribution by Meridian to the Company of the remaining debt owed to Meridian, and (d) the partial repayment of $500,000 on the Bank Debt and the refinancing of the remaining Bank Debt of $1,598,000 into long-term debt. The Meridian Preferred Stock bears a cumulative dividend of 8% per annum, is non-voting and has a liquidation preference equal to the amount of indebtedness exchanged by Meridian. Subject to certain conditions, the Meridian Preferred Stock is redeemable, in whole or in part, at its liquidation value of $2.00 per share at the option of the Company after five years from the date of completion of this Offering. The number of shares of Meridian Preferred Stock issued by the Company equals the amount of debt exchanged by Meridian divided by the $2.00 per share liquidation value. The Company estimates a fair value of $1.10 per share of the Meridian Preferred Stock based on a discount rate of approximately 18% and assuming redemption over a ten-year period commencing five years after the date of issuance. The amount of debt contributed by Meridian to the Company as a capital contribution with respect to its Common Stock in the Company and the difference between the amount of debt exchanged ($2,000,000) and the estimated fair value of the shares of Meridian Preferred Stock ($1,100,000) are reflected in the "As Adjusted" amount of "Capital in excess of par value." This table should be read in conjunction with the Consolidated Financial Statements, including notes thereto, and the unaudited Condensed Consolidated Financial Statements included elsewhere in this Prospectus. See "Use of Proceeds," "Relationships Between the Company and Meridian" and "Description of Securities -- Preferred Stock."



                                                                                            NOVEMBER 30, 1997
                                                                                       ---------------------------
                                                                                          ACTUAL      AS ADJUSTED
                                                                                       ------------  -------------
Advances from Meridian...............................................................  $  3,698,762  $          --
Long-term debt due within one year (1)...............................................     3,096,748        976,748
Long-term debt, net of current portion...............................................     1,501,113      2,871,113
Stockholders' equity (net capital deficiency):
  Meridian Preferred Stock, $.01 par value; zero shares authorized, none issued and outstanding (2,500,000 shares authorized, 1,000,000 issued and outstanding at an
   estimated fair value of $1.10 per share, as adjusted).............................            --      1,100,000
  Common Stock: $.01 par value; 20,000,000 shares authorized; 1,250,000 issued and
   outstanding, (2,500,000 issued and outstanding, as adjusted)......................        12,500         25,000
  Capital in excess of par value.....................................................       618,647      7,871,159
  Deficit............................................................................    (4,032,604)    (4,032,604)
                                                                                       ------------  -------------
Total stockholders' equity (net capital deficiency)..................................    (3,401,457)     4,963,555
                                                                                       ------------  -------------
Total capitalization.................................................................  $  4,895,166  $   8,811,416
                                                                                       ------------  -------------
                                                                                       ------------  -------------


--------------
(1) During the Company's fiscal year ended February 28, 1997, the Company arranged financing totaling $2,350,000 with the Senior Lender. The proceeds have been primarily used to finance an expansion of the Company's paint waste recycling operation, which commenced operations in May 1997, and to repay existing obligations. The Senior Lender has agreed upon completion of this Offering to refinance the Bank Debt upon receiving a $500,000 principal payment and a $50,000 loan closing fee from the net proceeds of this Offering. The refinanced Bank Debt will mature in five years and provide for a seven-year monthly amortization schedule at the annual rate of the Senior Lender's prime rate plus 1%. The Senior Lender has also agreed that the present guarantors of the Bank Debt and Meridian will not be obligated to the Senior Lender under the terms of the refinancing. The Senior Lender will require that a $750,000 compensating cash balance be maintained with the Senior Lender after the refinancing. See "Relationships Between the Company and Meridian" and "Certain Other Relationships and Related Transactions."

                                    DILUTION


    At November 30, 1997, the Company had a net tangible book value deficiency of $3,699,000 or $(2.96) per outstanding share of Common Stock. Net tangible book value per common share represents the Company's total tangible assets less total liabilities and Meridian Preferred Stock, divided by the number of shares of Common Stock outstanding, on a pro forma basis, after giving effect to the 10,000 to one stock split which was effected in August 1997. After giving effect to (i) the receipt of the estimated net proceeds from the sale of the 1,250,000 shares of Common Stock and 1,250,000 Warrants in this Offering at assumed offering prices of $5.00 per share of Common Stock and $.10 per Warrant (after deducting the estimated offering expenses), and (ii) the contribution of $1,209,000 by Meridian to the capital of the Company (based on the remaining debt owed to Meridian at November 30, 1997 after deducting the repayment of $490,000 of advances from Meridian from the net proceeds of this Offering and the exchange of $2,000,000 of advances from Meridian for the 1,000,000 shares of Meridian Preferred Stock), the pro forma net tangible book value of the Company attributable to holders of Common Stock would have been approximately $2,666,000, or approximately $1.07 per outstanding share of Common Stock. This represents an immediate dilution of $3.93 per share, or 79%, to purchasers of Common Stock in this Offering. The following table illustrates the per share dilution to be incurred by the public investors in this Offering:



Assumed initial offering price per share...................................             $    5.00
  Net tangible book value deficiency per common share at November 30,
   1997....................................................................  $   (2.96)
  Increase per share attributable to shares offered hereby.................       4.03
                                                                             ---------
Pro forma net tangible book value per common share after this Offering.....                  1.07
                                                                                            -----
Dilution of net tangible book value per common share to new investors......             $    3.93(1)
                                                                                            -----
                                                                                            -----


--------------

(1) The computations set forth in this table assume that the Underwriter's Overallotment Option is not exercised. If the Underwriter's Overallotment Option is exercised in full, the pro forma net tangible book value of the Company attributable to holders of Common Stock at November 30, 1997, as adjusted for this Offering, would have been approximately $3,495,000 or $1.30 per share of Common Stock and the dilution per share of Common Stock to new investors would have been approximately $3.70. See "Underwriting."

                            ------------------------

    The following table compares the shares of Common Stock acquired by Meridian and the Minority Stockholders through the date of this Prospectus, the total cash consideration paid by Meridian and the Minority Stockholders and the average cash price per share paid by Meridian and the Minority Stockholders to the price to be paid by purchasers of shares of Common Stock in this Offering:

                                                    PERCENTAGE OF
                                        SHARES OF    OUTSTANDING     TOTAL CASH    PERCENTAGE OF   AVERAGE CASH
                                         COMMON       SHARES OF     CONSIDERATION   TOTAL CASH    PRICE PER SHARE
                                          STOCK      COMMON STOCK       PAID       CONSIDERATION  OF COMMON STOCK
                                       -----------  --------------  -------------  -------------  ---------------
Meridian.............................   1,000,000            40%     $       100            0%       $  --
Minority Stockholders................     250,000            10%     $   600,000          8.8%       $    2.40
New Investors........................   1,250,000            50%     $ 6,250,000         91.2%       $    5.00
                                       -----------       -------    -------------  -------------         -----
                                        2,500,000         100.0%     $ 6,850,100        100.0%       $    2.74
                                       -----------       -------    -------------  -------------         -----
                                       -----------       -------    -------------  -------------         -----

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

    The summary selected consolidated financial data set forth in the following table has been derived from the Consolidated Financial Statements of the Company. The statement of operations data for each of the three fiscal years ended February 28, 1997 and balance sheet data as of February 28, 1997 and February 29, 1996 are derived from the Consolidated Financial Statements of the Company, which have been audited by Ernst & Young LLP, independent auditors, and which are included elsewhere in this Prospectus. The data set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company, including the notes thereto, and the other financial information included elsewhere in this Prospectus.


                                                                          FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                                               ----------------------------------------------------------
                                                                  1997        1996        1995        1994      1993(1)
                                                               ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Net sales....................................................  $3,417,070  $3,533,514  $3,459,107  $2,530,066  $1,390,695
Operating costs and expenses:
  Costs of operations........................................   2,307,086   2,196,322   2,023,815   1,496,040     999,447
  Selling, general and administrative........................   1,376,957   1,045,036     941,812     851,546     534,913
                                                               ----------  ----------  ----------  ----------  ----------
                                                                3,684,043   3,241,358   2,965,627   2,347,586   1,534,360
                                                               ----------  ----------  ----------  ----------  ----------
Income (loss) from operations................................    (266,973)    292,156     493,480     182,480    (143,665)
Other income (expense):
  Interest income............................................      35,584      36,185      30,009      20,192      13,019
  Cost of withdrawn registration.............................    (275,908)         --          --          --          --
  Interest expense on external borrowings....................    (219,736)   (243,683)   (258,985)   (272,304)   (193,929)
  Interest expense on advances from Meridian.................    (218,103)   (224,300)   (186,918)   (126,607)   (117,318)
  Equity in operations of affiliate..........................          --          --          --          --    (194,154)
                                                               ----------  ----------  ----------  ----------  ----------
                                                                 (678,163)   (431,798)   (415,894)   (378,719)   (492,382)
                                                               ----------  ----------  ----------  ----------  ----------
Net income (loss) before extraordinary item..................    (945,136)   (139,642)     77,586    (196,239)   (636,047)
Extraordinary gain -- extinguishment of debt.................     329,279          --          --          --          --
                                                               ----------  ----------  ----------  ----------  ----------
Net income (loss)............................................  $ (615,857) $ (139,642) $   77,586  $ (196,239) $ (636,047)
                                                               ----------  ----------  ----------  ----------  ----------
                                                               ----------  ----------  ----------  ----------  ----------
Loss per common share: (2)
  Loss before extraordinary gain.............................  $    (0.75)
  Extraordinary gain.........................................        0.26
                                                               ----------
                                                               ----------
  Net loss...................................................  $    (0.49)
                                                               ----------
                                                               ----------
Pro forma loss per common share: (3)
  Loss before extraordinary gain.............................  $    (0.60)
                                                               ----------
                                                               ----------
BALANCE SHEET DATA:
Working capital (deficiency).................................  $(3,855,044) $(2,862,184) $(2,258,669) $(2,201,117) $(1,920,879)
Total assets.................................................   6,129,790   4,617,583   4,875,188   4,903,737   5,234,966
Property and equipment, net..................................   3,603,035   1,650,415   1,754,582   1,940,295   1,947,801
Advances from Meridian.......................................   2,965,468   2,673,429   2,448,752   1,884,509   1,635,059
Long-term debt, less current portion.........................   3,983,701   3,395,472   3,997,208   4,517,317   4,948,355
                                                               ----------
Receivable from former partner, less current portion.........   1,031,875   1,358,625   1,651,875   1,925,625   2,178,125
Stockholders' equity (net capital deficiency):
  Meridian Preferred stock...................................          --          --          --          --          --
  Common stock...............................................      12,500      10,000           1           1           1
  Paid-in capital............................................     568,646      (9,900)         99          99          99
  Deficit....................................................  (3,156,857) (2,541,000) (2,400,858) (2,478,444) (2,282,205)
                                                               ----------  ----------  ----------  ----------  ----------
Total stockholders' equity (deficiency)......................  (2,575,711) (2,540,900) (2,400,758) (2,478,344) (2,282,105)
                                                               ----------  ----------  ----------  ----------  ----------
                                                               ----------  ----------  ----------  ----------  ----------
Cash dividends declared per common share.....................           0           0           0           0           0
OTHER OPERATING DATA:
Depreciation and amortization................................  $  338,690  $  254,586  $  257,141  $  249,580  $  163,739
Capital expenditures.........................................   2,147,537     140,294      63,510     114,856      99,086


------------------
N/A -- Not applicable.

(1) As described in note 4 of the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, effective July 1, 1992, MEPI joined NPI as the sole corporate general partners of EPIC. Prior to July 1, 1992, NPI accounted for its 50% investment in EPIC by the equity method of accounting. Subsequent to July 1, 1992, NPI and MEPI consolidated EPIC into their accounts.

(2) Loss per common share is computed using 1,250,000 shares of Common Stock. For calculation purposes, the 250,000 shares of Common Stock issued to the Minority Stockholders in November 1996 at a price below the $5.00 per share proposed public offering price are considered to have been outstanding for the entire period. The Bridge Warrants, which were issued in August 1997, are not considered in the calculation of loss per common share because, upon completion of this Offering, the Bridge warrant exercise price will automatically be adjusted to a price in excess of the $5.00 per share for which shares of Common Stock are being sold in connection with this Offering.

(3) Pro forma loss per common share is computed using historical earnings and shares of Common Stock outstanding adjusted to (i) eliminate interest charges on indebtedness expected to be repaid from the net proceeds of this Offering, and (ii) reflect the number of shares of Common Stock to be sold in this Offering in connection with the repayment of such indebtedness. Accordingly, the Company's loss before extraordinary gain was reduced by $86,017, which represents interest on (A) $ 490,000 of advances from Meridian, and (B) $500,000 to be applied against the Bank Debt, each expected to be repaid from the net proceeds of this Offering. For calculation purposes, the weighted average outstanding shares of Common Stock were increased by 182,000 shares of Common Stock, which represents the number of shares of Common Stock to be sold in connection with this Offering which are required to repay such advances from Meridian and such Bank Debt.

                  NINE MONTHS ENDED NOVEMBER 30, 1997 AND 1996



    The summary selected consolidated financial data set forth in the following table has been derived from the unaudited Condensed Consolidated Financial Statements of the Company, including the notes thereto. The statement of operations data for each of the nine months ended November 30, 1997 and 1996 and balance sheet data as of November 30, 1997 are derived from the unaudited Condensed Consolidated Financial Statements of the Company, which are included elsewhere in this Prospectus. The data set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the unaudited Condensed Consolidated Financial Statements of the Company, including the notes thereto, and the other financial information included elsewhere in this Prospectus.



                                                                                            NINE MONTHS ENDED
                                                                                               NOVEMBER 30,
                                                                                          ----------------------
                                                                                             1997        1996
                                                                            NOVEMBER 30,  ----------  ----------
                                                                              1997 AS
                                                                            ADJUSTED (1)
                                                                            ------------
                                                                              (BALANCE
                                                                            SHEET ONLY)
STATEMENT OF OPERATIONS DATA:
Net sales.................................................................                $2,792,236  $2,581,636
Operating costs and expenses:
  Costs of operations.....................................................                 2,090,744   1,753,798
  Selling, general and administrative.....................................                 1,093,226   1,045,434
                                                                                          ----------  ----------
                                                                                           3,183,970   2,799,232
                                                                                          ----------  ----------
Loss from operations......................................................                  (391,734)   (217,596)
Other income (expense):
  Interest income.........................................................                    32,820      27,656
  Interest expense on external borrowings.................................                  (284,423)   (171,360)
  Interest expense on advances from Meridian..............................                  (232,409)   (173,370)
                                                                                          ----------  ----------
                                                                                            (484,012)   (317,074)
                                                                                          ----------  ----------
Loss before extraordinary gain............................................                  (875,746)   (534,670)
Extraordinary gain--extinguishment of debt................................                        --     329,279
                                                                                          ----------  ----------
Net income (loss).........................................................                $ (875,746) $ (205,391)
                                                                                          ----------  ----------
                                                                                          ----------  ----------
Earnings (loss) per common share (2):
  Loss before extraordinary gain                                                          $    (0.70) $    (0.42)
  Extraordinary gain......................................................                        --        0.26
                                                                                          ----------  ----------
  Net loss................................................................                $    (0.70) $    (0.16)
                                                                                          ----------  ----------
                                                                                          ----------  ----------
Pro forma loss per common share (3):
  Loss before extraordinary gain..........................................                $    (0.56) $    (0.33)
                                                                                          ----------  ----------
                                                                                          ----------  ----------
BALANCE SHEET DATA:
Working capital (deficiency)..............................................   $  827,304   $(7,209,051) $(5,338,335)
Total assets..............................................................    9,754,974    6,196,940   6,282,266
Property and equipment, net...............................................    3,633,870    3,633,870   3,073,765
Advances from Meridian....................................................           --    3,698,762   1,976,981
Long-term debt, less current portion......................................    2,871,113    1,501,113   2,296,836
Receivable from former partner, less current portion......................      745,000      745,000   1,139,250
Stockholders' equity (net capital deficiency).............................    4,963,555   (3,401,457) (2,156,291)
Cash dividends declared per common share..................................          N/A           --          --
OTHER OPERATING DATA:
Depreciation and amortization.............................................                $  367,003  $  227,989
Capital expenditures......................................................                   298,675   1,455,973


------------------
N/A -- Not applicable.


(1) "As adjusted" amounts reflect (i) the receipt by the Company of the estimated net proceeds from this Offering, (ii) the repayment of approximately $490,000 of advances from Meridian, (iii) the exchange of $2,000,000 of advances from Meridian for 1,000,000 shares of Meridian Preferred Stock and the contribution by Meridian to the Company's capital of the remaining debt owed to Meridian, (iv) the payment of $500,000 to be applied against the Bank Debt along with a loan closing fee of $50,000, (v) the refinancing of $1,598,000 of Bank Debt to long-term debt (current portion $228,000), and (vi) the repayment of the Bridge Note in the principal amount of $250,000.


(2) Earnings (loss) per common share is computed using 1,250,000 shares of Common Stock. For calculation purposes, the 250,000 shares of Common Stock issued to the Minority Stockholders in November 1996 at a price below the $5.00 per share proposed public offering price are considered to have been outstanding for the entire period. The Bridge Warrants, which were issued in August 1997, are not considered in the calculation of earnings (loss) per common share because, upon completion of this Offering, the Bridge Warrant exercise price will automatically be adjusted to a price in excess of the $5.00 per share for which shares of Common Stock are being sold in connection with this Offering.


(3) Pro forma loss per common share is computed using historical earnings and shares of Common Stock outstanding adjusted to (i) eliminate interest charges on indebtedness expected to be repaid from the net proceeds of this Offering, and (ii) reflect the number of shares of Common Stock to be sold in this Offering in connection with the repayment of such indebtedness. Accordingly, the Company's loss before extraordinary gain was reduced by $72,309 and $62,821 for the nine months ended November 30, 1997 and 1996, respectively, which represents interest on (A) $490,000 of advances from Meridian and (B) $500,000 to be applied against the Bank Debt, each expected to be be repaid from the net proceeds of this Offering. For calculation purposes, the weighted average outstanding shares of Common Stock were increased by 198,000 shares of Common Stock and 176,686 shares of Common Stock for the nine months ended November 30, 1997 and 1996, respectively, which represents the number of shares of Common Stock to be sold in connection with this Offering which are required to repay such advances from Meridian and such Bank Debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

OVERVIEW

    EPIC is a general partnership which was formed in September 1989 with two partners, NPI (a wholly-owned subsidiary of Meridian) and Haden Purification, to construct and own a paint waste recycling facility in Toledo, Ohio. Effective July 1, 1992, Haden Purification terminated its partnership interest in EPIC and the partnership agreement was amended to reflect the addition of MEPI (a wholly-owned subsidiary of Meridian) as a general partner of EPIC. As a result of this amendment, NPI and MEPI jointly own 100% of the partnership interests of EPIC. Meridian formed the Company in February 1996 as a subsidiary to hold all of the issued and outstanding stock and partnership interests of NPI, MEPI and EPIC. In November 1996, the Company issued shares of Common Stock, representing an aggregate 20% interest in the Company to the Minority Stockholders. See "Business -- Corporate History."

    From September 25, 1989 (inception) through February 28, 1991, the Company was considered a development stage company during which its principal business activities were constructing a paint waste recycling plant, hiring personnel and commencing initial operations of the plant. During the next four fiscal years, the Company increased its revenues and level of operations each fiscal year by identifying generators of processible paint wastes and convincing them to use the Company's environmentally sound services instead of using landfilling or incineration. The Company's revenues increased from approximately $2,500,000 in the fiscal year ended February 28, 1994 ("Fiscal 1994") to approximately $3,500,000 in each of the fiscal years ended February 28, 1995 ("Fiscal 1995") February 29, 1996 ("Fiscal 1996") and February 28, 1997 ("Fiscal 1997"). In these last three fiscal years, the Company operated at or near its paint waste processing capacity. The Company completed the installation of a $2,300,000 Polymeric Recovery System at its Toledo, Ohio facility in May 1997, which provides a 50% capacity increase to the Company's existing paint waste processing operations. See "Business."


    Although the Company operated at capacity during the nine months ended November 30, 1997 and the year ended February 28, 1997, the Company recognized losses from operations of $391,734 and $266,973 for the periods then ended, respectively. The Company believes that the DryPure-TM- system, its current paint waste processing system, as designed, will not generate significant profits for the Company. Accordingly, the Company completed the installation of the Polymeric Recovery System, a new paint waste recycling technology, at its Toledo, Ohio facility in May 1997. The Company is currently marketing EPI-MER-TM-, the recycled product generated by the Polymeric Recovery System, to approximately ten potential customers, including those in the sealant, coating and adhesive industries.


    Historically, the Company has generated in excess of 97% of its annual sales revenue from the processing of paint waste. The Company has not generated significant revenues from the sale of EPI-PURE-TM- because the materials which EPI-PURE-TM- replaces as a filler are generally inexpensive and the DryPure-TM-system generates a limited supply of EPI-PURE-TM-. The Company believes that EPI-MER-TM- has a greater range of commercial applications than EPI-PURE-TM- and that it can be sold at higher margins than EPI-PURE-TM-. For these reasons, management believes that the Company's profitability is substantially dependent on sales of EPI-MER-TM-. In addition, if the Company is successful in its marketing of EPI-MER-TM-, the Company believes that the revenue generated from sales of EPI-MER-TM- will provide the Company with flexibility when pricing its paint waste processing services. The Company's current business strategy is to grow its business by (i) developing a market for and selling EPI-MER-TM- for use as a lower cost replacement for traditional, virgin materials used in formulated products, (ii) the construction, ownership and operation of up to five customized Polymeric Recovery Systems on-site at large automotive assembly plants in the United States, and (iii) the construction of a second facility using the Polymeric Recovery System in the Southeast region of the United States to serve the market of small and medium size automotive assembly plants which individually generate lesser amounts of paint waste.

RESULTS OF OPERATIONS


    NINE MONTHS ENDED NOVEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED NOVEMBER 30, 1996



    REVENUE AND COSTS OF OPERATIONS. Net sales for the nine months ended November 30, 1997 increased $211,000, or 8.2%, over the net sales in the nine months ended November 30, 1996 despite a decrease in sales revenue of $107,000 associated with sales of paint waste services processed at third party facilities. The increase in net sales was primarily due to an increase in average price charged customers of 4.3% for the nine months ended November 30, 1997 as compared to the nine months ended November 30, 1996. Prices charged to customers vary depending upon the type of paint waste processed as well as the amount of paint waste volume processed for a specific customer. In addition, the start-up of the Polymeric Recovery System at the Company's Toledo, Ohio facility added additional production capacity during the nine months ended November 30, 1997, thereby enabling the Company to process additional amounts of paint waste. The Company has operated at or near full capacity for the past three fiscal years. Costs of operations as a percentage of net sales amounted to 74.9% and 67.9% for the nine months ended November 30, 1997 and November 30, 1996, respectively. This increase is due largely to the commencement of the start-up period for the Polymeric Recovery System in May 1997.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $48,000, or 4.6%, in the nine months ended November 30, 1997 over those for the nine months ended November 30, 1996. This increase was due to a $33,000 increase in amortization expense related to loan costs on the Bank Debt along with an increase of $15,000 in payroll related costs, primarily due to staffing increases in the sales department and administrative areas needed to support the Polymeric Recovery System.



    INTEREST EXPENSE. Interest expense for the nine months ended November 30, 1997 increased $172,000, or 49.9%, compared to the nine months ended November 30, 1996 due primarily to interest on the Bank Debt, $1,700,000 of which was incurred in November 1996 to finance the $2,300,000 expansion of the Company's Toledo plant. The Company had average outstanding indebtedness of $7,159,000 and $4,988,000 during the nine months ended November 30, 1997 and 1996, respectively. In addition, the Company incurred $25,000 in interest expense on the Bridge Warrants, which were issued in August 1997, during the nine months ended November 30, 1997. The difference between the $.05 selling price of the Bridge Warrants and the $.10 selling price of the Warrants was amortized as interest expense during the period. The Company also capitalized $36,000 of interest costs incurred in the nine months ended November 30, 1997 in connection with the expansion of the Company's plant in Toledo, Ohio.


    FISCAL 1997 COMPARED TO FISCAL 1996


    REVENUE AND COSTS OF OPERATIONS. Net sales decreased 3% in Fiscal 1997 compared to Fiscal 1996. This decrease is due primarily to a decrease in revenue from sales of EPI-PURE-TM- and lower volumes of paint waste processed along with a slight decrease in the average selling price charged customers for processing paint waste. The Company has continued operating at or near capacity levels for the past three fiscal years. The Company's cost of operations as a percentage of net sales were 67.5% in Fiscal 1997 compared to 62.2% in Fiscal 1996. This percentage increase in operating costs was primarily related to the expensing of a throughput charge, which is based on the amount of paint waste processed through the DryPure-TM- system, paid to Haden Purification. In prior years, these throughput payments were applied to the Haden Purification note payable, which was settled during Fiscal 1997. Total throughput charges expensed in Fiscal 1997 were $59,000. In addition, the Company experienced higher utility costs, which increased by $58,000 over the prior year due primarily to higher average gas rates.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. In Fiscal 1997, the Company's selling, general and administrative expenses increased $332,000, or 32%. Payroll related costs accounted for $237,000 of this increase. Approximately $93,000 of the payroll increase is attributable to salaries and related expenses of personnel who, during Fiscal 1996, were employed part-time by the Company and part-time in a former operation of Meridian. During Fiscal 1997, these employees were employed full-time by the Company. The remainder of the payroll increase is due primarily to additional personnel costs required by the expansion project and increases in other administrative costs related to staffing for the development of the new Polymeric Recovery System business. Also included in the increased administrative expenses in Fiscal 1997 was $70,000 related to the amortization of loan costs incurred in Fiscal 1996. These factors resulted in selling, general and administrative expenses increasing to 40.3% of net sales in Fiscal 1997 from 29.6% of net sales in Fiscal 1996.


    INTEREST EXPENSE. Interest expense decreased $30,000 (or 6%) in Fiscal 1997 compared to Fiscal 1996. This decrease resulted from the compromise of the Haden note payable, and from declining interest expense related to the Mortgage Note as principal payments continue to decrease the outstanding Mortgage Note balance. The impact on interest expense of the additional borrowings related to the expansion of the Toledo, Ohio facility was negligible as interest of $56,000 related to the expansion project was capitalized during the construction phase of the project.

    INCOME TAXES. The Company had, as of February 28, 1997, net operating loss carryforwards for federal tax purposes of approximately $2,624,000. These net operating loss carryforwards, to the extent not utilized in Meridian's consolidated federal income tax return for its taxable year ended February 28, 1997, will be available for the reduction of future federal income tax. The Company's ability to utilize such net operating loss carryforwards will be limited by Section 382 of the Code. The net operating loss carryforwards begin expiring in fiscal 2005. See "Risk Factors -- Effect of Offering on Tax Net Operating Losses" and "Certain Federal Income Tax Considerations -- Ownership Change and Limitation of Losses, Credits and Deductions."

    OTHER EXPENSES. The Company expensed $276,000 of costs related to an attempted public offering of shares of Common Stock which were incurred in Fiscal 1997. The registration statement filed by the Company in connection with the proposed public offering was subsequently withdrawn by the Company.

    FISCAL 1996 COMPARED TO FISCAL 1995

    REVENUE AND COSTS OF OPERATIONS. Net sales increased 2% in Fiscal 1996 compared to Fiscal 1995. This modest sales increase was the result of the Company operating at or near capacity for the past two fiscal years compared to much larger revenue increases in prior periods. The Company's costs of operations as a percentage of net sales were 62.2% in Fiscal 1996 compared to 58.5% in Fiscal 1995. This percentage increase in operating costs primarily relates to an increase of $184,000 in fees paid in Fiscal 1996 to Aster for processing paint waste at its Dayton, Ohio facility pursuant to a license agreement between the Company and Aster, as well as increases in wages and benefits. These operating cost increases were partially offset by a decrease in DryPure-TM- powder processing costs.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. In Fiscal 1996, the Company's selling, general and administrative expenses increased $103,000 (or 11%) compared to Fiscal 1995 primarily due to increases in salaries, wages and benefits.

    INTEREST EXPENSE. Interest expense increased $22,000 (or 5%) in Fiscal 1996 compared to Fiscal 1995. This increase resulted from higher average outstanding advances from Meridian during the period but was partially offset by a decrease in interest expense related to the Mortgage Note due to principal payments decreasing the outstanding Mortgage Note payable balance.

LIQUIDITY AND CAPITAL RESOURCES


    The Company's working capital deficiency at November 30, 1997 increased to approximately $7,209,000, an increase of $3,354,000 over the working capital deficiency at February 28, 1997. This increase was a result of, in part, the classification of the balloon payment due on the Bank Debt in March 1998 as a current liability at November 30, 1997. The balloon payment, originally scheduled to be $1,906,000, was classified as a long-term liability at February 28, 1997. The Company, with the Senior Lender's approval, deferred a payment of $129,000 on the Bank Debt due in September 1997, increasing the balloon payment due in March 1998 to $2,035,000. The Bank Debt was incurred to finance the implementation of the Polymeric Recovery System at the Company's Toledo, Ohio facility. Additionally, the funding of losses as well as capital expenditures of approximately $271,000 related to the Polymeric Recovery System and the costs related to this Offering have contributed to the increase in working capital deficiency. Advances from Meridian increased $733,000 during the nine months ended November 30, 1997 due primarily to expenditures incurred in connection with the commencement of the start-up period for the Polymeric Recovery System, and debt service requirements of $355,000, including interest of $166,000, related to the Bank Debt.

Historically the Company has satisfied its operating cash requirements through a combination of (i) advances from Meridian, (ii) external borrowings, and (iii) cash generated by operating activities. Net advances from Meridian amounted to approximately $292,000 and $224,000 in Fiscal 1997 and Fiscal 1996, respectively. Excluding the advances from Meridian, the Company would have had a working capital deficiency of approximately $3,510,000 at November 30, 1997, $890,000 at February 28, 1997 and $189,000 at February 29, 1996.



    Cash generated from (used in) operating activities amounted to $54,000 for the nine months ended November 30, 1997 and ($344,000), $230,000 and ($1,000)
for Fiscal 1997, Fiscal 1996 and Fiscal 1995, respectively. Included in net cash provided by operating activities for the nine months ended November 30, 1997 and used in operating activities for Fiscal 1997 was cash used due to losses before extraordinary gain amounting to $876,000 for the nine months ended November 30, 1997, and $945,000 for Fiscal 1997. Contributing to the losses during these periods were personnel costs, administrative costs, including amortization of loan costs, and other costs related to the development and the start-up of the new Polymeric Recovery System. Cash flow from operating activities also fluctuates based on changes in operating assets and liabilities. Such changes amounted to cash generated (used) of approximately $563,000 for the nine months ended November 30, 1997 and $263,000, $116,000 and ($385,000) for Fiscal 1997,
Fiscal 1996 and Fiscal 1995 respectively. The increase during the nine months ended November 30, 1997 was primarily due to increases in accounts payable and accrued liabilities, which include costs incurred in connection with this Offering and a $119,000 increase in deferred revenue. Costs related to a proposed public offering which was not completed accounted for the increase in accounts payable in Fiscal 1997. The costs associated with the proposed public offering were expensed in Fiscal 1997. The large amount of cash used in Fiscal 1995 resulted primarily from an increase in accounts receivable of approximately $307,000 as the Company's net sales grew to approximately $3,459,000 in Fiscal 1995 from approximately $2,530,000 in Fiscal 1994.



    The Company's primary uses of cash are for the purchases of property and equipment and for the repayment of long-term debt. Cash used for such purchases and retirement of long-term debt amounted to $727,000 during the nine months ended November 30, 1997 and $2,882,000, $428,000, and $434,000 in Fiscal 1997,
Fiscal 1996 and Fiscal 1995, respectively. The large amount of cash used for these purposes in Fiscal 1997 was financed primarily by issuance of the Bank Debt which was incurred primarily to finance the construction of the Polymeric Recovery System at the Company's Toledo, Ohio facility.



    On December 15, 1989 the Company issued the Mortgage Note to the Toledo-Lucas County (Ohio) Port Authority. The Mortgage Note had a principal balance of approximately $2,235,000 at November 30, 1997. Haden Purification has assumed liability for one-half of the remaining principal, interest and fee payments due under the Mortgage Note. Accordingly, the Company has recorded a receivable of approximately $1,118,000 at November 30, 1997 for the portion of the Mortgage Note assumed by Haden Purification even though the Company remains liable for the entire outstanding Mortgage Note. The Mortgage Note bears interest at 8 1/2%. The Company's monthly principal and interest payments on the portion of the Mortgage Note not assumed by Haden Purification are $36,400. Additionally, under the terms of the Mortgage Note at November 30, 1997, approximately $310,000 of the Company's assets are held in a primary reserve fund by a trustee to meet debt service requirements in certain circumstances. Meridian is a guarantor of one-half of the outstanding Mortgage Note debt. In the event that Haden Purification defaults on the debt it assumed, the Company will be liable for repayment of the entire outstanding Mortgage Note, which would have a materially adverse impact on the financial condition and liquidity of the Company. See "Risk Factors -- Absence of Additional Financial Support from Meridian" and "-- Debt Service; Benefits of Offering to Insiders."


    On June 28, 1996, the Company executed a compromise agreement to, among other things, settle a note issued to Haden Purification, which had a balance due of $679,000, for $350,000 (the "Compromise Agreement"). The Company reported the gain on early extinguishment of debt as an extraordinary gain.

    During Fiscal 1997, the Company completed financing totaling $2,350,000 with the Senior Lender. The proceeds have been used primarily to finance the construction of the Polymeric Recovery System. The Bank Debt requires monthly principal payments of $21,000. A final payment of $2,035,000 is due in March 1998. Meridian is a co-signer on the Bank Debt. In addition, $750,000 of the Bank Debt is guaranteed by MNP Corporation, which owns 6.7% of the outstanding shares of Common Stock, and the Chairman of the Board of Directors, President and Chief Executive Officer of Meridian, who is also the Chairman of the Company's Board, has personally guaranteed the Bank Debt. Substantially all of the property and equipment of the Company, which has a net book value of $3,634,000 at November 30, 1997, has been assigned as collateral to the Toledo-Lucas County (Ohio) Port Authority and the Senior Lender. See "Relationships Between the Company and Meridian" and "Certain Other Relationships and Related Transactions."


    The Senior Lender has agreed upon the completion of this Offering to refinance the Bank Debt upon receiving a $500,000 principal payment and a $50,000 loan closing fee from the net proceeds of this Offering. The refinanced Bank Debt will mature in five years and provide for a seven-year monthly amortization schedule at the annual rate of the Senior Lender's prime rate plus 1%. In connection with the refinancing of the Bank Debt, (i) Meridian will no longer be required to be a co-signer, (ii) the Chairman of the Board of Directors, Chief Executive Officer and President of Meridian, who is also Chairman of the Company's Board, will be released from his personal guaranty of the Bank Debt, and (iii) MNP Corporation will be released from its guaranty of $750,000 of the Bank Debt. The Senior Lender will require that a $750,000 compensating balance be maintained with the Senior Lender after the refinancing. See "Relationships Between the Company and Meridian" and "Certain Other Relationships and Related Transactions."

    In November 1996, the Company issued shares of common stock representing an aggregate 20% interest for $600,000 to the Minority Stockholders.


    The Company is required to pay certain fees in connection with the DryPure-TM- technology that the Company has licensed to process paint waste. Under the terms of the Compromise Agreement with Haden Purification, the Company is required to continue to pay Haden Environmental, through July 1, 1998, a throughput charge of $10 per cubic yard of paint waste processed through the DryPure-TM- system. At November 30, 1997, remaining throughput charges are estimated to aggregate $66,000. The throughput charges will be reported as operating expenses as incurred through June 30, 1998. Prior to the execution of the Compromise Agreement, payments of the throughput charges were credited toward amounts due under a note payable to Haden Purification. The Company is also required to pay royalty fees to Aster based on pounds of paint waste processed with the new technology. These fees will be payable upon successful startup of the new equipment and sale of EPI-MER-TM-. The Aster license agreement requires payment of royalties on a minimum processing level of l,850,000 pounds of raw paint waste in the first year of production ($37,000), 3,700,000 pounds in the second year ($74,000), 5,000,000 pounds in the third year ($l00,000), and 7,000,000 pounds for each year thereafter ($140,000). This royalty rate decreases for annual processing in excess of 7,500,000 pounds. Additionally, the Company will be required to pay Aster a royalty fee of $.04 per pound of EPI-MER-TM- sold, subject to adjustment if the Company is unable to sell EPI-MER-TM- for a minimum of $.30 per pound. All royalty fees are subject to an adjustment at the end of the third year of processing based on the consumer price index.


    The Company also pays hourly fees to Aster for technical and manufacturing services. Total payments by the Company to Aster may not fall below a minimum of $20,000 per month unless the Company provides Aster with six months advance notice. At the end of the six month notice period, the Company's license for the use of the technology would become non-exclusive.

    In August 1997, the Company raised $275,000 through a private placement of units consisting of the Bridge Note, which had an original principal balance of $250,000, and 500,000 Bridge Warrants, which were sold for $.05 per Bridge Warrant. The Bridge Note, which is unsecured, bears interest at a rate of 10% per annum and is due upon the completion of this Offering. The Bridge Warrants entitle the holder to purchase 500,000 shares of Common Stock. The Bridge Warrants automatically convert upon the completion of this Offering to warrants with the same terms as the Warrants.

    During the past five years, the U.S. EPA has adopted a more pragmatic approach toward the regulated environmental community. This approach includes the use of cost/benefit analysis before implementing additional major levels of regulation on industry. In practice, the U.S. EPA appears to have recognized that it must be practical in balancing its mandate to provide vigilant environmental protection while fostering economic growth. The Company currently estimates that it will incur expenses of approximately $40,000 when the U.S. EPA reviews and approves the Company's plan to comply with a consent decree entered into between the Company and the U.S. EPA. Additionally, the Company estimates that the testing requirements necessary to demonstrate compliance with the U.S. EPA's standards for approval of a "Part B" permit, for which the Company has filed an application, will cost approximately $250,000. The Part B Permit allows a company to handle hazardous waste at a specific facility under the Federal Resource Conservation Recovery Act ("RCRA"). In the event that the U.S. EPA rejects the Company's application for a Part B permit, or if the Company decides to modify its Toledo, Ohio facility to eliminate the need for a Part B permit, the Company estimates that it will incur approximately $250,000 in capital expenditures to design and implement necessary modifications. The Company expects to incur both the $40,000 expense related to compliance with the consent decree and the $250,000 expense in connection with the application for a Part B permit or modifications of its Toledo, Ohio facility within the next two years. The Company does not currently project that it will incur any other material capital expenditures related to compliance with environmental regulations. See "Risk Factors -- Impact of Denial of U.S. EPA Permit" and "Business -- Environmental Standards and Government Regulation."


    The Company's expansion plans include the installation of six new facilities, all utilizing the Polymeric Recovery System to recycle paint waste. Of the six new facilities, five are planned to be on-site installations at customers' facilities, and one is planned to be a stand-alone, regional facility in the Southeast region of the United States. The Company estimates that the aggregate cost of the six new facilities, which are planned to be constructed over a two to three year period commencing in 1998, will be approximately $8,000,000 and that approximately $6,300,000 of external financing will be required to fund the construction of these facilities. The Company anticipates that the net proceeds from this Offering, together with projected cash flow from operations and proceeds from anticipated industrial development revenue bond financing, or other conventional financing, will be sufficient to fund the Company's operations and planned expansion program for the next three years. In its projections, the Company assumed that it will be able to install the on-site facilities and build the facility in the Southeast region of the United States within the next three years. The Company also assumed that it will sell the EPI-MER-TM- generated from the paint waste processed at these facilities at prices ranging from 15 cents to 20 cents per pound. The Company anticipates that it must sell EPI-MER-TM- at prices greater than 10 cents per pound to generate positive cash flow. If (i) the Company's assumptions change or prove to be inaccurate, (ii) the Company is unable to obtain sufficient financing to complete its expansion program, or (iii) the net proceeds from this Offering prove to be insufficient, the Company may be required to curtail its expansion activities or seek additional financing through the sale of additional debt or equity securities or borrowing from banks or other sources. There can be no assurance that such financing would be available or, if available, that it will be available on terms acceptable to the Company. See "Risk Factors -- Capital Requirements; Potential Unavailability of Additional Financing" and "Use of Proceeds."


    The Company has agreed, for a period of three years after the completion of this Offering, not to issue or sell any shares of Common Stock or other equity securities or sell or grant options, warrants or rights to purchase any shares of Common Stock or equity securities, without the prior written consent of the Underwriter, except for (i) options to purchase up to 310,000 shares of Common Stock, (ii) shares of Common Stock issuable upon exercise of such options, and
(iii) shares issuable upon exercise of any warrants outstanding on the date of this Prospectus or to be outstanding upon the completion of this Offering as described herein. Additionally, during such three year period, the Company may issue securities in connection with an acquisition, merger or similar transaction, provided that such securities are not registered under the Securities Act and do not have registration rights prior to the later of (a) twelve months after issuance, or (b) three years from the date of the completion of this Offering. Further, the Company may issue options to purchase shares of Common Stock to its employees, not exceeding 10% of the outstanding shares of Common Stock on the second anniversary of the completion of this Offering, during the period commencing on the second anniversary of such date and ending on the fourth anniversary of such date. The Company has agreed that for a period of three years after the completion of this Offering it will not file any registration statement with the Commission with respect to equity securities issued by the Company without the prior consent of the Underwriter. See "Underwriting."

    The use by the Company of a portion of the net proceeds from this Offering to (i) repay $550,000 of the Bank Debt, which includes a $50,000 loan closing fee, (ii) repay $490,000 of advances from Meridian, (iii) repay the $260,000 Bridge Note, including $10,000 of interest thereon, (iv) make capital expenditures of $250,000 in connection with the U.S. EPA Part B permit approval, and (v) make improvements for $150,000 to the Polymeric Recovery System at the Company's Toledo, Ohio facility will not negatively impact the Company's ability to pay its debts as they become due. See "Use of Proceeds."

    No new accounting standards which have not yet been adopted by the Company are expected to have a material effect on the financial statements of the Company.

                                    BUSINESS

GENERAL


    The Company is one of the first commercial paint waste recyclers in the United States. Since 1991, EPIC has processed over 76,500,000 pounds of paint waste through its recycling facility, including 12,900,000, 14,200,000 and 14,700,000 pounds of paint waste during the nine months ended November 30, 1997 and the years ended February 28, 1997 and February 29, 1996, respectively. The Company estimates that the annual worldwide generation of paint waste exceeds
3.7 billion pounds, approximately 1.8 billion pounds of which are generated in the United States. The Company processes hazardous and non-hazardous industrial paint waste for its customers and creates a recycled product, EPI-PURE-TM-. In addition to offering its customers an alternative that substantially eliminates the "cradle to grave" disposal liability otherwise associated with the generation of hazardous paint waste, the Company believes that the use of its recycling technologies contributes to the protection of the environment, conserves vital resources and offers a responsible solution to many of today's paint waste disposal problems.



    The Company uses two different systems to recycle paint waste: the patented DryPureTM system, which generates a resultant dry powder (EPI-PURETM) and which the Company typically sells as a filler in the formulation of certain building and construction products; and the Polymeric Recovery System, the patented paint waste recycling technology which the Company finished installing in its Toledo, Ohio facility in May 1997 and which is currently undergoing a start-up phase of production. Along with increasing the Company's processing capacity, the Polymeric Recovery System produces a recycled product (EPI-MERTM), which the Company intends to sell as a lower cost replacement for traditional, virgin materials used in formulated products. The Company is currently marketing EPI-MERTM to approximately ten potential customers, including those in the sealant, coating and adhesive industries.


    Historically, the Company has generated in excess of 97% of its annual sales revenue from the processing of paint waste. The Company has not generated significant revenues from the sale of EPI-PURE-TM- because the materials which EPI-PURETM replaces as a filler are generally inexpensive and the DryPure-TM-system generates a limited supply of EPI-PURE-TM-. The Company believes that EPI-MER-TM- has a greater range of commercial applications than EPI-PURE-TM- and that it can be sold at higher margins than EPI-PURE-TM-. For these reasons, management believes that the Company's profitability is substantially dependent on sales of EPI-MERTM. In addition, if the Company is successful in its marketing of EPI-MERTM, the Company believes that the revenue generated from sales of EPI-MERTM will provide the Company with flexibility when pricing its paint waste processing services. There can be no assurance that the Company will be able to construct and operate the Polymeric Recovery System in a way that will enable it to recycle paint waste in a commercially viable manner. Further, although the Company believes that a commercial market exists for EPI-MER-TM-, there can be no assurance that the Company will be able to market and sell EPI-MER-TM- on a profitable basis or at all. See "Risk Factors -- Commercial Viability of the Polymeric Recovery System" and "-- No Current Sales of EPI-MERTM; Developing Market for a New Product."

    The Company markets its paint waste recycling services to businesses that have spray painting operations that collect paint overspray (wastes) in water wash spray booths, which are typically used in industrial spray painting operations. The Company's marketing activities are concentrated in the Midwest region of the United States where over 80% of its revenues are generated, with the majority of annual revenues derived from customers in the automotive assembly business. The Company's customers generally are environmentally conscientious and by maintaining stringent quality controls, the Company has established a reputation in the industry of addressing these customer needs. Generally, the Company's target market for selling EPI-MERTM is different from the customers for which the Company currently recycles paint waste or to which the Company sells EPI-PURETM. Accordingly, the Company will be required to develop a new market and relationships with new customers prior to generating substantial sales of EPI-MERTM. The Company intends to use its current sales force to market and sell EPI-MERTM.

    Since the Company began marketing its services in 1991, the major barrier to successfully selling the Company's services has been the cost of the Company's recycling services compared to the cost of the two main disposal alternatives, landfilling and incineration. Using the Company's licensed technologies, paint waste generators pay two to four times more to recycle paint waste as compared to landfilling and incineration. The major difference between the Company's services and the disposal alternatives is that the disposal alternatives pose the potential for significant, long-term costs. The Company believes many generators of hazardous and non-hazardous paint waste are willing to pay the higher cost of recycling to substantially eliminate the generators' exposure to potential, long-term costs associated with the disposal alternatives. For example, by recycling hazardous paint waste, which during the Company's last two fiscal years have represented approximately 15% of the Company's annual sales revenue, businesses avoid liability as a "potential responsible party" at the landfill where their paint waste or incinerated ash is disposed and which may be declared a Superfund clean-up site. In addition, generators of non-hazardous paint waste avoid the expense associated with establishing that they did not contribute to the contamination of a landfill in the event that they are named as a "potential responsible party" with respect to the contamination. Further, the Company's customers substantially avoid the potentially adverse impact of changing environmental laws and regulations. Over the past five years, the Company has been successful in convincing many paint waste generators to select the environmentally sound alternative of the Company's recycling services which substantially eliminates their potential long-term liability. In addition, the Company's business is dependent upon certain patented technologies licensed from two separate, non-affiliated companies, one of which, Haden Environmental, is a direct competitor of the Company. See "Risk Factors -- Dependence on Licensed Technology" and "-- Competition."

    The Company's current business strategy is to grow its business by commercializing the Polymeric Recovery System technology through the following steps: (i) developing a market for and selling EPI-MER-TM- for use as a lower cost replacement for traditional, virgin materials used in formulated products;
(ii) the construction, ownership and operation of up to five customized Polymeric Recovery System on-site at large automotive assembly plants in the United States; and (iii) the construction of a second facility using the Polymeric Recovery System in the Southeast region of the United States to serve the market of small and medium size automotive assembly plants which individually generate lesser amounts of paint waste. The Company has submitted proposals for on-site facilities to three automotive assembly plants, two of which are present customers of the Company. However, the Company has no current commitments for the installation of any on-site facilities. The Company believes that as a result of the implementation of its business strategy to commercialize the Polymeric Recovery System (a) certain generators of paint waste will now be able to purchase and use materials that incorporate EPI-MER-TM- in the manufacture of their finished products, and (b) on-site facilities using the Polymeric Recovery System will decrease the price barrier for the Company's services by eliminating the cost borne by paint waste generators to transport paint waste to the Company's Toledo, Ohio facility. See "Risk Factors -- Capital Requirements; Potential Unavailability of Additional Financing" and "Business -- Marketing Strategy; Proposed Expansion Program."

DEVELOPMENT OF THE PAINT WASTE RECYCLING BUSINESS

    Increased public awareness of the harmful effects on the environment and public health due to the disposal of wastes has resulted in extensive federal, state and local laws and regulations governing the handling and disposal of waste products. These laws and regulations impose stringent standards on the management of wastes and provide substantial liabilities for violators who fail to comply with applicable regulatory requirements. Generators of hazardous wastes such as hazardous paint waste are faced with continuing liability without regard to fault for certain past and present disposal practices. Additionally, in the event that a landfill is declared a Superfund clean-up site, generators of paint waste that was disposed of in the landfill may be targeted as "potentially responsible parties" and, as a result, incur significant litigation expense defending themselves. Recycling, as opposed to other disposal alternatives, greatly reduces, if not eliminates, the continuing liability of the waste generator. In response to the federal, state and local regulatory environment, a market has developed for companies with appropriate recycling facilities and the expertise necessary to comply with existing regulatory requirements.

    Paint waste, because of its stickiness and leaching characteristics, is one of the most difficult wastes to legally dispose of and therefore poses a significant disposal problem for their generators. Approximately

40% to 60% of the paint used in industrial spray painting processes becomes waste that requires disposal or recycling. Currently, the only legal disposal methods available for paint waste are landfilling and incineration.

    Incineration of paint waste, which is generally at least twice as expensive as landfill for the disposal of paint waste, involves (i) fuel blending, which is the commingling of various waste streams into a fuel supplement for use as an alternative fuel in the manufacture of cement or generation of energy, or (ii) direct thermal destruction of waste streams, which results in the generation of an ash residue which may contain heavy metals or other hazardous constituents. Ash residue containing hazardous constituents can be legally disposed only in a fully permitted hazardous waste landfills, thereby continuing the generator's potential long-term liability connected with the disposal of hazardous waste. In addition, ash generated by the incineration of non-hazardous paint waste may be designated as potentially causing the contamination of a landfill, thereby exposing the generator to expenses related to demonstrating that it was not responsible for contamination.

    Recycling of waste materials is considered by the U.S. EPA to be a desirable means of reducing waste. According to the U.S. EPA's definition, recycle is a broad term that includes "to use, reuse, or reclaim." A material is reclaimed if it is processed to recover a useful product or if it is regenerated. When customers send paint waste to the Company's facility, the Company reclaims the paint waste by processing it to recover a useful product. The U.S. EPA encourages this type of waste management because it preserves limited landfill space. Avoiding the need to place hazardous paint waste in landfills also allows generators to significantly reduce the threat of incurring liability under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as Superfund liability.

    In early 1989, Meridian became aware of the magnitude of the disposal problems facing generators of paint waste and learned of a then unique process for the handling of this waste. The process, known as DryPure-TM- and patented by Haden Environmental, heats the paint waste, driving off liquids and volatile organic compounds, resulting in a dry, inert powder that represents a reduction in the volume of paint waste by up to 90%.

    Originally DryPure-TM- systems were sold directly to automotive manufacturers which disposed of the resultant dry powder from the process in a landfill. Meridian recognized that small and mid-size paint waste generators presented a market for the DryPure-TM- system. In addition, Meridian began exploring the possibility of selling the resultant dry powder, EPI-PURE-TM-, and was successful in finding commercial applications for it as a filler in the formulation of certain building and construction products. In order for the Company's processes to be accepted as recycling under current federal and state regulations, the processes (i) must recover a usable product and use the reusable product for a commercial product, (ii) must use the waste as a substitute for a commercial product, or (iii) the materials derived from the waste must be used as an ingredient in an industrial process to make a product. The waste or the materials derived from the waste cannot be burned to recover its energy, or used to produce a fuel or used as a constituent in a fuel, incinerated or disposed of in a landfill. Historically, the Company has satisfied these requirements through sales of EPI-PURE-TM-. See "Risk Factors -- No Current Sales of EPI-MER-TM-; Developing Market for a New Product."

    In 1989, as a result of Meridian's success in finding applications and markets for EPI-PURE-TM-, Meridian and Haden Purification formed EPIC as a general partnership for the purpose of constructing commercial facilities to recycle paint waste. EPIC commenced commercial operations at its newly constructed paint waste recycling facility in Toledo, Ohio in March 1991. In 1992, Haden Purification terminated its 50% partnership interest in EPIC and NPI and MEPI, wholly-owned subsidiaries of Meridian, became the sole general partners of EPIC.

    In September 1995, EPIC entered into a license agreement with Aster which developed a new paint waste recycling process known as the Polymeric Recovery System. In the Polymeric Recovery System, patented technology is used to process paint waste in a reaction vessel under low heat and vacuum to drive off the volatile organic compounds and moisture. The resin, pigment and fillers that remain are not cured but are further compounded with proprietary additives producing a putty-like recycled material known as

EPI-MER-TM-. The formulated material has the performance characteristics of traditional, virgin materials but has a substantially lower formulation cost. The Company has implemented a $2,300,000 facilities and equipment expansion of its Toledo, Ohio facility to commercialize the Polymeric Recovery System.

PAINT WASTE PROCESSING MARKET

    The Company estimates that the annual worldwide generation of paint waste exceeds 3.7 billion pounds, approximately 1.8 billion pounds of which are generated in the United States. The Company anticipates processing approximately 15,000,000 pounds of paint waste in Fiscal 1998, which represents less than 1% of the paint waste generated in the United States. The Company plans to continue to increase its market share of paint waste processing and recycling through its newly expanded processing facility in Toledo, Ohio and owning, installing and operating customized Polymeric Recovery Systems at the Company's customers' plants. The Company believes that on-site facilities will be attractive to large quantity paint waste generators due to transportation and other cost savings. In addition, the Company plans to build an additional stand-alone plant in the Southeast region of the United States similar to the Company's Toledo, Ohio facility utilizing the Polymeric Recovery System to expand the Company's capacity in new geographic areas. See "Risk Factors -- Commercial Viability of the Polymeric Recovery System."

    The Company intends to target the automotive market for the sale of on-site facilities, which represents approximately 10% of the total U.S. paint waste market. There are 68 automotive assembly plants in the United States, 34 of which each generate from 2,775,000 to 7,400,000 pounds of paint waste annually. The Company plans to initially target these 34 automotive assembly plants for its on-site facilities and, secondarily, target the paint and coating market, which produces approximately 950,000,000 gallons of paint annually. See "Risk Factors -- Commercial Viability of the Polymeric Recovery System."

    Besides domestic automotive manufacturers, substantial quantities of paint waste are generated by companies that manufacture automotive sub-assemblies, consumer durable goods, furniture, airplanes, buses, recreation vehicles, boats and trains. In addition, paint manufacturers and paint waste brokers also provide paint waste to the market.

RECYCLED PRODUCT MARKET

    Paints and coatings are compounded polymeric materials that have chemical composition similar to other classes of compounded polymeric materials such as sealants, adhesives, plastics and rubbers. Because paints are used as decorative and protective coatings, they must possess durability properties under various aging conditions. The same is true for the other compounded polymeric materials mentioned above. Therefore, the ingredients in paints are useful in other classes of materials that require superior aging resistance. The materials which comprise paints, resins, pigments, stabilizers, flow modifiers, plasticizers, curing agents, adhesion promoters and fillers can be recovered from paint waste so long as the paint has not cured.

    The Polymeric Recovery System recovers certain materials from the paint waste to produce EPI-MER-TM- which can be utilized as a replacement for traditional, virgin materials in formulated products and which the Company believes will be priced significantly less than the cost of traditional, virgin materials. The initial target markets for EPI-MER-TM- are manufacturers and formulators of the following compounded polymer products: vinyl plastisols, hot melts, adhesives, pressure sensitive adhesives, caulks, butyls, asphalt, mastics, paint and coatings. EPI-MER-TM- sales will be concentrated in the sealant, coating and adhesive industries, which collectively have an annual market volume in the United States of approximately eight billion pounds. In order to generate sales of EPI-MER-TM- (i) the recycled product must meet the same performance characteristics as the material it replaces, (ii) it must be priced competitively relative to the product EPI-MER-TM- is replacing and other alternatives which exist for the Company's prospective customer, and (iii) the Company must be able to produce sufficient quantities of EPI-MER-TM- to satisfy the customer's processing requirements. The Company does not believe that it will be required to sell EPI-MERTM in order to be price competitive with other paint waste processors but that sales of EPI-MERTM will instead provide the Company with flexibility when pricing its paint waste processing services. See "Risk Factors -- No Current Sales of EPI-MER-TM-; Developing Market for a New Product."

    EPI-PURE-TM- is typically used as a filler in the formulation of certain building and construction products. For example, EPI-PURE-TM- is used by manufacturers as partial replacements for sand in concrete and calcium carbonate in asphalt related products. Fillers such as EPI-PURE-TM- are used to add bulk to the final product. The Company has not generated significant revenues from the sale of EPI-PURE-TM- because the materials which EPI-PURE-TM- replaces as a filler are generally inexpensive and the DryPure-TM- system generates a limited supply of EPI-PURE-TM-.

MARKETING STRATEGY; PROPOSED EXPANSION PROGRAM

    Since the Company began marketing its services in 1991, the major barrier to successfully selling the Company's services has been the cost of the Company's recycling services compared to the cost of the two main disposal alternatives, landfilling and incineration. Using the Company's current technology (the DryPure-TM- system), paint waste generators pay two to four times more to recycle paint waste as compared to landfilling and incineration. The major difference between the Company's services and the disposal alternatives is that the disposal alternatives pose the potential for significant long-term costs. For example, by recycling hazardous paint waste, which during the Company's last two fiscal years have represented approximately 15% of the Company's annual sales revenue, businesses avoid liability as a "potential responsible party" at the landfill where their paint waste or incinerated ash is disposed and which may be declared a Superfund clean-up site. In addition, generators of non-hazardous paint waste avoid the expense associated with establishing that they did not contribute to the contamination of a landfill in the event that they are named as a "potential responsible party" with respect to the contamination. Further, the Company's customers substantially avoid the potentially adverse impact of changing environmental laws and regulations. Over the past five years, the Company has been successful in convincing many paint waste generators to select the environmentally sound alternative of the Company's recycling services and substantially eliminating their potential long-term costs.

    The Company has been operating near capacity for the past two fiscal years. Therefore, the Company has focused its overall marketing efforts on customer satisfaction and maintenance of relationships instead of primarily targeting new customers, which was the focus of the Company's marketing efforts during the first three fiscal years of its operations.

    The newly-installed Polymeric Recovery System in the Toledo, Ohio facility provides a 50% increase in the Company's existing paint waste processing operations. In order to fill this capacity, the Company will target the generation of new customers while maintaining its current customer base. In addition, the Company will focus its marketing efforts on generating sales of EPI-MER-TM-. Although the Company believes a commercial market exists for EPI-MER-TM-, there can be no assurance that the Company will be able to market and sell EPI-MER-TM- on a profitable basis or at all. See "Risk Factors -- Commercial Viability of the Polymeric Recovery System" and "-- No Current Sales of EPI-MER-TM-."

    The Company plans to own, install and operate the on-site facilities. Management currently estimates that the cost of constructing and installing each customized on-site processing equipment installation will be approximately $1,000,000. Management believes this marketing strategy will be attractive to the Company's customers because the on-site facilities will enable generators of paint waste to significantly decrease their cost of processing paint waste through the elimination of transportation costs. The on-site installation of Polymeric Recovery System facilities is economically feasible because the cost of equipment to process paint waste using the Polymeric Recovery System is about 50% less than the DryPure-TM- system. Management plans to initially market the customized on-site facilities to large automotive assembly plants in the Midwest region of the United States where the Company has an established market relationship and several existing customers in this market category. Although there are no current commitments for the installation of such systems, the Company has submitted proposals for on-site facilities to three automotive companies, two of which are present customers of the Company. Management currently estimates that the first customized on-site facility will be developed within the next two years. The Company anticipates that it will enter into a long-term agreement with the customer for each on-site facility, including set prices for processing paint waste and minimum requirements for paint waste processed on an annual basis, which terms the Company believes to be standard for on-site paint waste processing facilities. In addition, the Company anticipates that it will sell the EPI-MER-TM- generated by the Polymeric Recovery System at each on-site facility. However, there can be no assurance that the Company will be able to operate the Polymeric Recovery System in a way that will allow it to recycle paint waste in a commercially viable manner. Further, the Company believes that only 34 of the 68 automotive assembly plants in the United States generate sufficient paint waste to justify the purchase of a Polymeric Recovery System. This limited number of customers may negatively impact the Company's ability to sell on-site facilities. See "Risk Factors -- Commercial Viability of the Polymeric Recovery System" and "-- Limited Number of Potential Customers for On-site Facilities."

    In addition to the newly installed $2,300,000 Polymeric Recovery System in the Company's Toledo, Ohio facility and the marketing of on-site facilities, the Company plans to increase its revenue through the construction of a second Polymeric Recovery System processing and recycling plant in the Southeast region of the United States to accommodate that geographic market which includes smaller and medium sized automotive assembly plants generating approximately 925,000 to 2,775,000 pounds of paint waste annually. Management estimates a cost of $3,000,000 (excluding start-up costs) to build this second plant which management projects will increase the Company's annual processing and recycling capacity by approximately 12,000,000 pounds. Management currently estimates that construction of the second plant will commence during 1998 and be completed in late 1999. The Company has not selected a location in the Southeast region of the United States or developed plans for the construction of the second facility. Management projects that the second plant will be operating at full capacity within two years of the completion of construction. See "Risk Factors -- Commercial Viability of the Polymeric Recovery System."

    The Company plans to finance approximately 80% of the costs of the on-site facilities and the second processing and recycling plant in the Southeast region of the United States through industrial development revenue bond financing or, in the event that industrial development revenue bond financing is not available on favorable terms, from conventional financing sources. The Company has no current commitments or arrangements for such financing and there can be no assurance that such financing will be available or, if available, that is will be available on acceptable terms. Without such additional financing, the Company will not be able to complete its proposed expansion program. See "Risk Factors -- Captial Requirements; Potential Unavailability of Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    The sales of EPI-MER-TM- are being handled through direct selling efforts. The Company believes that the use of direct sales personnel is sufficient to provide sales coverage across a full line of potential formulators that would use 100% of the EPI-MER-TM- produced. The Company believes that individual sales to formulators will typically involve large quantities of EPI-MER-TM-. Because a reformulated compound takes time for testing and acceptance, the Company is building an inventory of EPI-MER-TM- which will demonstrate that the EPI-MER-TM-is available for use. The Company is currently marketing EPI-MER-TM- to approximately 10 potential customers, including those in the sealant, coating and adhesive industries. EPI-MER-TM-, as a replacement for traditional, virgin materials, must meet the same performance characteristics as the material it replaces. EPI-MER-TM- has met certain vendor formulation specifications and is undergoing further tests by vendors. See "Risk Factors -- No Current Sales of EPI-MER-TM-; Developing Market for a New Product."

CUSTOMERS AND MARKETING

    The Company markets its paint waste recycling services to businesses that have spray painting operations that collect paint overspray (waste) in water wash spray booths. The Company's marketing activities are concentrated in the Midwest region of the United States where over 80% of its revenues are generated, with the majority of annual revenues derived from customers in the automotive assembly business. The Company's customers generally are environmentally conscientious and by maintaining stringent quality controls, the Company has established a reputation in the industry of addressing these customer needs. Because the Company provides an alternative to the potential long-term liability associated with landfill disposal of paint waste, many customers conduct thorough reviews and audits of the Company's operations, including the Company's compliance with environmental laws and regulations.

    The Company utilizes a direct sales force to market its services. In addition, the Company generates sales through the use of manufacturer representatives and waste management brokers. Typically, the

Company enters into individual, one-year purchase orders with its customers to process and recycle their paint waste. Because generators of paint waste and the Company need to carefully control the shipment and processing of paint waste, upon execution of an agreement the Company establishes a long-term schedule for delivery and processing of the customer's paint waste at the Company's Toledo, Ohio facility. Although approximately 55% of the Company's customers (representing approximately 82% of the Company's current sales volume) have been customers of the Company since 1994, substantially all of the Company's business is generated from individual purchase orders, which define the price for which the Company will process paint waste and the quality of paint waste to be supplied by the customer but which do not require the customer to send any paint waste to the Company. For the fiscal year ended February 28, 1997, ARK, Inc. (American Recycling of Kentucky) and Subaru-Isuzu Automotive, Inc. represented approximately 18.6% and 16.3% of the Company's sales revenue, respectively.

COMPETITION

    Presently, approximately 99% of paint waste nationally is disposed of through landfills or by incineration, and approximately 1% is processed and recycled by methods utilized by the Company and its competitors. The Company is aware of three other companies, Haden Environmental, Salem Environmental Services and Nortru, a division of Philip Environmental Services, that compete directly with the Company by providing processing and recycling services to generators of paint waste. These competitors utilize similar methods of thermal drying to those of the Company; however, over the years the Company has developed the capability to process a broader range of paint waste than its competitors. In addition, management believes that the implementation of the Polymeric Recovery System and sales of EPI-MER-TM- may give the Company a competitive advantage by providing a higher value, recycled product for use as a raw material in industrial products and thereby permitting the Company to decrease the price of its paint waste processing services. See "Risk Factors -- No Current Sales of EPI-MER-TM-; Developing Market for a New Product."

    Competitive factors in paint waste processing or disposal include price, service and the potential long-term costs associated with paint waste generation and disposal. While paint waste generally can be landfilled or incinerated at a lower initial cost than recycling, these disposal methods expose the generators to potential long-term liability or litigation expense under stringent federal and state regulations. On the other hand, although the costs of the Company's recycling processes initially are greater than landfilling or incineration, the Company's recycling process substantially eliminates continuing generator costs. Landfilling and incineration are provided by national, regional and local companies, many of which have substantially greater resources than the Company. In addition, the Company's direct recycling competitors have substantially greater financial, marketing and other resources than the Company. There can be no assurance that one of the Company's competitors or a new competitor will not develop a method of recycling paint waste which is more efficient and profitable than the methods currently employed by the Company. Additionally, there can be no assurance that large industrial customers or other waste management companies will not attempt to develop their own methods of recycling or otherwise minimizing, treating or disposing of waste. See "Risk Factors -- Competition."

    The Company's business is dependent on the continued use of water wash spray booths by companies that perform spray painting. Water wash spray booths are a capture device used in spray painting operations which uses chemically treated water to collect fugitive paint overspray. The process uses a large volume of air movement to carry paint spray particles into contact with a chemically treated water flood sheet. The treated water detackifies the paint, which is then either skimmed from the water surface or sinks to the bottom and is subsequently collected. The Company processes the resulting sludge or paint waste. The introduction of new technology that replaces water wash spray booths would have a material adverse effect on the financial condition, operations and liquidity of the Company. See "Risk Factors -- Competition."

    Management believes that currently there are no recycled products similar to EPI-MERTM which are sold as a lower cost replacement for traditional, virgin materials used in formulated products. However, no assurances can be given that current suppliers of traditional, virgin materials which would be replaced by EPI-MERTM will not lower their prices to compete with EPI-MERTM. In addition, no assurances can be given that companies with substantially greater resources than the Company will not enter the replacement market for traditional, virgin materials in formulated products. See "Risk Factors -- Competition."

TECHNOLOGY LICENSES

    DRYPURE-TM- SYSTEM. Under the terms of the Compromise Agreement, the Company has a non-exclusive, perpetual license from Haden Environmental to use the DryPure-TM- system for recycling paint waste at its Toledo, Ohio facility. Haden Environmental is not permitted to grant a license for the DryPure-TM-system to any third party paint waste processor through July 1, 1998 within 200 miles of Toledo, Ohio, which encompasses the industrial center of the midwestern region of the United States and a significant portion of the Company's customer base. Additionally, Haden Environmental and its affiliates are not permitted to compete with the Company, directly or indirectly, as a third party paint waste processor within 200 miles of

Toledo, Ohio through July 1, 1998. Furthermore, through July 1, 1998 Haden Environmental is not permitted to grant a license for the DryPure-TM- system outside the 200-mile exclusivity radius to any third party paint waste processor without first offering the Company a 30-day right of first refusal on the location (but not price) of the proposed new facility. The exclusivity provisions only apply to third-party paint waste processors such as the Company, and do not apply to the sale or lease of the DryPure-TM- system to businesses which use the DryPure-TM- system to process paint waste or other wastes which they generate (E.G., Chrysler, Ford, Toyota, Caterpillar). As a result, Haden Environmental may directly compete with the Company. The Company's previously existing obligation to pay Haden Environmental a throughput charge of $10 per cubic yard of paint waste processed through the DryPure-TM- system will terminate on July 1, 1998. At November 30, 1997, remaining throughput charges were estimated to aggregate $66,000. Prior to the execution of the Compromise Agreement, payments of the throughput charge were credited toward amounts due under a note payable to Haden Purification. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


    POLYMERIC RECOVERY SYSTEM. The Company has an exclusive, worldwide (except for Mexico) perpetual license for the use of patented mechanical and chemical technology from Aster which comprise the Polymeric Recovery System. The Company pays royalties to Aster based on pounds of paint waste processed annually. The license agreement requires the Company to pay royalties on a minimum of 1,850,000 pounds of raw paint waste in the first year of production ($37,000), 3,700,000 pounds in the second year of production ($74,000), 5,000,000 pounds in the third year of production ($100,000) and 7,000,000 pounds for each year thereafter ($140,000). This royalty rate decreases for annual processing in excess of 7,500,000 pounds. Additionally, the Company will be required to pay Aster a royalty fee of $.04 per pound of EPI-MER-TM- sold, subject to downward adjustment if the Company is unable to sell EPI-MER-TM- for a minimum of $.30 per pound. In the event that the Company is unable to process the minimum requirement of paint waste in any given year, the Company can retain the license by paying the full royalties on the amount of raw paint waste processed and a royalty fee of $.04 per pound of EPI-MER-TM- sold during that year. All royalty fees are subject to an adjustment beginning three years from the completion of the start-up period based on the consumer price index. The Company also pays hourly fees to Aster for technical and manufacturing services. Although the term of the license agreement is perpetual, the Company may terminate the license agreement at any time if it determines that profits on the licensed technology are insufficient. Aster may terminate the license agreement if the Company fails to meet its financial obligations or violates any term of the license agreement and fails to remedy such breach within 30 days after written notification by Aster. Total payments by the Company to Aster may not fall below a minimum of $20,000 per month unless the Company first provides Aster with six months advance notice. At the end of the six-month notice period, the Company's license of the Polymeric Recovery System becomes non-exclusive.

    The Company has a right of first refusal to match any offer to purchase either Aster or the Polymeric Recovery System. The license agreement also provides for a decrease in the royalty payments made by the Company in the event that the inventor of the licensed technology is either no longer affiliated with Aster or is unable to provide technical services to the Company. The Company is permitted to grant sublicenses of the Polymeric Recovery System after obtaining the written consent of Aster. The Company and Aster will share equally in the proceeds from sub-licensed operations outside the United States (other than Mexico).

DESCRIPTION OF PROCESSES

    DRYPURE-TM- SYSTEM.

    The Company currently processes over 95% of its paint waste using the DryPure-TM- system. After testing all incoming paint waste from customers for unacceptable contaminants, the paint waste is off-loaded into hoppers for transfer to the DryPure-TM- system. At the beginning of the DryPure-TM- process, the paint waste is pumped into a thermal fluid dryer where dual Holo-flite screws filled with 600-degree Fahrenheit oil, indirectly heat the paint waste to 450 degrees Fahrenheit. This heating reaction drives off volatile compounds, leaving solids consisting of cured cross-linked resins in the form of a powder. The solids are then passed through a screen separating the cured powder from uncured paint waste, which is then returned to the dryer for further processing. Liquids that flash off during the process are captured in a vapor dome and are routed to the DryPure-TM- waste heat boiler. In this boiler, captured vapors are combusted as a supplemental fuel with natural gas at 1,400 to 1,600 degrees Fahrenheit for a dwell time of two seconds and the thermal energy is recycled back into the system to heat the oil which provides heat for the dryer. From dryer to heat exchanger, the entire closed-loop process is carefully monitored by the Company's computer system and a continuous emissions monitor checks the stack emissions to verify and record that the vapors have been completely destroyed.

    Within the DryPure-TM- system, the Company's stack emissions comply with applicable U.S. EPA standards and EPI-PURE-TM-, the resultant product from the DryPure-TM- system, tests below the U.S. EPA's allowable level for leachates which would be characterized as hazardous waste (the amount of organic and inorganic analytes present in liquid, solid and multiphase wastes). In order to comply with federal requirements, the maximum concentration of leachates must not exceed the following limits (as measured in mg/L): arsenic 5.0; barium 100.0; cadmium 1.0; chromium 5.0; lead 5.0; mercury 0.2; selenium 1.0; and silver 5.0. With the Company's two continuous-process DryPure-TM- units in operation, nearly 72,000 pounds of paint waste can be processed in a 24-hour period. In the last six fiscal years, the Company has processed over 76,500,000 pounds of paint waste into approximately 18,000,000 pounds of EPI-PURE-TM-. The Company has sold over 14,500,000 pounds of EPI-PURE-TM- to the construction industry for use as a raw material in roof mastic, concrete block, control-low-strength materials and other construction products. Although sales of EPI-PURE-TM- are not material from a financial point of view, sales of EPI-PURE-TM- are significant to the Company for business purposes because such sales complete the recycling process. See " -- Environmental Standards and Government Regulation."

    POLYMERIC RECOVERY SYSTEM.

    The Polymeric Recovery System, the Company's new licensed technology, is considered by the Company to be a significant advance in industrial paint waste recycling technology. Certain paint wastes, once considered non-recyclable, such as epoxy resins, latex paints and inks, can be processed and reused by the same industries that produced them. In the Polymeric Recovery System, quality analysis tests are performed to determine the necessary ingredients that must to be added to the paint waste to control its final stage physical properties. After consolidating the additives and the paint waste in a 2,000-gallon pre-conditioning vessel, the mixture is pumped into a 3,000-gallon reactor which resembles a pressure cooker and is processed for several hours under vacuum and lower heat than utilized under the DryPure-TM- system (less than 300 degrees Fahrenheit) to drive off the volatile organic compounds and moisture. The resin, pigment and fillers that remain are not cured but are further compounded with proprietary additives producing a product in the form of a putty, liquid or powder material configuration known as EPI-MER-TM-, a recycled product which can be formulated as an additive, plasticizer, resin extender or filler in vinyl or butyl adhesive and sealant applications. The formulated material has the performance characteristics of virgin materials but has a substantially lower formulation cost. See "Business -- Marketing Strategy; Proposed Expansion Program."

    The installation of the Polymeric Recovery System at the Company's Toledo, Ohio facility was completed in May 1997. The Company's Polymeric Recovery System uses approximately 8,000 square feet of plant space in the Company's Toledo, Ohio facility.

    For the past three fiscal years, the Company has been operating its Toledo, Ohio plant near its capacity using three shifts which represents an annual processing capability of approximately 17,300,000 pounds of paint waste. The Company's annual paint waste processing capacity is increased approximately 27,750,000 pounds with the addition of the Polymeric Recovery System.

RAW MATERIALS

    In the DryPure-TM- system, trap rock (a small, inexpensive stone) is used to facilitate heat transfer, to keep paint waste from adhering to the equipment and to reduce the size of the EPI-PURE-TM- particles. In the Polymeric Recovery System, a plasticizer, carbon black clay and potassium hydroxide may be added to the paint waste to control the final stage physical properties of the EPI-MER-TM-. Each of these additives is readily available at reasonable prices.

BACKLOG

    The Company's operations typically process shipments within a relatively short time of receipt. Accordingly, no large volume of paint waste is stored at the Company's Toledo, Ohio facility at any time. Because the generators and the Company need to carefully control the shipment and processing of paint waste, upon execution of a sales contract the Company establishes a long-term schedule for delivery and processing of the customer's paint waste at the Company's Toledo, Ohio facility. Accordingly, the Company normally has its maximum processing capacity scheduled for one to three months in advance.

ENVIRONMENTAL STANDARDS AND GOVERNMENT REGULATION

    The Company's business currently consists of the recycling of paint waste. Each aspect of this business is subject to significant federal, state and local environmental regulations. Based upon current laws and regulations, the Company believes that its policies, practices and procedures substantially comply with current applicable environmental laws and regulations. Specifically, the Company's facility in Toledo, Ohio is currently subject to the following federal and state environmental regulations, among others: (i) federal requirements for recyclable materials (40 CFR 266.20(b)); federal requirements for waste burned in boilers of industrial furnaces (BIF) (40 CFR part 266, subpart H); State of Ohio air regulations governing permits to install new sources of pollution (OAC 3745-31) and permits to operate and variances (OAC 3745-35); and the National Pollutant Discharge Elimination System (OAC DSW-0100). Additionally, the Company is subject to State of Ohio regulations governing the discharge of waste water (OAC DSW-0200). Further, the Company will be subject to other state environmental laws and regulations after it installs the on-site facilities outside the State of Ohio and develops the second waste processing facility in the Southeast region of the United States. No assurance can be given that such other state environmental laws and regulations or that future changes in environmental laws, regulations, or interpretations currently applicable to the Company or changes in the nature of the Company's operations will not have a material adverse effect on the financial condition, operations and liquidity of the Company.

    During the past five years, the U.S. EPA has adopted a more pragmatic approach toward the regulated environmental community. This approach includes the use of cost/benefit analysis before implementing additional major levels of regulation on industry. In practice, the U.S. EPA appears to have recognized that it must be practical in balancing its mandate to provide vigilant environmental protection while fostering economic growth. The Company currently estimates that it will incur expenses of approximately $40,000 when the U.S. EPA reviews and approves the Company's plan to comply with a consent decree entered into between the Company and the U.S. EPA. Additionally, the Company estimates that the testing requirements necessary to demonstrate compliance with the U.S. EPA's standards for approval of a "Part B" permit, for which the Company has filed an application, will cost approximately $250,000. The Part B Permit allows a company to handle hazardous waste at a specific facility under RCRA. In the event that the U.S. EPA rejects the Company's application for a Part B permit, or if the Company decides to modify its Toledo, Ohio facility to eliminate the need for a Part B permit, the Company estimates that it will incur approximately $250,000 in capital expenditures to design and implement necessary modifications. The Company expects to incur both the $40,000 expense related to compliance with the consent decree and the $250,000 expense in connection with the application for a Part B permit or modifications of its Toledo, Ohio facility within the next two years. The Company does not currently project that it will incur any other material capital expenditures related to compliance with environmental regulations. See "Risk Factors -- Impact of Denial of U.S. EPA Permit" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    Recycling of hazardous paint waste currently comprises approximately 15% of the Company's sales volume, with remaining sales volume consisting of non-hazardous paint waste. Volatile gases are generated from hazardous waste in the recycling process and are used as a supplemental fuel in the Company's waste heat boilers. In July 1994, the Company submitted an application with the U.S. EPA for an operating permit identified as a "Part B" permit, which, as a processor of hazardous paint waste, the Company is required to obtain. In connection with its Part B permit application, the Company has requested authorization to store hazardous paint waste which will enhance its operating efficiencies. The Company currently is operating under interim status until a final resolution of its application for a Part B permit is reached. Historically, the U.S. EPA has taken several years to review submitted applications for permits of this type. There can be no assurance, however, that the U.S. EPA will issue a Part B permit to the Company, or, if such a permit is issued, whether the operational and control conditions of the permit will allow the Company to continue operations in a profitable manner. The U.S. EPA's denial of a Part B permit could also adversely impact the Company's relations with its customers. Although the Company continually evaluates its alternatives in the event that its application for a Part B permit is denied, denial of such permit could have a material adverse effect on the financial condition, operations and liquidity of the Company. See "Risk Factors -- Impact of Denial of U.S. EPA Permit."

    The Company's comprehensive recycling program meets the objectives of RCRA by processing a hazardous paint waste stream into a new raw material for beneficial reuse in a manufacturing process, thereby ending a generator's potential long-term liability. Equipment that is used to recycle hazardous waste is not subject to hazardous waste permits or other management standards, except air emissions controls under RCRA. However, paint waste which meets the hazardous waste listing criteria or exhibit one or more hazardous waste characteristics must be managed as a hazardous waste prior to the recycling activities. The Company is not required to have a storage permit for hazardous waste because it does not currently store any such material at its Toledo, Ohio facility. A water discharge permit is not required for the DryPure-TM- system since it does not result in the discharge of fluids to a sewer system or outside the facility. The Company has been granted a "permit to install" by the Ohio EPA which allows the installation and operation of the Polymeric Recovery System. Presently, the waste water generated by the Polymeric Recovery System is being treated offsite pending the installation of discharge treatment equipment which is required to bring the waste water discharge to acceptable guidelines. The Company estimates that the treatment equipment will cost approximately $25,000. The Company anticipates the final water discharge permit will be granted after the Company submits its water discharge analysis. There can be no assurance that the Company will be able to obtain a water discharge permit.

    After a generator's waste paint has been processed, the Company issues a Recycle Certificate evidencing the Company's comprehensive manifesting and tracking system and including the paint waste's original manifest number, dates of processing and ultimate disposition. The information becomes a permanent record of the Company and can be recalled/supplied if and when the generator has a need to validate its recycle program.

    Environmental legislation and regulations have changed rapidly in recent years, and it is possible that the Company will be subject to increasingly stringent environmental standards in the future. The Company may be required to make significant additional expenditures relating to the environmental matters on an ongoing basis in order to maintain its current and future operations. There can be no assurance that any such expenditures, or other expenditures and penalties resulting from unforeseen circumstances, administrative actions or liabilities relating to environmental matters, will not have a material adverse effect on the financial condition, operations and liquidity of the Company. Furthermore, there can be no assurance that new government regulations will not have a material adverse effect on the financial condition, operations and liquidity of the Company.

CORPORATE HISTORY

    Meridian, a publicly-traded holding company located in Toledo, Ohio with businesses in steel distribution and processing operations, formed the Company under Delaware law in February 1996 as a subsidiary to hold all of the outstanding stock and partnership interests of NPI and MEPI, the sole general partners of EPIC. In November 1996, the Company issued shares of Common Stock representing an aggregate 20% interest in the Company for $600,000 to the Minority Stockholders. Prior to the completion of this Offering, the Company will issue shares of Meridian Preferred Stock in exchange for certain outstanding indebtedness of the Company to Meridian. The Compay estimates it will owe Meridian approximately $4,020,000 immediately prior to the completion of this Offering, of which $2,000,000 will be exchanged for 1,000,000 shares of Meridian Preferred Stock, approximately $1,530,000 will be contributed to the capital of the Company and $490,000 will be repaid to Meridian from the net proceeds of the Offering. To the extent that the amount of debt exchanged by Meridian for the Meridian Preferred Stock exceeds the fair market value of such Meridian Preferred Stock, such excess shall be treated as a contribution by Meridian to the Company's capital. See "Relationships Between the Company and Meridian -- Meridian Preferred Stock." As a result of this Offering, Meridian's beneficial ownership of the Common Stock will be reduced from 80% to 40% (or 37.2% if the Underwriter's Overallotment Option is exercised in full). See "Risk Factors -- Absence of Additional Financial Support from Meridian," "-- Control by Meridian" and "Relationships Between the Company and Meridian."

EMPLOYEES


    At December 31, 1997, the Company had 32 full-time employees and had engaged two independent contractors. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that its employee relations are satisfactory.


LITIGATION

    There are no material legal proceedings pending against the Company.

PROPERTIES


    The Company owns a 19,500 square foot building located in Toledo, Ohio where it conducts its paint waste recycling operations. This property and the Company's DryPure-TM- recycling equipment are subject to a mortgage securing repayment of the Mortgage Note issued by the Company in connection with industrial development revenue bonds issued by the Toledo-Lucas County (Ohio) Port Authority to fund the initial construction of the Company's Toledo, Ohio facility. At November 30, 1997, the outstanding principal balance of the Mortgage Note was $2,235,000. Haden Purification has assumed liability for one-half of the remaining principal, interest and fee payments due under the Mortgage Note. Meridian is a guarantor of one-half of the Mortgage Note. Substantially all of the property and equipment of the Company, which has a net book value of $3,634,000 at November 30, 1997, has been assigned as collateral to the Toledo-Lucas County (Ohio) Port Authority and to the Senior Lender.


    The Company has subleased 1,000 square feet of administrative and sales office space on the second floor of an office building located at 810 Chicago Street in Toledo, Ohio from Ottawa River Steel Co. Ottawa River Steel Co., a wholly-owned subsidiary of Meridian, leases the property from Chicago Investors. In addition, the Company has leased a 14,000 square foot building and land located at 805 Chicago Street in Toledo, Ohio from Chicago Investors where it screens, packages and warehouses EPI-PURE-TM-. Chicago Investors is a general partnership in which Champlain Investors, a general partnership, has a 50% interest. Mr. Feniger owns a one-half interest in Champlain Investors and his father, Yale M. Feniger, owns the remaining one-half interest.

    Both leases commenced March 1, 1996 and terminate February 28, 1998, with options permitting the Company to extend the lease term for three additional one-year periods. Rent payments for the 810 Chicago Street property are $585 per month for the initial two-year term, $625 per month during the first option period, $675 per month during the second option period and $725 per month during the third option period. Rent payments for the 805 Chicago Street property are $1,175 per month during the initial two-year term, $1,550 per month during the first option period, $1,700 per month during the second option period and $1,800 per month during the third option period. After the expiration of the initial lease term or, if applicable, any additional renewal term, the Company may retain possession of each property as a month-to-month tenant at the monthly rent in effect during the most recent rental period, with each lease cancelable on 60 days prior notice by either the landlord or the Company.

    The Company also leases approximately 17,000 square feet of material storage space in Toledo, Ohio under a one year lease expiring in June 1998 with monthly rental of $2,572.

    The Company believes that its existing facilities are adequate in all material respects for the needs of the Company's current business operations and that the monthly rental payments are at market values that are at least as favorable to the Company as those that could be obtained from independent third parties. See "Relationships Between the Company and Meridian."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information with respect to the executive officers and directors of the Company as of the date of this Prospectus.

NAME                                             AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
Bruce F. Maison............................          55   President, Chief Executive Officer and
                                                           Director (Class II)
Real P. Remillard..........................          66   Chief Financial Officer and Secretary
Joseph D. Van Brackel......................          36   Treasurer
Spencer I. Browne..........................          48   Director (Class I)
William D. Feniger.........................          50   Chairman of the Board and Director (Class
                                                           I)
James L. Rosino............................          43   Director (Class III)

    Set forth below is a brief background of the executive officers and directors of the Company, based on information supplied by them.

    BRUCE F. MAISON has been President and Chief Executive Officer of the Company since its inception in February 1996 and a director since June 1996. Mr. Maison has served as President of EPIC since April 1990. From 1981 to February 1990, Mr. Maison served as Vice President of International Operations for the DeVilbiss Company's Industrial and Commercial Division, a manufacturer of coating application equipment. Mr. Maison has also served as a director of the Toledo Employers Association since April 1996. Mr. Maison earned a B.S. in Business Administration from Wayne State University and is a graduate of the Executive Development Programs in Finance and New Product Development at the University of Michigan.

    REAL P. REMILLARD has been Chief Financial Officer and Secretary of the Company since June 1996. Mr. Remillard was Chief Financial Officer and Vice President -- Finance of Meridian from August 1985 through February 1995, Secretary of Meridian from January 1986 through May 1996 and Treasurer of Meridian from February 1989 through May 1996. Mr. Remillard earned a B.S. from Bryant College in Accounting and Finance and is a member of the Ohio Society of Certified Public Accountants.

    JOSEPH D. VAN BRACKEL has been Treasurer of the Company since June 1996. From June 1995 to May 1996, Mr. Van Brackel served as Corporate Accounting Manager of Meridian. From January 1994 to June 1995, Mr. Van Brackel served as Assistant Controller of Chase Brass and Copper Co. and from February 1988 to December 1993 served as Manager of Consolidations and Reporting of Vickers Inc.
 Mr. Van Brackel earned a B.B.A. from the University of Notre Dame.

    SPENCER I. BROWNE has been a director of the Company since November 1996. Mr. Browne formed Stategic Asset Management LLC in January 1997 to assist small companies in raising debt and equity capital. From August 1988 until September 1996, Mr. Browne served as President, Chief Executive Officer and a director of Asset Investors Corporation ("AIC"), a real estate investment trust which is traded on the New York Stock Exchange ("NYSE"), which he co-founded in 1986. He also served as President, Chief Executive Officer and a director of Commercial Assets, Inc., an American Stock Exchange traded company affiliated with AIC, from its formation in October 1993 until September 1996. In addition, from June 1990 until March 1996, Mr. Browne served as President and a director of M.D.C. Holdings, Inc., an NYSE traded company and the parent company of a major homebuilder in Colorado. He is director of Mego Mortgage Corporation, which is a specialized consumer finance company traded on Nasdaq.

    WILLIAM D. FENIGER has been a director of the Company since February 1996 and Chairman of the Company's Board since June 1996. Mr Feniger is Chairman of the Board of Directors and Chief Executive Officer of Meridian and has served as such since August 1985. Mr. Feniger also currently serves as President of Meridian and has served as such since 1991. Mr. Feniger earned a B.S. in Finance from the University of Denver.

    JAMES L. ROSINO has been a director of the Company since October 1996. Mr. Rosino is Chief Financial Officer and Vice President -- Finance of Meridian and has served as such since February 1996. Mr. Rosino has also served as Secretary and Treasurer of Meridian since May 1996. From May 1988 through February 1996, Mr. Rosino served as Corporate Controller of Meridian. Mr. Rosino earned a Bachelor of Business Administration degree from the University of Toledo and is a Certified Public Accountant.

    The Company has agreed for a period of three years after the completion of this Offering to use its best efforts to elect to the Board a nominee designated by the Underwriter who is reasonably acceptable to the Company. Meridian has executed an agreement to vote its shares of Common Stock in favor of the Underwriter's nominee during such three year period. The Underwriter will also be entitled to have an advisor to the Board during such three year period in the event that its nominee is not a director of the Company. The Underwriter's nominee, if not a director, will be entitled to attend or participate in all Board meetings and to receive advance notice of all proposed Board actions and resolutions.

    The Underwriter has not yet designated a nominee to the Board. In the event that the Underwriter does not designate a nominee to the Board promptly after the completion of this Offering or the Underwriter's nominee is not reasonably acceptable to the Company, the directors of the Company will appoint an independent director to the Board promptly after the completion of this Offering. After the appointment of a new director, the Board will consist of five directors divided into three classes; Class I Directors, Class II Directors and Class III Directors. The Company's Class I Directors, Class II Directors and Class III Directors will serve until the annual meeting of the Company's stockholders to be held in 1998, 1999 and in the year 2000, respectively, and until their respective successors are duly elected and qualified or until their early resignation or removal. Directors of each class will be elected for a full term of three years (or any lesser period representing the balance of the previous term of such class) and until their respective successors are duly elected and qualified or until their resignation or removal.

    Officers are appointed by and serve at the discretion of the Board. Mr. Maison serves as President and Chief Executive Officer of the Company. Mr. Remillard serves as Chief Financial Officer and Secretary of the Company. Both Messrs. Maison and Remillard are employed pursuant to employment agreements. See "-- Executive Compensation" and "Underwriting."

    All future transactions between the Company and its officers, directors and 5% stockholders will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company. In addition, all agreements between the Company and any of its stockholders entered into during the three year period commencing the date of the completion of this Offering must be reasonably acceptable to the Underwriter.

COMMITTEE OF THE BOARD OF DIRECTORS

    Effective upon the completion of this Offering, the Board will establish an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board has determined that Spencer I. Browne and the new director (either the Underwriter's nominee or an independent director appointed by the Board) will serve on the Audit Committee and the Compensation Committee. The Board has not yet determined which directors will serve on the Stock Option Committee.

    The general functions of the Audit Committee will include selecting the independent auditors (or recommending such action to the Board), evaluating the performance of the independent auditors and their fees for services, reviewing the scope of the annual audit with the independent auditors and the results of the audit with management and the independent auditors, consulting with management, internal auditors and the independent auditors as to the systems of internal accounting controls and reviewing the nonaudit services performed by the independent auditors and considering the effect, if any, on their independence.

    The Compensation Committee will be authorized and directed to (i) review and approve the compensation and benefits of the Company's executive officers, (ii) review and approve the annual salary budgets, (iii) review management organization and development, (iv) review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees, and (v) review and recommend for the approval of the Board the compensation of directors.

    The Stock Option Committee will be authorized and directed to administer the Option Plan and the Directors' Plan (both as defined below), grant options under the Option Plan and the Directors' Plan and administer any other plans that may be established by the Company.

EXECUTIVE COMPENSATION

    The following table sets forth the amount of all compensation paid by the Company for services rendered during the fiscal years ended February 28, 1997 and February 29, 1996 and February 28, 1995 to the Company's Chief Executive Officer. None of the Company's other most highly compensated executive officers received total salary and bonus compensation exceeding $100,000 during the fiscal year ended February 28, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        -------------
                                                                                         SECURITIES
                                                                                         UNDERLYING
                                          ANNUAL COMPENSATION                           OPTIONS/SARS
                                    --------------------------------    OTHER ANNUAL     (NUMBER OF      ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR       SALARY      BONUS    COMPENSATION(1)      SHARES)     COMPENSATION
----------------------------------  ---------  ----------  ---------  ----------------  -------------  -------------
Bruce F. Maison ..................
 President and Chief
 Executive Officer (2)                   1997  $  131,250         --    $   2,232                --              --
                                         1996     125,000  $  23,000        2,611                --              --
                                         1995     111,077     10,000        2,295                --              --

--------------
(1) The aggregate amounts of personal benefits not included in the Summary Compensation Table do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2) All compensation shown for Mr. Maison was paid to him as President of EPIC and as President of another subsidiary of Meridian.

                            ------------------------

EMPLOYMENT CONTRACTS


    Mr. Maison is employed as President and Chief Executive Officer of the Company under an employment agreement expiring February 2002, with automatic one year extensions upon expiration unless either the Company or Mr. Maison notifies the other party of its intention to terminate the agreement. The employment agreement provides for an initial annual base salary of $131,250, subject to an increase for each fiscal year of at least 5% of the annual base salary for the prior fiscal year, at the discretion of the Board. The employment agreement also provides a deferred compensation benefit of up to $190,000 and a bonus arrangement based on the Company's performance. Mr. Maison is entitled to hospitalization insurance, disability and retirement plan benefits and such other benefits as are provided to executives of Meridian. In the event of the termination of Mr. Maison by the Company other than for cause within two years of a "change of control" of the Company, Mr. Maison will receive an amount equal to the sum of three times his base salary and all amounts due to him through the term of the employment agreement. For the purposes of the employment agreement, a "change of control" occurs upon a substantial change of control of the Company, including, without limitation, a transaction in which shares representing greater than 30% of the voting power of the Company are acquired by a person, entity or group other than Meridian.


    Meridian has guaranteed the Company's obligations under the employment agreement with Mr. Maison and agreed to vote the shares of Common Stock which it owns in favor of the election of Mr. Maison to the Board. Additionally, Meridian has agreed to pay Mr. Maison up to a maximum of 5% of the net proceeds received by Meridian from the sale of its shares of Common Stock and Preferred Stock and a bonus of $24,500 upon the completion of this Offering.

    Mr. Remillard is employed as Chief Financial Officer and Secretary of the Company under an agreement expiring November 2000. The employment agreement provides for an initial annual base salary of $50,000, subject to an increase each year at the discretion of the Board, and requires that Mr. Remillard work an average of 20 hours a week. Additionally, Mr. Remillard is entitled to bonuses and stock options at the discretion of the Board. Mr. Remillard is entitled to hospitalization insurance, disability and retirement plan benefits and such other benefits as are provided to salaried employees of the Company.

DIRECTOR COMPENSATION

    Directors of the Company do not currently receive compensation for their services. It is expected that, upon completion of this Offering, the Company will adopt a plan to compensate the non-employee directors based on their attendance at meetings. In the event that the Underwriter designates an advisor to the Board, such designee will receive the same fee for attendance at meetings as the non-employee directors of the Company.

STOCK OPTION PLANS

    1997 NON-QUALIFIED AND INCENTIVE STOCK OPTION PLAN


    The Company's 1997 Non-Qualified and Incentive Stock Option Plan (the "Option Plan") was adopted by the Board in October 1997, subject to approval by the Company's stockholders. The Board amended the Option Plan to, among other things, increase the number of authorized shares reserved for issuance under the Option Plan. An aggregate of 235,000 shares of Common Stock have been reserved for issuance under the Option Plan, subject to adjustment upon the occurrence of certain specified capitalization events.


    The Option Plan is intended to encourage ownership of Common Stock by officers and other employees of the Company, to encourage their continued employment with the Company, and to provide them with additional incentives to promote the continued growth and success of the Company. The Option Plan will become effective as of the completion of this Offering and will terminate ten years from that date, but such termination will not affect any outstanding options previously granted.

    The Option Plan provides that the Company's Stock Option Committee may grant options and otherwise administer the Option Plan; provided, however, in no event shall an employee be granted an Option or Options to acquire more than 150,000 shares in any one calendar year. Options granted under the Option Plan may be
(i) incentive stock options, (ii) non-qualified stock options, or (iii) a combination of the foregoing. The exercise price for incentive stock options and, unless otherwise determined by the Stock Option Committee, the exercise price for non-qualified stock options granted under the Option Plan must be at least equal to the fair market value of the Common Stock on the date of the grant; however, in the event that an incentive stock option is granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or, if applicable, a subsidiary or parent corporation of the Company, the exercise price per share for such incentive stock options cannot be less than 110% of the fair market value of the Common Stock on the date of grant. In addition, the Company has agreed that it will not grant any non-qualified stock options at less than the fair market value of the Common Stock on the date of grant. The exercise price of options granted under the Option Plan is payable in cash or, at the discretion of the Stock Option Committee, in whole or in part, in shares of Common Stock, valued at their fair market value at the date of exercise; however, the Company may establish "cashless exercise" procedures, subject to applicable laws, rules and regulations, pursuant to which a holder of an option may exercise an option and arrange for a simultaneous sale of the underlying Common Stock, with the exercise price being paid from the proceeds of such sale. Options expire on the dates determined by the Stock Option Committee, in its sole discretion, but not later than ten years from the date of grant.

    The Option Plan also provides that in the event of the occurrence of a Change in Control (as defined in the Option Plan), an employee would be entitled to exercise his or her options in full, regardless of any vesting requirement set forth in such options, but each such option would terminate 90 days after the occurrence of the Change in Control.

    The Option Plan may be amended at any time by the Board, but no amendment can be made without the approval of the Company's stockholders if stockholder approval is required under Section 422 or

Section 162(m) of the Code, or Rule 16b-3 under the Exchange Act. No amendment may, however, impair the rights or obligations of the holder of any option granted under the Option Plan without his or her consent.


    Effective upon the completion of this Offering, the Company granted options, subject to approval of the Option Plan by the Company's stockholders, to purchase 210,000 shares of Common Stock under the Option Plan, including options to purchase 125,000 shares granted to Bruce F. Maison, the Company's President and Chief Executive Officer, and options to purchase 21,000 shares granted to Real P. Remillard, the Company's Chief Financial Officer and Secretary. The per share exercise price of all such options is the initial price at which shares of Common Stock are sold pursuant to this Offering. All options granted to Mr. Maison and Mr. Remillard are fully vested. One-third of all other options granted under the Option Plan vest each year, with the options becoming fully exercisable at the end of three years. The term of the options is ten years from the date of grant.


    1997 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


    The Company's 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board in October 1997. An aggregate of 75,000 shares of Common Stock have been reserved for issuance under the Directors' Plan, subject to adjustment upon the occurrence of certain specified capitalization events.


    The Directors' Plan is intended to encourage non-employee directors of the Company to acquire or increase their ownership of Common Stock on reasonable terms and to foster a strong incentive for non-employee directors to put forth maximum effort for the continued success and growth of the Company. The Directors' Plan will become effective as of the completion of this Offering and will terminate five years from that date.

    Each of the Company's non-employee directors serving at the time of the completion of this Offering (I.E., Messrs. Feniger, Rosino and Browne) will be granted an option on the closing date of this Offering to purchase 25,000 shares of Common Stock. The per share exercise price of options granted under the Directors' Plan will be the fair market value of the Common Stock on the date of grant. For Options granted on, or as of, the closing of this Offering, fair market value is defined as the initial price at which shares of Common Stock are sold pursuant to this Offering. The exercise price of options granted under the Directors' Plan is payable in cash or in shares of Common Stock valued at fair market value at the time of exercise, or a combination of cash and shares; however, the Company may establish "cashless exercise" procedures, subject to applicable laws, rules and regulations, pursuant to which a director may exercise an option and arrange for a simultaneous sale of the underlying Common Stock, with the exercise price being paid from the proceeds of such sale. Options may be exercised at any time after the six-month anniversary of the date of grant. Options granted under the Directors' Plan will expire ten years after the date of grant, subject to earlier termination.

    In the event that a director ceases to be a member of the Board (other than by reason of death or disability), an option may be exercised by the director (to the extent the director was entitled to do so at the time he or she ceased to be a member of the Board) at any time within seven months after he or she ceases to be a member of the Board, but not beyond the term of the option. If the director dies or becomes disabled while he or she is a member of the Board of Directors, or within seven months after he or she ceases to be a member of the Board, the option may be exercised in full by his or her personal representative or distributees at any time within one year after his or her death or disability, but not beyond the term of the option. In the event of the occurrence of a Change in Control (as defined in the Directors' Plan) a director would be entitled to exercise the option in full, but such option would terminate 90 days after the Change in Control.

    The Directors' Plan may be amended at any time by the Board. No amendment may, however, impair the rights or obligations of the holder of any option granted under the Directors' Plan without his or her consent.

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION; INSURANCE

    Pursuant to the Company's Second Restated Certificate of Incorporation, the Company must, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "Delaware Law"), as amended from time to time, indemnify all persons (E.G., directors and officers) whom it may indemnify pursuant thereto and advance expenses incurred in defending any proceeding for which such right to indemnification is applicable, but the indemnitee must provide the Company with an undertaking to repay all amounts advanced if it is determined by the Company or a final judicial decision that the indemnitee is not entitled to be indemnified by the Company. The Company's Second Restated Certificate of Incorporation contains a provision eliminating, to the fullest extent permitted by Delaware Law, the personal liability of the Company's directors for monetary damages for breach of a fiduciary duty. By virtue of this provision, under current Delaware Law, a director of the Company will not be personally liable for monetary damages for breach of his fiduciary duty as a director, except for (i) any breach of his duty of loyalty to the Company or to its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) dividends or stock purchases or redemptions that are unlawful under Delaware Law, and (iv) any transaction from which he derives an improper personal benefit. This provision of the Company's Second Restated Certificate of Incorporation pertains only to breaches of duty by directors as directors and not in any other corporate capacity such as officers, and limits liability only for breaches of fiduciary duties under Delaware Law and not for violations of other laws such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in the Company's Second Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

    The Company maintains directors' and officers' liability insurance covering certain liabilities that may be incurred by directors and officers of the Company in connection with the performance of their duties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, effective as of the completion of this Offering, with respect to the beneficial ownership of the Common Stock by (i) each beneficial owner of more than 5% of the issued and outstanding shares thereof, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group, both before and after giving effect to this Offering. Meridian, which owns all of the outstanding Meridian Preferred Stock, is the only holder of the Company's Preferred Stock. See "Relationships Between the Company and Meridian."

                                                                                          COMMON STOCK
                                                                          --------------------------------------------
                                                                                                  PERCENT (2)
                                                                            NUMBER OF     ----------------------------
                                                                              SHARES         BEFORE
                  NAME AND ADDRESS OF BENEFICIAL OWNER                       OWNED(1)       OFFERING    AFTER OFFERING
------------------------------------------------------------------------  --------------  ------------  --------------
Meridian National Corporation
 805 Chicago Street
 Toledo, OH 43611.......................................................    1,000,000           80.0%        40.0%(3)
Elliot Smith
 400 East 56th Street, Apt. 19D
 New York, NY 10022.....................................................       83,333            6.7%         3.3%
MNP Corporation (4)
 44225 Utica Road
 Utica, MI 48318-9002...................................................       83,333            6.7%         3.3%


DIRECTORS AND EXECUTIVE OFFICERS
------------------------------------------------------------------------
Bruce F. Maison
 810 Chicago Street
 Toledo, OH 43611.......................................................      125,000(5)         9.1%         4.8%
Real P. Remillard
 810 Chicago Street
 Toledo, OH 43611.......................................................       21,000(6)         1.7%           *
William D. Feniger
 805 Chicago Street
 Toledo, OH 43611.......................................................           --(7)           *            *
Spencer I. Browne
 650 South Cherry Street
 Denver, CO 80222.......................................................       83,333(7)         6.7%         3.3%
James L. Rosino
 805 Chicago Street
 Toledo, OH 43611.......................................................           --(7)           *            *
All executive officers and directors as a group (6 persons).............      229,333(8)        16.4%         8.7%


--------------
* Less than 1%

(1) Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership of such securities within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2) The computation used in determining the percent of beneficial ownership includes a fraction which has as its numerator (i) the actual number of shares of stock owned, plus (ii) the number of shares beneficially owned pursuant to rights exercisable within 60 days of the completion of this Offering and the denominator includes the total number of shares outstanding plus the number of shares determined in item (ii) of the numerator with respect to the holder for which the computation is made. Accordingly the total beneficial ownership exceeds 100%.

(3) Meridian will beneficially own 37.2% of the then issued and outstanding shares of Common Stock if the Underwriter's Overallotment Option is exercised in full.

(4) Mr. Larry Berman, the Chairman of the Board of Directors and a stockholder of MNP Corporation, is a director of Meridian.


(5) Consists of 125,000 shares of Common Stock subject to stock options granted pursuant to the Option Plan that will become exercisable on approval of the Option Plan by the Company's stockholders.


(6) Consists of 21,000 shares of Common Stock subject to stock options granted pursuant to the Option Plan that will become exercisable on approval of the Option Plan by the Company's stockholders.

(7) Does not include 25,000 shares of Common Stock subject to stock options that become exercisable six months after the completion of this Offering.

(8) Includes the stock options granted to Messrs. Maison and Remillard.

                 RELATIONSHIPS BETWEEN THE COMPANY AND MERIDIAN

GENERAL


    Prior to the completion of this Offering, Meridian owned 80% of the outstanding shares of Common Stock. As a result of this Offering, Meridian's ownership of the Common Stock will be reduced from 80% to 40% (or 37.2% if the Underwriter's Overallotment Option is exercised in full). Meridian is a guarantor of one-half of the Company's obligations under the Mortgage Note which had an outstanding principal balance of approximately $2,235,000 at November 30, 1997. In addition, Meridian is a co-signor of the Bank Debt, which had an outstanding principal balance of $2,098,000 at November 30, 1997. With the exception of William D. Feniger and James L. Rosino, none of the executive officers and the present directors of the Company are present officers or directors of Meridian. See "Risk Factors -- Absence of Additional Financial Support from Meridian," "-- Control by Meridian," "Management" and "Principal Stockholders."


    The Senior Lender has agreed upon the completion of this Offering to refinance the Bank Debt upon receiving a $500,000 principal payment and a loan closing fee of $50,000 from the net proceeds of this Offering. Meridian will not be required to co-sign the refinanced Bank Debt. In addition, William D. Feniger, Chairman of the Board of Directors, Chief Executive Officer and President of Meridian, who is also the Chairman of the Company's Board, will also be released from his personal guaranty of the Bank Debt in connection with the refinancing. Mr. Feniger owns approximately 23% of Meridian's common stock and approximately 33% of Meridian's non-voting series A preferred stock. Further, the terms of the refinanced Bank Debt prevent the Company from making any loans or advances to Meridian.

PRIOR INTERCOMPANY ARRANGEMENTS

    Prior to the completion of this Offering, the Company participated in a cash arrangement with Meridian pursuant to which Meridian managed the Company's cash. Under the arrangement, cash was remitted to Meridian as collected by the Company and transferred as needed to meet its cash requirements. Meridian charged interest by allocating the interest charges borne by Meridian back to the Company based upon the average daily balances of net advances by Meridian to the Company. Meridian also provided other management services to the Company, including compensation and benefits administration, payroll processing, use of certain general accounting systems and income tax compliance. Meridian allocates costs to the Company on the basis of specific services provided. The Company's management believes that the allocations by Meridian do not materially differ from the actual expenses which would have been incurred had the Company not received such services from Meridian.

REAL ESTATE LEASES

    The Company has subleased 1,000 square feet of administrative and sales office space on the second floor of an office building located at 810 Chicago Street in Toledo, Ohio from Ottawa River Steel Co. Ottawa River Steel Co., a wholly-owned subsidiary of Meridian, leases the property from Chicago Investors. In addition, the Company has leased a 14,000 square foot building and land located at 805 Chicago Street in Toledo, Ohio from Chicago Investors where it screens, packages and warehouses EPI-PURE-TM-. Chicago Investors is a general partnership in which Champlain Investors, a general partnership, has a 50% interest. William D. Feniger, Chairman of the Company's Board and Chairman, President and Chief Executive Officer of Meridian, owns a one-half interest in Champlain Investors and his father, Yale M. Feniger, owns the remaining one-half interest. The current annual rentals for the office space and for the EPI-PURE-TM- processing space are $7,020 and $14,100, respectively. The Company believes that monthly rental payments are at market rates that are at least as favorable to the Company as those that could be obtained in dealings with third parties on an arm's length basis. See "Business -- Properties."

MERIDIAN PREFERRED STOCK

    The Company estimates that it will owe Meridian approximately $4,020,000 immediately prior to the completion of this Offering, of which $2,000,000 will be exchanged for 1,000,000 shares of Meridian Preferred Stock, approximately $1,530,000 will be contributed to the capital of the Company and $490,000 will be repaid to Meridian from the net proceeds of this Offering. To the extent that the amount of debt exchanged by Meridian for the Meridian Preferred Stock exceeds the fair market value of such Meridian Preferred Stock, such excess shall be treated as a contribution by Meridian to the Company's capital. See "Description of Securities -- Preferred Stock."

TAX SHARING AGREEMENT

    The Company and Meridian have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to certain federal and state income or franchise tax matters relating to Meridian's business for tax years or tax periods prior to the completion of this Offering. In general, with respect to taxable periods ending on or before the last day of the taxable year in which this Offering occurs, Meridian will continue to be responsible for (i) filing consolidated federal income tax returns for the Meridian affiliated group, including in each case the Company and its subsidiaries for the relevant periods that such companies were members of such group, (ii) filing unitary, combined or consolidated state income tax returns for any unitary, combined or consolidated group that includes the Company or any of its subsidiaries and Meridian or any of its other subsidiaries, and (iii) paying the taxes (including any subsequent adjustments resulting from the re-determination of such tax liabilities by the applicable taxing authorities) relating to such returns except to the extent attributable to the Company's business, which will be paid by the Company to Meridian who will in turn pay such taxes to the applicable taxing authorities. The Company will be responsible for separate state income tax returns, audits and tax payments of the Company and its subsidiaries for periods prior to this Offering, unless otherwise specifically provided in the Tax Sharing Agreement. The Company will also be responsible for audits, filing returns and paying taxes related to the Company's business for subsequent periods. The Company and Meridian have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

TRANSITIONAL AGREEMENT

    Meridian provides certain corporate management and administrative services to the Company, including corporate accounting, tax, legal and employee benefit services. The Company and Meridian have entered into a Transitional Agreement which will be effective upon the completion of this Offering for a period of one year and provides, among other things, for Meridian to provide such services on a cost basis to the Company.

    Future arrangements between the Company and Meridian, if any, will be determined through negotiation between Meridian and the Company. Any such future arrangements are also expected to be on terms no less favorable to the Company than could be obtained in dealings with third parties on an arm's length basis. In addition, the Company has agreed, pursuant to the Underwriting Agreement, to not make any loans or advances to Meridian, or any entity affiliated with Meridian, for a period of three years after the completion of this Offering.

STOCK OWNERSHIP

    Upon completion of this Offering, Meridian will beneficially own, in the aggregate, 40% of the then issued and outstanding shares of Common Stock (or 37.2% if the Underwriter's Overallotment Option is exercised in full). Accordingly, Meridian will have significant influence on the election of the Company's directors and other stockholder actions, including approving or disapproving certain material corporate transactions such as a merger or sale of substantially all of the assets of the Company.

MANAGEMENT

    William D. Feniger, Chairman of the Company's Board, serves as Chairman of the Board of Directors, President and Chief Executive Officer of Meridian. Mr. Feniger will devote such time to the business and affairs of the Company as he deems appropriate; however, he has duties and responsibilities to Meridian which will require most of his time and which may reduce the time which he might otherwise spend as Chairman of the Company's Board. Mr. Feniger, however, is not an executive officer of the Company. Mr. Feniger owns approximately 23% of Meridian's common stock and approximately 33% of Meridian's non-voting series A preferred stock. Larry Berman, the Chairman of the Board of Directors and a stockholder of MNP Corporation, which owns 6.7% of the outstanding shares of Common Stock, is a director of Meridian. See "Management and Principal Stockholders."

              CERTAIN OTHER RELATIONSHIPS AND RELATED TRANSACTIONS

    The Senior Lender has agreed upon the completion of this Offering to refinance the Bank Debt upon receiving a $500,000 principal payment and a $50,000 loan closing fee from the net proceeds of this Offering. William D. Feniger, the Chairman of the Company's Board, will be released from his personal guaranty of the Bank Debt in connection with the refinancing. In addition, MNP Corporation, which owns 6.7% of the outstanding shares of Common Stock, will be released from its guaranty of $750,000 of the Bank Debt in connection with the refinancing. MNP Corporation holds an option to purchase a building and certain real property owned by Meridian. In the event that MNP Corporation would have been required to make any payments to the Senior Lender pursuant to its guaranty of the Bank Debt, under an agreement between MNP Corporation and Meridian the option price at which the building and real property are purchasable by MNP Corporation would have been decreased by the amount of such payment by MNP Corporation to the Senior Lender.

    All future transactions between the Company and its officers, directors and 5% stockholders will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company. In addition, all agreements between the Company and any of its stockholders entered into during the three year period commencing the date of the completion of this Offering must be reasonably acceptable to the Underwriter.

                           DESCRIPTION OF SECURITIES

GENERAL

    The Company is authorized to issue an aggregate of 20,000,000 shares of Common Stock, $.01 par value per share, and 2,500,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock").

COMMON STOCK

    Immediately prior to the completion of this Offering, 1,250,000 shares of Common Stock were issued and outstanding. Immediately following the completion of this Offering (assuming the Underwriter's Overallotment Option is not exercised), 2,500,000 shares of Common Stock will be issued and outstanding. See "Prospectus Summary -- The Offering."

    Holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of the Common Stock do not have cumulative voting rights, so that holders of more than 50% of the shares of Common Stock (subject to the voting rights that the holders of Preferred Stock may then possess) are able to elect all of the Company's directors eligible for election in a given year. Subject to the preferences that may be applicable to any class of Preferred Stock then outstanding, including the Meridian Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared and paid from time to time by the Board out of funds legally available therefor. See "Dividend Policy." Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock are entitled to receive PRO RATA all assets of the Company available for distribution to its stockholders after payment or provision for payment of the debts and other liabilities of the Company and the liquidation preferences of any then outstanding Preferred Stock. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock. All issued and outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon consummation of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK


    The Company is authorized by its Second Restated Certificate of Incorporation to issue an aggregate of 2,500,000 shares of "blank check" Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and redemption rights, as may, from time to time, be determined by the Board as to any such series. The 1,000,000 shares of Meridian Preferred Stock will be the only shares of Preferred Stock outstanding upon the completion of this Offering. Except for the shares of Meridian Preferred Stock, the Company will not issue any shares of Preferred Stock to its officers, directors or affiliates except on terms similar to those offered to all of the Company's existing stockholders or to new stockholders or as may be approved by a majority of the independent, disinterested directors on the Board who have access, at the Company's expense, to the Company's counsel or independent counsel. Although the Company has no current plans to issue any shares of Preferred Stock, in the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. There can be no assurance that shares of Preferred Stock will not be issued at some time in the future in addition to the shares of Meridian Preferred Stock. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board deems to be appropriate. In the event that any such shares of Preferred Stock are issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and designations with respect thereto, will be filed with the Secretary of the State of Delaware. The effect of such Preferred Stock is that the Board alone, within the bounds of and subject to the federal securities laws and Delaware Law, may be able to authorize the issuance of Preferred Stock which could have the effect of making a takeover of the Company unpalatable to potential bidders for the hostile acquisition of the Company. See "Risk Factors -- Possible Adverse Effect of Issuance of Preferred Stock."



    The Meridian Preferred Stock bears a cumulative dividend of 8% per annum, is non-voting and has a liquidation preference equal to the amount of the indebtedness exchanged. Total advances from Meridian are estimated to aggregate $4,020,000 (including accrued interest payable), of which $2,000,000 will be converted into Meridian Preferred Stock prior to the completion of this Offering, $1,530,000 will be contributed to the capital of the Company by Meridian, and $490,000 will be repaid to Meridian from the net proceeds of this Offering. In the event that earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company for the fiscal year immediately preceding a date of payment of the dividend is less than five times the aggregate dividend payable upon all shares of Meridian Preferred Stock then outstanding, the Company will only pay a PRO RATA portion of the dividend payable on the Meridian Preferred Stock based on the percentage which EBITDA represents of five times the aggregate dividend payable on all such outstanding shares. Some or all of the accrued unpaid dividends may be paid on a subsequent payment date if EBITDA, in the fiscal year immediately preceding such subsequent payment date, exceeds five times the aggregate dividend then payable upon all of the shares of Meridian Preferred Stock then outstanding. The Company must pay all accrued and unpaid dividends on the Meridian Preferred Stock prior to declaring or paying dividends on the Common Stock, including dividends which the Company may have been unable to pay in prior years under the terms of the Meridian Preferred Stock. Subject to certain conditions, the Meridian Preferred Stock is redeemable, in whole or in part, at its liquidation value of $2.00 per share at the option of the Company after five years from the date of the completion of this Offering. The number of shares of Meridian Preferred Stock issued by the Company equals the amount of debt exchanged by Meridian divided by the $2.00 per share liquidation value. The Company estimates a fair value of $1.10 per share of the Meridian Preferred Stock based on a discount rate of approximately 18% and assuming redemption over a ten-year period commencing five years after the date of issuance. The difference between the amount of the debt exchanged ($2,000,000) and the estimated fair value of the shares of Meridian Preferred Stock ($1,100,000), along with the amount of debt contributed by Meridian to the capital of Company with respect to Meridian's shares of Common Stock, estimated to be approximately $1,530,000, will be recorded as additional paid in capital on the Company's financial statements.


WARRANTS

    In connection with this Offering, 1,250,000 Warrants will be issued pursuant to a Warrant Agent Agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent, and will be in registered form. Each of the Warrants will entitle the registered holder to purchase one share of Common Stock at a price of $5.50 per share, for a period of three years commencing two years after the date of this Prospectus. The exercise price of the Warrants is subject to adjustment upon the occurrence of certain events such as the issuance of securities at a price less than the exercise price then in effect, or upon stock splits, stock dividends, reorganizations, mergers or consolidations. Unless exercised, the Warrants will automatically expire on the fifth anniversary of the date of this Prospectus. The Warrants are subject to redemption by the Company, after obtaining the approval of the Underwriter, at $.10 per Warrant, at any time commencing two years after the date of this Prospectus on at least 30 days prior written notice to the holders of the Warrants, provided the closing bid quotation of the Common Stock as reported on The Nasdaq Stock Market or the last sales price if quoted on a national securities exchange equals or exceeds $8.25 per share, subject to certain adjustments, on each of 20 consecutive trading days following the second anniversary of the date of this Prospectus, and provided that such consecutive trading days end on the third trading day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. See "Risk Factors -- Adverse Effect of Redemption of Warrants."

    The holders of the Warrants have certain anti-dilution protection upon the occurrence of certain events, including stock dividends, stock splits, reclassifications, mergers and stock issuances at a price below both the then current market price of the Common Stock and the exercise price of the Warrants. The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends. The holders of the Warrants are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the Company's affairs.

    The Company is required to use its reasonable efforts to have a current registration statement on file with the Commission at all times when the Warrants may be exercised and to effect appropriate qualifications under the laws and regulations of the states in which the Common Stock and Warrants are sold in this Offering in order to comply with applicable laws in connection with such exercise. There is no assurance that the Registration Statement which includes this Prospectus can or will be kept current or that the Company will file any other registration statement covering the Common Stock underlying the Warrants, that such other registration statement, if filed, will become effective as soon as the Warrants are exercisable or that such registration statement can or will be kept current. In any of such events, or if such Common Stock is not registered or qualified for sale in the state in which a Warrant holder resides, the exercise of the Warrants and the resale or other disposition of Common Stock issued upon such exercise could be unlawful and the Warrants will not be exercisable until such time as the Common Stock is registered or qualified.

MINORITY STOCKHOLDER WARRANTS; BRIDGE WARRANTS

    The Minority Stockholder Warrants issued to the Minority Stockholders have the same terms and conditions as the Warrants. Additionally, the Bridge Warrants will be exchanged effective upon the completion of this Offering for warrants with the same terms and conditions as the Warrants. See "-- Warrants" above.


    The Minority Stockholder Warrants and the Bridge Warrants, along with the 650,000 shares of Common Stock issuable upon exercise of such warrants which will be outstanding after the completion of this Offering are treated as "restricted securities" for purposes of Rule 144. Therefore, such warrants and shares of Common Stock may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act, or an exemption therefrom, or pursuant to Rule 144 under the Securities Act. Additionally, the Minority Stockholders and the holder of the Bridge Warrants have agreed not to sell or transfer any securities of the Company for a two year period following the completion of this Offering, provided, however, that they may sell or transfer the Minority Stockholder Warrants and the Bridge Warrants, respectively, after a one year period following the completion of this Offering. Additionally, the holders of the Minority Stockholder Warrants and the holder of the Bridge Warrants have agreed in any public sale or transfer of securities at any time during the three year period commencing immediately after the end of each such person's applicable lock-up period, to sell such securities through the Underwriter, subject to certain conditions and limited exceptions. See "Shares Eligible for Future Sale."


REGISTRATION RIGHTS

    The Company has granted certain demand registration rights to the holders of the Underwriter's Warrant. See "Underwriting." Additionally, the holders of Minority Stockholder Warrants and the holder of the Bridge Warrants have certain "piggyback" registration rights with respect to registration statements filed by the Company. The Minority Stockholders and the holder of the Bridge Warrants have agreed not to exercise such registration rights for a three year period from the completion of this Offering. The Company has agreed that for a period of three years after the completion of this Offering that it will not file a registration statement with the Commission with respect to equity securities issued by the Company without the prior written consent of the Underwriter. See "Underwriting."

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY'S SECOND RESTATED
  CERTIFICATE OF INCORPORATION AND BY-LAWS

    GENERAL

    The Second Restated Certificate of Incorporation and the By-laws of the Company contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. Although such provisions may have the effect of delaying, deferring or preventing a change in control of the Company, the Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Second Restated Certificate of Incorporation and By-laws of the Company.

    BOARD OF DIRECTORS


    The Company's Second Restated Certificate of Incorporation and By-laws provide that the Board will consist of not less than three members, the exact number to be determined from time to time by the Board. The Board has set the number of directors at four. The Company has agreed to use its best efforts for a period of three years commencing on the completion of this Offering to elect to the Board a nominee designated by the Underwriter who is reasonably acceptable to the Company. A majority of the Board then in office has the sole authority to fill any vacancies on the Board. A director on the Board may be removed from office with or without cause, at any time by the affirmative vote of two-thirds of the outstanding shares of voting stock issued by the Company. See "Management -- Executive Officers and Directors."


    SPECIAL MEETINGS

    Special meetings of the stockholders may be called by the President, a majority of the Board or by stockholders owning shares representing at least 20% of the entire capital stock of the Company issued and outstanding and entitled to vote.

    ANTI-TAKEOVER STATUTE

    The Company is a Delaware corporation and subject to Section 203 of the Delaware Law, an anti-takeover law. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the Board of Directors and the holders of at least 66 2/3% of the issued and outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have the effect of discouraging takeover attempts, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders. The provisions of Section 203 of the Delaware Law do not apply to Meridian.

TRANSFER AGENT/WARRANT AGENT

    The Transfer Agent and Warrant Agent for the Company's Common Stock and Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS, TO THE EXTENT IT RELATES TO A HOLDER'S TAX BASIS IN THE WARRANTS OR THE CONSEQUENCES OF THE SALE, EXERCISE OR LAPSE OF THE WARRANTS, IS LIMITED TO HOLDERS OF THE WARRANTS SOLD PURSUANT TO THIS OFFERING.

TAX BASIS IN COMMON STOCK AND/OR WARRANTS

    A holder's tax basis in Common Stock or Warrants will generally be the price paid for such Common Stock or Warrants.

SALE, EXERCISE OR LAPSE OF WARRANTS

    The sale of a Warrant by a holder will generally result in the recognition of capital gain or loss to such holder, provided the Warrant is a capital asset in the hands of the holder on the date of sale. Upon the expiration of an unexercised Warrant, a holder will generally recognize capital loss in an amount equal to the holder's tax basis in the Warrant, provided the Warrant is a capital asset in the hands of the holder on such date.

    As a general rule, no gain or loss will be recognized by a holder of a Warrant on the purchase of Common Stock for cash on the exercise of the Warrant. Gain may be recognized, however, to the extent a holder receives cash in lieu of fractional shares of Common Stock. The tax basis of a share of Common Stock received upon exercise of a Warrant will be equal to the sum of the holder's tax basis in the exercised Warrant and the exercise price. The holding period for Common Stock received upon exercise of a Warrant will commence with the date of exercise of the Warrant.

    The Company will not be required to recognize income, gain or loss on the exercise or lapse of the Warrants.

OWNERSHIP CHANGE AND LIMITATION OF LOSSES, CREDITS AND DEDUCTIONS

    Section 382 of the Code imposes limitations on the amount of "pre-change" losses and deductions (including, in certain instances, unrealized losses and deductions attributable to periods prior to an "ownership change") that may be used to offset "post-change" taxable income of a corporation which undergoes an "ownership change." Similarly, Section 383 of the Code limits the amount of "pre-change" tax credits that may be used to reduce the "post-change" tax liability of a corporation which undergoes an "ownership change."

    The consummation of this Offering will result in an "ownership change" of the Company within the meaning of Code Sections 382 and 383. Consequently, the Company's ability to use its net operating loss carryforwards and other "pre-change" deductions, losses and tax credits to offset income generated subsequent to this Offering will generally be limited to the value of the Company's equity immediately before this Offering (which will generally be reduced by any capital contributions made to the Company or any of its subsidiaries during the two-year period immediately before the change date) multiplied by the then applicable long-term tax exempt rate applicable to ownership changes occurring during the month this Offering occurs (the applicable long-term tax-exempt rate for ownership changes occurring in September 1997 is 5.45%). In certain instances, this limitation may be increased by certain unrealized gains attributable to periods prior to this Offering to the extent such gains are recognized in the five-year period following this Offering. See "Risk Factors -- Effect of Offering on Tax Net Operating Losses."

    It is possible that the Company could undergo another "ownership change" in the future and, as a result, be subject to further limitations under Code Sections 382 and 383.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS, WHICH IS BASED ON THE LAW AS IN EFFECT AS OF THE DATE HEREOF, IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY (I.E., IS NOT INTENDED AS TAX ADVICE) AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF COMMON STOCK OR WARRANTS, IN LIGHT OF SUCH HOLDER'S PERSONAL INVESTMENT CIRCUMSTANCES, OR TO CERTAIN HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS,

NOR DOES IT DEAL WITH ANY ASPECTS OF STATE, LOCAL OR FOREIGN TAX LAWS. POTENTIAL INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN COMMON STOCK OR WARRANTS UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon the completion of this Offering, the Company will have outstanding 2,500,000 shares of Common Stock (or 2,687,500 shares if the Underwriter's Overallotment Option is exercised in full). The 1,250,000 shares of Common Stock and 1,250,000 Warrants sold in this Offering (or 1,437,500 shares of Common Stock and 1,437,500 Warrants if the Underwriter's Overallotment Option is exercised in full) and the 1,250,000 shares of Common Stock issuable upon exercise of the Warrants (or 1,437,500 shares if the Underwriter's Overallotment Option is exercised in full) will be freely tradeable without restrictions under the Securities Act except for any shares purchased by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act), which affiliate will be subject to the resale limitations of Rule 144 under the Securities Act. The 1,000,000 shares of Common Stock owned by Meridian, 125,000 shares of Common Stock issuable to the Underwriter pursuant to the Underwriter's Warrant, 150,000 Minority Stockholder Warrants, the 500,000 Bridge Warrants and the 125,000 warrants issuable to the Underwriter pursuant to the Underwriter's Warrant (along with the 775,000 shares of Common Stock issuable upon exercise of such warrants) which are or will be outstanding upon the completion of this Offering are or will be treated as "restricted securities" for purposes of Rule 144. Therefore, such warrants and shares of Common Stock may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act, or an exemption therefrom, or pursuant to Rule 144 under the Securities Act.


    In general, under Rule 144, as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned for at least one year shares of Common Stock which are treated as "restricted securities," including persons who may be deemed affiliates of the Company, would be entitled to sell, within any three-month period (beginning 90 days after the date of this Prospectus), a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given, provided certain requirements as to the manner of sale and requirements as to the availability of current public information about the Company are satisfied. A stockholder who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by him, and who has beneficially owned for at least two years shares of Common Stock that are treated as "restricted securities," would be entitled to sell such shares under Rule 144(k) immediately upon the effectiveness of this Offering, without regard to the foregoing volume limitations and manner of sale, notice, and availability of current public information requirements.

    The Company has agreed, for a period of three years after the completion of this Offering, not to issue or sell any shares of Common Stock or other equity securities or sell or grant options, warrants or rights to purchase any shares of Common Stock or equity securities, without the prior written consent of the Underwriter, except for (i) options to purchase up to 310,000 shares of Common Stock, (ii) shares of Common Stock issuable upon exercise of such options, and
(iii) shares issuable upon exercise of any warrants outstanding on the date of this Prospectus or to be outstanding upon the completion of this Offering as described herein. Additionally, during such three year period, the Company may issue securities in connection with an acquisition, merger or similar transaction, provided that such securities are not registered under the Securities Act and do not have registration rights prior to the later of (a) twelve months after issuance, or (b) three years from the date of the completion of this Offering. Further, the Company may issue options to purchase shares of Common Stock to its employees, not exceeding 10% of the outstanding shares of Common Stock outstanding on the second anniversary of the completion of this Offering, during the period commencing on the second anniversary of such date and ending on the fourth anniversary of such date. The Company has agreed that for a period of three years after the completion of this Offering that it will not file a registration statement with the Commission with respect to equity securities issued by the Company without the prior consent of the Underwriter. See "Underwriting."

    Except for Meridian which has agreed to a three year lock-up period, the Company's officers and directors, the Minority Stockholders and holders of stock options, the Bridge Warrant and the Minority Stockholder Warrants have agreed that, subject to certain limited exceptions, for a period of two years following the date of this Prospectus, they will not offer, sell or dispose of any Common Stock or any securities convertible into, or exchangeable for, or warrants to purchase or acquire, shares of Common Stock without the consent of the Underwriter, provided, however, that the foregoing limitation shall be for one year with respect to the sale and transfer of Minority Stockholder Warrants and Bridge Warrants. In addition, the Company has granted certain "piggyback" registration rights to the holders of Minority Stockholder Warrants and the holder of the Bridge Warrants. See "Relationships Between the Company and Meridian -- Registration Rights."

    Prior to this Offering, there has been no market for the Common Stock or Warrants. The Company can make no predictions as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market prices prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

    The Company has agreed to sell, and the Underwriter has agreed to purchase from the Company, 1,250,000 shares of Common Stock and 1,250,000 Warrants. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent. The Underwriter is committed to purchase all of the securities offered hereby, if any are purchased.

    The Underwriter has advised that it proposes initially to offer the 1,250,000 shares of Common Stock and 1,250,000 Warrants to the public at the initial public offering prices set forth on the cover page of this Prospectus and that it may allow to selected dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions not in excess of
$    per share of Common Stock and $
per Warrant, of which not more than $    per share of Common Stock and $    per
Warrant may be re-allowed to certain other dealers.

    The Underwriting Agreement provides that the Underwriter will receive a non-accountable expense allowance of 3% of the gross proceeds of this Offering. The Company has also agreed to pay all expenses in connection with qualifying the shares of Common Stock and Warrants offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

    The Company has granted to the Underwriter the Underwriter's Overallotment Option, which is exercisable once during a period of 45 days after the date of this Prospectus, to purchase up to an additional number of shares of Common Stock and Warrants equal to 15% of the total number of shares of Common Stock and Warrants offered hereby, solely to cover overallotments.


    The Company has agreed to sell to the Underwriter for nominal consideration the Underwriter's Warrant to purchase 125,000 shares of Common Stock and 125,000 Warrants. The Underwriter's Warrant will be non-exercisable for one year after the date of this Prospectus. The Underwriter's Warrant may not be sold, transferred, assigned or hypothecated for one year following the date of this Prospectus, except to officers or partners (not directors) of the Underwriter and members of the selling group, and/or their respective officers or partners. Thereafter, for a period of four years, the Underwriter's Warrant will be exercisable at 120% of the offering price of the Common Stock and Warrants, respectively, sold to the public pursuant to this Prospectus. The Company has also granted certain demand and "piggyback" registration rights to the holders of the Underwriter's Warrant. In addition, the Underwriter will agree that the Underwriter's Warrant will not be sold, transferred, assigned, hypothecated or otherwise disposed of during the term of the Underwriter's Warrant, except to officers or partners of the Underwriter or to any member of the selling group and/or their respective officers or partners; the underlying securities will nevertheless be transferable in accordance with the terms of the Underwriter's Warrant.


    For the life of the Underwriter's Warrant, the holders thereof are given, at nominal cost, the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other stockholders. Further, the holders may be expected to exercise the Underwriter's Warrant at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriter's Warrant.

    The Company has agreed, for a three year period after the completion of this Offering, not to issue or sell any shares of Common Stock or other equity securities or sell or grant options, warrants or rights to purchase any shares of Common Stock or equity securities, without the prior written consent of the Underwriter, except for (i) options to purchase up to 310,000 shares of Common Stock, (ii) shares of Common Stock issuable upon exercise of such options, and
(iii) shares issuable upon exercise of any warrants outstanding on the date of this Prospectus or to be outstanding upon the completion of this Offering as described herein. Additionally, during such three year period, the Company may issue securities in connection with an acquisition, merger or similar transaction, provided that such securities are not registered under the Securities Act and do not have registration rights prior to the later of (a) one year after issuance, or (b) three years from the date of the completion of this Offering. Further, the Company may issue options to purchase shares of Common Stock to its employees, not exceeding 10% of the outstanding shares of Common Stock on the second anniversary of the completion of this Offering, during the period commencing on the second anniversary of such date and ending on the fourth anniversary of such date.

    The Company has agreed to indemnify the Underwriter and its controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect thereof.

    The Company has agreed for a period of three years after the completion of this Offering to use its best efforts to elect to the Board a nominee designated by the Underwriter who is reasonably acceptable to the Company. Meridian will execute an agreement prior to the completion of this Offering to vote its shares of Common Stock in favor of the Underwriter's nominee during such three year period. The Underwriter will also be entitled to have an advisor to the Board during such three year period in the event that no nominee of the Underwriter is a director of the Company. The Underwriter's nominee, if any, will be entitled to attend or participate in all Board meetings and to receive advance notice of all proposed Board actions and resolutions, and receives the same compensation and expense reimbursements as non-management Board Members.

    The Underwriter intends to act as a market maker for the Common Stock and Warrants after the completion of this Offering. In order to facilitate this Offering, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the Common Stock and Warrants. Specifically, the Underwriter may overallot in connection with this Offering, thereby creating a short position in the Common Stock and/or Warrants for its own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock and Warrants, the Underwriter may bid for, and purchase, shares of Common Stock and Warrants in the open market. The Underwriter may also reclaim selling concessions allowed to a dealer for distributing the Common Stock and Warrants in this Offering. The Underwriter may overallot in connection with this Offering, if the Underwriter repurchases previously distributed shares of Common Stock and Warrants in transaction to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock and Warrants above independent market levels. The Underwriter is not required to engage in these activities, and may end any of these activities at any time.

    The Company will pay the Underwriter a fee of 5% of the exercise price of each Warrant exercised, provided (i) the market price of the Common Stock on the date the Warrant was exercised was greater than the Warrant exercise price on that date, (ii) the exercise of the Warrant was solicited by a member of the NASD, (iii) the Warrant was not held in a discretionary account, (iv) the disclosure of compensation arrangements was made both at the time of this Offering and at the time of exercise of the Warrant, (v) the solicitation of the exercise of the Warrant was not a violation of Regulation M promulgated under the Exchange Act, and (vi) the Underwriter is designated in writing as the soliciting NASD member. The Company has agreed to not solicit Warrant exercises other than through the Underwriter unless the Underwriter declines to make such solicitations.


    The Company has agreed to retain the Underwriter as a consultant to the Company for two years after the completion of this Offering. During such period, the Company has agreed to pay a finder's fee (equal to 5% of the first $5 million of transaction consideration, 4% of the next $1 million of transaction consideration, 3% of the next $1 million of transaction consideration, 2% of the next $1 million of transaction consideration and 1% of all transaction consideration therafter) based on the transaction consideration of any merger, acquisition, joint venture or other similar transaction that is originated by the Underwriter and to which the Company is a party and to engage the Underwriter to review and otherwise participate in any such transaction which is originated by a party other than the Underwriter and to compensate the Underwriter for such services.



    Meridian, the Company's officers and directors, the Minority Stockholders and holders of stock options, the Bridge Warrants and Minority Stockholder Warrants have agreed in any public sale or transfer of securities issued by the Company at any time during the three year period commencing immediately after the end of each such person's applicable lock-up period, to sell such securities through the Underwriter, subject to certain conditions and limited exceptions. The Company has agreed that for a period of three years after the completion of this Offering that it will not file a registration statement with the Commission with respect to equity securities issued by the Company without the prior written consent of the Underwriter. See "Shares Eligible for Future Sale."

    The initial public offering price of the shares of Common Stock and Warrants offered hereby and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Underwriter and do not necessarily bear any relationship to the Company's assets, operating results, book value per share or other generally accepted criteria of value. The offering price of the Common Stock and the Warrants, as well as the exercise price of the Warrants, should not be construed as indicative of their value. Furthermore, there can be no assurance that an active public market for the Common Stock or the Warrants will develop after this Offering or that, if developed, it will be sustained. As a result, purchasers of the Common Stock and the Warrants will be exposed to a risk of decline in the market price and liquidity of the Common Stock and the Warrants after this Offering.


    The Underwriter is aware that there is a formal order of investigation by the Securities and Exchange Commission relating to the Underwriter's trading practices and mark-ups in connection with two prior public offerings underwritten by the Underwriter. Since the issuance of the formal order in June 1996, no charges have been brought. According to the Securities and Exchange Commission, this investigation "should not be construed as an indication by the Commission or its staff that any violation of law has occurred, nor as a reflection upon any person, entity or security." The Underwriter believes that it has violated no laws or regulations in connection with these matters. The Underwriter intends to vigorously defend itself against any claims which may be asserted by the Commission, but there can be no assurance that the pendency of any investigation or inquiry or any proceeding which may thereafter be instituted or any remedies granted in connection therewith would not adversely and materially affect this Offering or subsequent trading in the Common Stock and/or the Warrants.


                                 LEGAL MATTERS

    The legality of the Common Stock and Warrants offered hereby will be passed on for the Company by Benesch, Friedlander, Coplan & Aronoff LLP, Cleveland, Ohio. Zimet, Haines, Friedman & Kaplan, New York, New York, has acted as counsel to the Underwriter in connection with this Offering. Benesch, Friedlander, Coplan & Aronoff LLP provides legal services to Meridian.

                                    EXPERTS

    The consolidated financial statements of the Company at February 28, 1997 and February 29, 1996 and for each of the three fiscal years in the period ended February 28, 1997, included elsewhere in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission in Washington, D.C., a Registration Statement under the Securities Act with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the office of the Commission without charge or copies of which may be obtained therefrom upon request to the Commission and payment of the prescribed fee. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    Reports filed by the Company with the Commission in the future pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York, and Chicago Regional Office, The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's web site may be accessed at (http://www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS


EPI TECHNOLOGIES, INC.
Report of Independent Auditors.......................................................         F-2
Consolidated Balance Sheets at February 28, 1997 and February 29, 1996...............         F-3
For the Years Ended February 28, 1997, February 29, 1996 and February 28, 1995:
  Consolidated Statements of Operations..............................................         F-4
  Consolidated Statements of Net Capital Deficiency..................................         F-5
  Consolidated Statements of Cash Flows..............................................         F-6
Notes to Consolidated Financial Statements...........................................         F-7

Condensed Consolidated Balance Sheet at November 30, 1997 (Unaudited)................        F-15
For the Nine-Month Periods Ended November 30, 1997 and 1996 (Unaudited):
  Condensed Consolidated Statements of Operations....................................        F-16
  Condensed Consolidated Statements of Cash Flows....................................        F-17
Notes to Condensed Consolidated Financial Statements (Unaudited).....................        F-18

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
EPI Technologies, Inc.

We have audited the accompanying consolidated balance sheets of EPI Technologies, Inc. and predecessor companies (see Note 1) as of February 28, 1997 and February 29, 1996, and the related consolidated statements of operations, net capital deficiency and cash flows for each of the three years in the period ended February 28, 1997. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EPI Technologies, Inc. and predecessor companies at February 28, 1997 and February 29, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended February 28, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Toledo, Ohio
May 22, 1997, except for Note 13, as to which the date is August 26, 1997

                             EPI TECHNOLOGIES, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                   FEBRUARY 28,     FEBRUARY 29,
                                                                                       1997             1996
                                                                                   -------------  ----------------
                                             ASSETS
Current assets:
  Cash...........................................................................  $       4,743   $       26,014
  Accounts receivable............................................................        491,649          525,081
  Receivable from former partner (NOTES 4 AND 8).................................        321,875          293,250
  Other current assets...........................................................         48,489           56,482
                                                                                   -------------  ----------------
Total current assets.............................................................        866,756          900,827

Property and equipment, at cost less accumulated depreciation and amortization...      3,603,035        1,650,415
Receivable from former partner (NOTES 4 AND 8)...................................      1,031,875        1,358,625
Funds held by trustee (NOTE 5)...................................................        316,613          314,270
Other assets.....................................................................        311,511          393,446
                                                                                   -------------  ----------------
Total assets.....................................................................  $   6,129,790   $    4,617,583
                                                                                   -------------  ----------------
                                                                                   -------------  ----------------

                             LIABILITIES AND NET CAPITAL DEFICIENCY

Current liabilities:
  Accounts payable and accrued liabilities.......................................  $     728,041   $      480,582
  Advances from parent company (NOTE 7)..........................................      2,965,468        2,673,429
  Long-term debt due within one year.............................................      1,028,291          609,000
                                                                                   -------------  ----------------
Total current liabilities........................................................      4,721,800        3,763,011

Long-term debt (NOTE 8)..........................................................      3,983,701        3,395,472
Net capital deficiency:
  Common stock -- $.01 par value; 20,000,000 shares authorized; 1,250,000 shares
   issued and outstanding (1,000,000 in 1996)....................................         12,500           10,000
  Additional paid-in capital.....................................................        568,646           (9,900)
  Deficit........................................................................     (3,156,857)      (2,541,000)
                                                                                   -------------  ----------------
Total net capital deficiency.....................................................     (2,575,711)      (2,540,900)
                                                                                   -------------  ----------------
Total liabilities and net capital deficiency.....................................  $   6,129,790   $    4,617,583
                                                                                   -------------  ----------------
                                                                                   -------------  ----------------

SEE ACCOMPANYING NOTES.

                             EPI TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         YEAR ENDED
                                                                          ----------------------------------------
                                                                          FEBRUARY 28,  FEBRUARY 29,  FEBRUARY 28,
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Net sales...............................................................  $  3,417,070  $  3,533,514  $  3,459,107
Operating costs and expenses:
  Costs of operations...................................................     2,307,086     2,196,322     2,023,815
  Selling, general and administrative...................................     1,376,957     1,045,036       941,812
                                                                          ------------  ------------  ------------
                                                                             3,684,043     3,241,358     2,965,627
                                                                          ------------  ------------  ------------
Income (loss) from operations...........................................      (266,973)      292,156       493,480
Other income (expense):
  Cost of withdrawn registration (NOTE 11)..............................      (275,908)      --            --
  Interest expense on external borrowings...............................      (219,736)     (243,683)     (258,985)
  Interest expense on advances from parent company......................      (218,103)     (224,300)     (186,918)
  Interest income.......................................................        35,584        36,185        30,009
                                                                          ------------  ------------  ------------
                                                                              (678,163)     (431,798)     (415,894)
                                                                          ------------  ------------  ------------
Income (loss) before extraordinary gain.................................      (945,136)     (139,642)       77,586
Extraordinary gain -- extinguishment of debt (NOTE 8)...................       329,279       --            --
                                                                          ------------  ------------  ------------
Net income (loss).......................................................  $   (615,857) $   (139,642) $     77,586
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Earnings (loss) per common share:
  Loss before extraordinary gain........................................  $      (0.75)
  Extraordinary gain....................................................          0.26
                                                                          ------------
  Net loss..............................................................  $      (0.49)
                                                                          ------------
                                                                          ------------
Pro forma loss per common share:
  Loss before extraordinary gain........................................  $      (0.60)
                                                                          ------------
                                                                          ------------

SEE ACCOMPANYING NOTES.

                             EPI TECHNOLOGIES, INC.
               CONSOLIDATED STATEMENTS OF NET CAPITAL DEFICIENCY

                                                    COMMON STOCK
                                             ---------------------------
                                                 EPI                      ADDITIONAL
                                             TECHNOLOGIES,                 PAID-IN
                                                 INC.      PREDECESSORS    CAPITAL       DEFICIT         TOTAL
                                             ------------  -------------  ----------  -------------  -------------
Balance at March 1, 1994...................                  $     600                $  (2,478,944) $  (2,478,344)
  Net income...............................                                                  77,586         77,586
                                                                 -----                -------------  -------------
Balance at February 28, 1995...............                        600                   (2,401,358)    (2,400,758)
  Net loss.................................                                                (139,642)      (139,642)
  Elimination of common stock of
   predecessors............................                       (600)                                       (600)
  Issuance of 1,000,000 shares of common
   stock...................................       10,000                      (9,900)                          100
                                             ------------        -----    ----------  -------------  -------------
Balance at February 29, 1996...............       10,000        --            (9,900)    (2,541,000)    (2,540,900)
  Issuance of 250,000 shares of common
   stock...................................        2,500                     578,546                       581,046
  Net loss.................................                                                (615,857)      (615,857)
                                             ------------        -----    ----------  -------------  -------------
Balance at February 28, 1997...............   $   12,500     $  --        $  568,646  $  (3,156,857) $  (2,575,711)
                                             ------------        -----    ----------  -------------  -------------
                                             ------------        -----    ----------  -------------  -------------

SEE ACCOMPANYING NOTES.

                             EPI TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED
                                                            ----------------------------------------------------
                                                              FEBRUARY 28,      FEBRUARY 29,      FEBRUARY 28,
                                                                  1997              1996              1995
                                                            ----------------  ----------------  ----------------
OPERATING ACTIVITIES
Net income (loss)                                            $     (615,857)    $   (139,642)     $     77,586
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization...........................          338,690          254,586           257,141
  Noncash interest expense................................               --               --            50,055
  Extraordinary gain-extinguishment of debt...............         (329,279)              --                --
  Changes in operating assets and liabilities:
    Accounts receivable...................................           33,432           70,774          (307,275)
    Other current assets..................................            7,993          (16,689)           19,242
    Accounts payable and accrued liabilities..............          221,433           61,446           (97,418)
                                                            ----------------  ----------------  ----------------
Net cash provided by (used in) operating activities.......         (343,588)         230,475              (669)
INVESTING ACTIVITIES
Additions to property and equipment.......................       (2,147,537)        (140,294)          (63,510)
Changes in other assets...................................          (16,105)          (3,009)         (186,899)
Increase in funds held by trustee.........................           (2,343)          (4,939)           (7,061)
                                                            ----------------  ----------------  ----------------
Net cash used in investing activities.....................       (2,165,985)        (148,242)         (257,470)
FINANCING ACTIVITIES
Borrowings on notes payable to bank.......................        2,350,000               --                --
Payments on long-term debt................................         (734,783)        (287,332)         (370,514)
Issuance of 250,000 shares of common stock................          581,046               --                --
Net advances from parent company..........................          292,039          224,177           569,333
                                                            ----------------  ----------------  ----------------
Net cash provided by (used in) financing activities.......        2,488,302          (63,155)          198,819
                                                            ----------------  ----------------  ----------------
Increase (decrease) in cash...............................          (21,271)          19,078           (59,320)
Cash at beginning of period...............................           26,014            6,936            66,256
                                                            ----------------  ----------------  ----------------
Cash at end of period.....................................   $        4,743     $     26,014      $      6,936
                                                            ----------------  ----------------  ----------------
                                                            ----------------  ----------------  ----------------
Supplemental information:
  Cash paid for interest, net of amount capitalized.......   $      200,173     $    234,732      $    226,590
                                                            ----------------  ----------------  ----------------
                                                            ----------------  ----------------  ----------------

SEE ACCOMPANYING NOTES.

                             EPI TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               FEBRUARY 28, 1997

1.  ORGANIZATION AND BASIS OF PRESENTATION
    The accompanying consolidated financial statements include the accounts of EPI Technologies, Inc. (the "Company"), its wholly-owned subsidiaries, National Purification, Inc. ("NPI") and MEPI Corp. ("MEPI"), and Environmental Purification Industries Company ("EPIC"), an Ohio general partnership whose sole general partners are NPI and MEPI. The Company was formed on February 26, 1996, as a wholly-owned subsidiary of Meridian National Corporation ("Meridian"). NPI and MEPI were formerly wholly-owned subsidiaries of Meridian, which transferred their ownership to the Company. The accompanying financial statements reflect the combined accounts of the Company, NPI and MEPI for periods prior to the transfer of ownership by Meridian.

    On November 19, 1996 the Company sold to outside investors 250,000 shares of common stock for gross proceeds of $600,000 ($2.40 per share) representing a 20% interest in the Company.

    The Company operates a paint waste recycling facility which is currently operating near its processing capacity. A $2.3 million expansion project, expected to commence operations in the second quarter of fiscal 1998, will supplement the current recycling process and significantly increase total processing capacity. The expansion project will incorporate a new technology for recycling paint wastes (see Note 9).

    The Company has a working capital deficiency, recurring losses and continues to rely on Meridian for financial support. Meridian also has a working capital deficiency, and has experienced losses in recent years. The Company's losses have contributed to the losses of Meridian.

    The Company is pursuing a public offering of common stock. If the proposed public offering is successfully completed, Meridian does not intend to continue to provide financial support to the Company, except for the guarantee of a mortgage note to a trustee bank and the guarantee of the Company's obligations pursuant to an employment agreement with a senior executive of the Company. In the event that the Company does not complete the proposed public offering, Meridian may not be able to continue to provide financial support to the Company indefinitely.

    Meridian provides certain services to the Company, including compensation and benefits administration, payroll processing, use of certain general accounting systems and income tax compliance. Meridian allocates costs to the Company on the basis of specific services provided. In the opinion of management, such allocations do not materially differ from the actual costs which would have been incurred had the Company not received such services from Meridian.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AMORTIZATION

    Deferred financing costs are being amortized over the term of the loan based on the straight-line method, which approximates the amortization expense which would have resulted from the interest method.

CAPITALIZED INTEREST

    Interest costs of approximately $56,000 in 1997 have been capitalized as a cost of the expansion of the paint waste recycling facility.

                             EPI TECHNOLOGIES, INC.

                               FEBRUARY 28, 1997

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
PROPERTY AND EQUIPMENT

    Depreciation and amortization are provided over the estimated useful lives of the various classes of assets using the straight-line method, based on the following estimated useful lives:

Machinery and equipment...........................................   10 years
Land improvements.................................................   15 years
Building and building improvements................................   40 years
Office furniture and equipment....................................    5 years

REVENUE RECOGNITION

    The Company recognizes revenue upon processing of its customers' paint wastes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Based on, among other things, the Company's financial condition, the collateral securing outstanding debt and the frequently redetermined interest rates associated with the majority of the Company's debt instruments, the Company believes that the aggregate fair values of advances from Meridian and long-term debt approximate the carrying values.

INCOME TAXES

    For federal and state income tax purposes, the taxable income or loss of the Company is included in the consolidated income tax returns of Meridian. Net operating losses and related income tax provisions are allocated based on federal income tax consolidated return rules. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

LONG-LIVED ASSETS

    Effective March 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Such adoption had no impact on the Company's financial statements. The Company evaluates the recoverability of long-lived assets based on undiscounted projected cash flows, excluding interest and taxes, when factors indicate that an impairment may exist.

LOSS PER COMMON SHARE

    Loss per common share is computed using 1,250,000 shares of common stock. For calculation purposes, the 250,000 shares of common stock issued during fiscal 1997 at a price below the $5.00 per share proposed public offering price are considered to have been outstanding for the entire period. Common stock purchase warrants issued in August 1997 are not considered in the calculation of loss per common share because, upon completion of the proposed public offering, the exercise price on such warrants will automatically be adjusted to a price in excess of the $5.00 per share proposed public offering price.

PRO FORMA LOSS PER COMMON SHARE

    Pro forma loss per common share is computed using historical earnings and common shares outstanding adjusted to (i) eliminate interest charges on debt expected to be repaid from the net proceeds of the proposed public offering and
(ii) reflect the number of shares of common stock to be sold in the proposed public offering in connection with the repayment of such debt. Accordingly, loss before extraordinary gain was reduced by $86,017, which represents interest on
(A) $490,000 in advances from Meridian and (B) $500,000 to be applied against notes payable to a bank, each expected to be repaid from the net proceeds of the proposed public offering. For calculation purposes, the weighted average outstanding shares of

                             EPI TECHNOLOGIES, INC.

                               FEBRUARY 28, 1997
common stock were increased by 182,000 shares of common stock, which represents the number of shares of common stock to be sold in connection with the proposed public offering which are required to repay such advances from Meridian and such notes payable to the bank.

NEW ACCOUNTING PRONOUNCEMENTS

    No new accounting standards, which have not been adopted by the Company, are expected to have a material effect on the financial statements of the Company.

3.  CUSTOMER CONCENTRATIONS
    Accounts receivable as of February 28, 1997 and February 29, 1996 are principally due from companies which operate in the automotive industries and which are principally located in the midwestern region of the United States. Percentage of sales to major customers for the years ended February 28, 1997 and February 29, 1996 were: 18.6% and 15.3%, respectively, to ARK, Inc. (American Recycling of Kentucky), and 16.3% and 13.2%, respectively, to Subaru-Isuzu Automotive, Inc. These two customers comprise approximately $150,000 and $145,000 of the accounts receivable balance at February 28, 1997 and February 29, 1996, respectively. Credit is extended based on, among other things, an evaluation of credit reports and payment practices. Collateral or letters of credit are not required.

4.  RECEIVABLE FROM FORMER PARTNER
    EPIC was formed in September 1989 with two partners: NPI and Haden Purification, Inc. ("Haden Purification"). Effective July 1, 1992, MEPI was admitted as a partner and Haden Purification terminated its partnership interest.

    In connection with the 1992 termination of its partnership interest in EPIC, Haden Purification assumed liability for one-half of the remaining principal, interest and fee payments due under the Company's 8.5% mortgage note payable and was assigned 50% of the amount held in trust to meet future debt service requirements. The obligations of Haden Purification under its assumed liability are consistent with the terms and requirements of the 8.5% mortgage note payable to the trustee bank disclosed in Note 8. Haden Purification makes principal, interest and fee payments directly to the trustee bank. Principal payments, which amounted to $293,250, $273,750 and $252,500 in 1997, 1996 and 1995,
respectively, reduce the receivable from former partner and reduce long-term debt in the balance sheet and have been excluded from the statements of cash flows. Interest and fee payments of $149,099, $173,347 and $207,247 in 1997, 1996 and 1995, respectively, are excluded from the statements of operations and the statements of cash flows. The current portion of the receivable from Haden Purification represents the principal payment requirements for Haden Purification for the next twelve months.

5.  FUNDS HELD BY TRUSTEE
    A primary reserve fund was established pursuant to the terms of the loan agreement between the Company and the Toledo-Lucas County (Ohio) Port Authority (the "Port Authority") (see Note 8). Additionally, the Company has established a closure fund as required under regulations issued by the U.S. Environmental Protection Agency (the "U.S. EPA"). The fund balances are as follows:

                                                                    FEBRUARY 28,  FEBRUARY 29,
                                                                        1997          1996
                                                                    ------------  ------------
Primary reserve...................................................   $  584,196    $  584,578
Closure...........................................................       19,667        16,942
                                                                    ------------  ------------
                                                                        603,863       601,520
Portion attributable to former partner............................     (287,250)     (287,250)
                                                                    ------------  ------------
                                                                     $  316,613    $  314,270
                                                                    ------------  ------------
                                                                    ------------  ------------

                             EPI TECHNOLOGIES, INC.

                               FEBRUARY 28, 1997

    The trustee may use funds from the primary reserve fund to meet debt service requirements under certain circumstances. The trustee, at the direction of the U.S. EPA, would use the funds from the closure fund to pay costs of closure or post-closure care of the Company's paint waste recycling facility. In connection with termination in 1992 of its partnership interest in EPIC, Haden Purification was assigned 50% of the Company's residual interest in the primary reserve fund. Any application by the trustee of primary reserve funds to the financing payments required under the 8.5% mortgage note payable reduces Haden Purification's obligation under its assumption proportionately. Haden Purification is also entitled to 50% of any refund by the trustee of amounts in the primary reserve fund.

    These funds are held by a trustee, are valued at cost which approximates market and consist of the following:

                                                                    FEBRUARY 28,  FEBRUARY 29,
                                                                        1997          1996
                                                                    ------------  ------------
U. S. Government securities.......................................   $  565,424    $  561,706
Other.............................................................       38,439        39,814
                                                                    ------------  ------------
                                                                     $  603,863    $  601,520
                                                                    ------------  ------------
                                                                    ------------  ------------

6.  PROPERTY AND EQUIPMENT
    Property and equipment consists of the following:

                                                                    FEBRUARY 28,  FEBRUARY 29,
                                                                        1997          1996
                                                                    ------------  ------------
Machinery and equipment...........................................  $  2,938,097  $  2,916,383
Land and land improvements........................................       119,825       119,825
Building and building improvements................................       306,400       306,400
Office furniture and equipment....................................        56,300        50,115
Construction in progress..........................................     2,234,300        71,568
                                                                    ------------  ------------
                                                                       5,654,922     3,464,291
Less accumulated depreciation and amortization....................     2,051,887     1,813,876
                                                                    ------------  ------------
Net property and equipment........................................  $  3,603,035  $  1,650,415
                                                                    ------------  ------------
                                                                    ------------  ------------

7.  ADVANCES FROM PARENT COMPANY
    The Company participates in the centralized financing and cash management system of Meridian. Under this system, the advances from parent company fluctuate daily as a result of cash activity attributable to the Company. Advances from Meridian are due upon demand. Interest is charged on intercompany advances and outstanding borrowings at 1% over the prime rate and amounted to $218,000, $224,000 and $187,000 in 1997, 1996 and 1995, respectively. The effective interest rate on such intercompany advances was 9.25% and 9.8% at February 28, 1997 and February 29, 1996, respectively.

                             EPI TECHNOLOGIES, INC.

                               FEBRUARY 28, 1997

8.  LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                    FEBRUARY 28,  FEBRUARY 29,
                                                                        1997          1996
                                                                    ------------  ------------
8.5% mortgage note payable to trustee bank, due in monthly
  installments, including interest, of approximately $73,000 until final maturity in November 2000.................................  $  2,707,500  $  3,303,750
Notes payable to bank, due in monthly installments of $21,000, plus interest (9.75% at February 28, 1997) at 1.5% above prime, with a payment of $150,000 due September 1997 and a final
  payment of $1,906,000 due March 1998............................     2,287,000       --
Note payable to Haden Purification................................       --            700,722
Other.............................................................        17,492       --
                                                                    ------------  ------------
                                                                       5,011,992     4,004,472
Less amounts due in one year......................................     1,028,291       609,000
                                                                    ------------  ------------
                                                                    $  3,983,701  $  3,395,472
                                                                    ------------  ------------
                                                                    ------------  ------------

    The mortgage note payable to trustee bank was incurred in connection with development revenue bonds issued by the Port Authority. The note is secured by substantially all property and equipment, excluding construction in progress, which has a net book value of approximately $1,369,000 at February 28, 1997.

    The balance of the mortgage note not assumed by Haden Purification, $1,353,750 at February 28, 1997, has been guaranteed by Meridian. Interest expense in the consolidated statements of operations excludes interest and fee payments made by Haden Purification amounting to $146,600, $170,900 and $193,300 in 1997, 1996 and 1995, respectively.

    During fiscal 1997, the Company arranged financing totaling $2,350,000 with its bank. The proceeds have been primarily used to finance an expansion of the Company's paint waste recycling operation, expected to commence operations in the second quarter of fiscal 1998, and to repay existing obligations. Monthly payments required amount to $21,000 plus interest at prime plus 1.5%. The notes originally required final principal payments of $650,000 and $1,469,000 on September 30, 1997 and October 31, 1997, respectively. The bank has agreed to extend the notes until March 1998, requiring the continuation of the monthly principal payments of $21,000 and an additional payment due of $150,000 in September 1997. A final payment of $1,906,000 is due in March, 1998. These borrowings are guaranteed by a corporation which is a stockholder of the Company. Additionally, an officer and stockholder of Meridian and the chairman of the Company's Board of Directors has personally guaranteed the Company's borrowings from the bank. The Company is investigating various opportunities to obtain long-term financing for the project.


    In June 1996, the Company executed an agreement (the "Compromise Agreement") to repay the note payable to Haden Purification which had an outstanding principal balance due of $679,000 at the date of settlement. The terms of the Compromise Agreement included, among other things, settlement of the note payable and accrued interest for a payment of $350,000 made in February 1996. The Company is required to continue to pay, through July 1, 1998, Haden Environmental Corporation, an affiliate of Haden Purification, a throughput charge of $10 per cubic yard of paint waste processed through the Company's current recycling system. Prior to execution of the Compromise Agreement, payments of the throughput charge were credited

                             EPI TECHNOLOGIES, INC.

                               FEBRUARY 28, 1997

8.  LONG-TERM DEBT -- (CONTINUED)
towards amounts due under the note payable to Haden Purification. The gain of $329,279 on early extinguishment of debt is reflected as an extraordinary gain. The throughput charges will be reported as operating expenses as incurred. Future throughput charges are estimated to aggregate $114,000.

    Maturities of long-term debt in each of the five years subsequent to February 28, 1997 are approximately as follows: 1998 -- $1,028,000; 1999 -- $2,610,000; 2000 -- $764,000; 2001 -- $608,000 and 2002 -- $2,000. These amounts include principal payments to be made by Haden Purification as follows: 1998 -- $322,000; 1999 -- $350,000; 2000 -- $380,000 and 2001 -- $302,000.

9.  COMMITMENTS AND CONTINGENCIES
    The Company has entered into a license agreement with Aster, Inc. ("Aster") whereby Aster has granted the Company the exclusive right, except in Mexico, to use certain patented processes and technology in the Company's paint recycling process. The Company's $2.3 million facility expansion will utilize the licensed process and technology. The Company has agreed to pay Aster royalties and other fees for ongoing work performed by Aster to commercialize and to continue to refine the processes, formulae and technology. Minimum monthly payments required under the agreement are $20,000. The Company's agreement with Aster is perpetual in nature and is exclusive worldwide to the Company except for Mexico and has patent coverage in North America, Japan and Europe. The Company is required to pay Aster a $20,000 monthly minimum which can be composed of royalties, technical service fees and processing fees. Payments made to Aster amounted to $182,000 during the six months ended August 31, 1997 and $294,000, $296,000,
$63,000 during the fiscal years 1997, 1996 and 1995, respectively, inclusive of payments for paint waste processed for the Company at Aster's facility.

    As part of the agreement, the Company agreed to fund an $80,000 settlement between Aster and a third party under which the third party relinquished all rights to Aster technology. The final payment of $40,000 under the settlement agreement was paid in March 1997. The Company has recorded the settlement expenses as prepaid royalty fees included in "Other Assets," and will charge such amounts to expense over a five year period.

    The Company will be required to pay royalty fees to Aster based on pounds of paint waste processed with the new technology. These fees will be payable upon successful startup of the new equipment and sale of EPI-MERTM, which is the recycled material produced by using this technology. The Aster license agreement requires payment of royalties on a minimum processing level of 1,850,000 pounds of raw paint waste in the first year of production ($37,000), 3,700,000 pounds in the second year ($74,000), 5,000,000 pounds in the third year ($100,000), and 7,000,000 pounds for each year thereafter ($140,000). This royalty rate decreases for annual processing in excess of 7,500,000 pounds. Additionally, the Company will be required to pay Aster a royalty fee of $.04 per pound of EPI-MERTM sold, subject to adjustment if the Company is unable to sell EPI-MERTM for a minimum of $.30 per pound. All royalty fees are subject to an adjustment at the end of the third year of processing based on the consumer price index. The Company also pays hourly fees to Aster for technical and manufacturing services. Total payments by the Company to Aster may not fall below a minimum of $20,000 per month unless the Company provides Aster with six months advance notice. At the end of the six month notice period, the Company's license for the use of the technology would become non-exclusive.

    The Company leases certain property and equipment under agreements classified as operating leases. Total rent expense charged to operations for 1997, 1996 and 1995 approximated $52,000, $41,000 and $30,000, respectively.
Minimum future rental commitments under noncancellable operating leases at February 28, 1997, including aggregate payments of $77,000 to an affiliated company and an affiliate of an officer and director of the Company, are $40,000 in 1998, $31,000 in 1999, $27,000 in 2000 and $22,000 in 2001.

                             EPI TECHNOLOGIES, INC.

                               FEBRUARY 28, 1997

9.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

    The Company is a party to an employment agreement with its President and Chief Executive Officer (the "President") which becomes effective upon the completion of the proposed public offering. The Company carries key man life insurance of $1 million on the President. The employment agreement expires in February 2002 with automatic one-year extensions upon expiration unless either the Company or the President notifies the other party of its intention to terminate the agreement. The employment agreement provides for an initial annual base salary of $131,250, subject to an increase for each fiscal year of at least 5% of the annual base salary for the prior fiscal year, at the discretion of the Board of Directors of the Company. The employment agreement also provides a deferred compensation benefit of up to $190,000 (which is funded through an annuity purchased by the Company) and a bonus arrangement based on the Company's performance. In the event of the termination of the President by the Company other than for cause within two years of a "change of control" of the Company, the President will receive an amount equal to the sum of three times his base salary and all amounts due him through the term of his employment agreement. Meridian has guaranteed the Company's obligations under the employment agreement and agreed to vote the shares of common stock which it owns in favor of the election of the President to the Board.


10. RELATED PARTY TRANSACTIONS
    Meridian provides management services to the Company. Such services include compensation and benefits administration, payroll processing, use of certain general accounting systems, income tax compliance and treasury services. Meridian allocates costs to the Company on the basis of specific services provided. In the opinion of management, such allocations do not materially differ from the actual costs which would have been incurred had the Company not received such services from Meridian. Aggregate allocated charges were approximately $30,000, $22,200 and $22,600 in 1997, 1996 and 1995, respectively.

    During Fiscal 1997, the Chairman of the Board loaned $55,000 to the Company, which the Company repaid before year end. Related interest expense was approximately $2,000.

11. COST OF WITHDRAWN REGISTRATION
    During 1997, the Company incurred expenses in conjunction with a proposed initial public offering of an approximate 50% interest in the Company. Due primarily to weakness in the public market for the offering, the planned offering was withdrawn. The Company expensed in the fourth quarter of fiscal 1997 approximately $276,000 of legal, accounting and other costs related to the uncompleted offering.

12. INCOME TAXES
    The Company has allocated net operating loss carryforwards for federal tax purposes of approximately $2,624,000 available for the reduction of future federal income tax. Net operating loss carryforwards begin expiring in fiscal 2005.

    A reconciliation of the provision for income taxes excluding extraordinary gains, based on the statutory U. S. federal tax rate of 34%, to the provision for income taxes is as follows:

                                                             1997         1996        1995
                                                          -----------  ----------  -----------
Tax (benefit) based on statutory U. S. federal income
  tax rate..............................................  $  (321,346) $  (47,478) $    26,379
Effects of use of losses by consolidated group..........      172,122       4,282      179,752
Change in valuation allowance...........................      164,506      47,000     (250,000)
State deferred taxes....................................      (24,676)     (7,000)      38,000
Other...................................................        9,394       3,196        5,869
                                                          -----------  ----------  -----------
Combined provision for income taxes.....................  $   --       $   --      $   --
                                                          -----------  ----------  -----------
                                                          -----------  ----------  -----------

                             EPI TECHNOLOGIES, INC.

                               FEBRUARY 28, 1997

    Significant components of deferred tax assets at year end are as follows:

                                                           1997          1996         1995
                                                       -------------  -----------  -----------
Deferred tax assets:
  Allocated net operating loss carryforwards.........  $   1,050,000  $   915,000  $   715,000
  Discontinued registration costs....................         53,000      --           --
  Property and equipment.............................       --             58,000      191,000
  Other..............................................         16,000       11,000       31,000
                                                       -------------  -----------  -----------
Total deferred tax assets............................      1,119,000      984,000      937,000
Deferred tax liability--property and equipment.......       (102,000)     --           --
Valuation allowance..................................     (1,017,000)    (984,000)    (937,000)
                                                       -------------  -----------  -----------
Net deferred taxes...................................  $    --        $   --       $   --
                                                       -------------  -----------  -----------
                                                       -------------  -----------  -----------

    The change in the valuation allowance equals the change in net deferred taxes. There are no deferred tax liabilities.

13. SUBSEQUENT EVENT
    On August 26, 1997, the Company's stockholders authorized a 10,000-for-one split of the common stock and an increase in the number of authorized shares. All references in the financial statements to the number of common shares and per common share amounts have been retroactively restated to reflect the 10,000-for-one stock split.

                             EPI TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)


                                                                                                     NOVEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                      ASSETS
Current Assets:
  Cash.............................................................................................  $       1,676
  Accounts receivable..............................................................................        470,706
  Receivable from former partner...................................................................        372,500
  Other current assets.............................................................................         43,351
                                                                                                     -------------
Total current assets...............................................................................        888,233

Property and equipment, at cost less accumulated depreciation and amortization.....................      3,633,870
Receivable from former partner.....................................................................        745,000
Deferred public offering costs.....................................................................        308,216
Funds held by trustee..............................................................................        330,650
Other assets.......................................................................................        290,971
                                                                                                     -------------
Total assets.......................................................................................  $   6,196,940
                                                                                                     -------------
                                                                                                     -------------
                                      LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable and accrued liabilities.........................................................  $   1,301,774
  Advances from parent company.....................................................................      3,698,762
  Long-term debt due within one year...............................................................      3,096,748
                                                                                                     -------------
Total current liabilities..........................................................................      8,097,284
Long-term debt.....................................................................................      1,501,113
Net capital deficiency:
  Common stock -- $.01 par value; 20,000,000 shares authorized; 1,250,000 shares issued and
   outstanding.....................................................................................         12,500
  Additional paid-in capital.......................................................................        618,647
  Deficit..........................................................................................     (4,032,604)
                                                                                                     -------------
Total net capital deficiency.......................................................................     (3,401,457)
                                                                                                     -------------
Total liabilities and net capital deficiency.......................................................  $   6,196,940
                                                                                                     -------------
                                                                                                     -------------

SEE ACCOMPANYING NOTES.

                             EPI TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                                       NINE MONTHS ENDED NOVEMBER
                                                                                                  30,
                                                                                      ----------------------------
                                                                                          1997           1996
                                                                                      -------------  -------------
Net sales...........................................................................  $   2,792,236  $   2,581,636
Operating costs and expenses:
  Costs of operations...............................................................      2,090,744      1,753,798
  Selling, general and administrative...............................................      1,093,226      1,045,434
                                                                                      -------------  -------------
                                                                                          3,183,970      2,799,232
                                                                                      -------------  -------------
Loss from operations................................................................       (391,734)      (217,596)
Other income (expense):
  Interest expense on external borrowings...........................................       (284,423)      (171,360)
  Interest expense on advances from parent company..................................       (232,409)      (173,370)
  Interest income...................................................................         32,820         27,656
                                                                                      -------------  -------------
                                                                                           (484,012)      (317,074)
                                                                                      -------------  -------------
Loss before extraordinary gain......................................................       (875,746)      (534,670)
Extraordinary gain--extinguishment of debt .........................................             --        329,279
                                                                                      -------------  -------------
Net loss............................................................................  $    (875,746) $    (205,391)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Earning (loss) per common share:
  Loss before extraordinary gain....................................................  $       (0.70) $       (0.42)
  Extraordinary gain................................................................             --           0.26
                                                                                      -------------  -------------
  Net loss..........................................................................  $       (0.70) $       (0.16)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Pro forma loss per common share:
  Loss before extraordinary gain....................................................  $       (0.56) $       (0.33)
                                                                                      -------------  -------------
                                                                                      -------------  -------------


SEE ACCOMPANYING NOTES.

                             EPI TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                                        NINE MONTHS ENDED NOVEMBER
                                                                                                   30,
                                                                                        --------------------------
                                                                                           1997          1996
                                                                                        -----------  -------------
OPERATING ACTIVITIES
Net loss..............................................................................  $  (875,746) $    (205,391)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Extraordinary gain--extinguishment of debt..........................................           --       (329,279)
  Depreciation and amortization.......................................................      367,003        227,989
  Changes in operating assets and liabilities:
    Accounts receivable...............................................................       20,943         22,972
    Other current assets..............................................................      (31,737)        50,415
    Accounts payable and accrued liabilities..........................................      573,733        612,939
                                                                                        -----------  -------------
Net cash provided by operating activities.............................................       54,196        379,645
INVESTING ACTIVITIES
Additions to property and equipment...................................................     (298,675)    (1,455,973)
Changes in other assets...............................................................     (324,964)      (571,136)
Increase in funds held by trustee.....................................................      (14,037)       (27,953)
                                                                                        -----------  -------------
Net cash used in investing activities.................................................     (637,676)    (2,055,062)
FINANCING ACTIVITIES
Net advances from parent company......................................................      733,294       (696,448)
Payments on long-term debt............................................................     (427,881)      (592,189)
Borrowings on notes payable...........................................................      250,000      2,350,000
Issuance of 250,000 shares of common stock............................................           --        590,000
Proceeds for issuance of warrants.....................................................       25,000             --
                                                                                        -----------  -------------
Net cash provided by financing activities.............................................      580,413      1,651,363
                                                                                        -----------  -------------
Decrease in cash......................................................................       (3,067)       (24,054)
Cash at beginning of period...........................................................        4,743         26,014
                                                                                        -----------  -------------
Cash at end of period.................................................................  $     1,676  $       1,960
                                                                                        -----------  -------------
                                                                                        -----------  -------------
Supplemental information:
  Cash paid for interest, net of amount capitalized...................................  $   259,522  $     159,827
                                                                                        -----------  -------------
                                                                                        -----------  -------------


SEE ACCOMPANYING NOTES.

                             EPI TECHNOLOGIES, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               NOVEMBER 30, 1997
                                  (UNAUDITED)


1. ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying condensed consolidated financial statements include the accounts of EPI Technologies, Inc. (the "Company"), its wholly-owned subsidiaries, National Purification, Inc. ("NPI"), and MEPI Corp. ("MEPI"), and Environmental Purification Industries Company ("EPIC"), an Ohio general partnership whose sole general partners are NPI and MEPI. The Company was formed on February 26, 1996, as a subsidiary of Meridian National Corporation ("Meridian"). NPI and MEPI were formerly wholly-owned subsidiaries of Meridian, which transferred their ownership to the Company. The accompanying condensed consolidated financial statements reflect the combined accounts of the Company, NPI and MEPI for periods prior to the transfer of ownership by Meridian.

2. GENERAL

    The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring items, necessary for a fair presentation of the periods. The results of operations for interim periods are not necessarily indicative of actual results achieved in full fiscal years.

    As contemplated by the Securities and Exchange Commission under Rule 10-01 of Regulation S-X, the accompanying consolidated financial statements and related notes have been condensed and do not contain certain information included in the Company's annual consolidated financial statements and notes thereto.

3. COMMON STOCK

    On August 26, 1997, the Company's stockholders authorized a 10,000-for-one split of the common stock and an increase in the number of authorized shares. All references in the financial statement to the number of common shares and per common share amounts have been retroactively restated to reflect the 10,000-for-one stock split.

4. EARNINGS (LOSS) PER COMMON SHARE

    Earnings (loss) per common share is computed using 1,250,000 shares of common stock. For calculation purposes, the 250,000 shares of common stock issued during fiscal 1997 at a price below the $5.00 per share proposed public offering price are considered to have been outstanding for the entire period. Common stock purchase warrants issued in August 1997 are not considered in the calculation of earnings (loss) per common share because, upon completion of the proposed public offering, the exercise price on such warrants will automatically be adjusted to a price in excess of the $5.00 per share proposed public offering price.

5. PRO FORMA LOSS PER COMMON SHARE


    Pro forma loss per common share is computed using historical earnings and common shares outstanding adjusted to (i) eliminate interest charges on debt expected to be repaid from the net proceeds of the proposed public offering and
(ii) reflect the number of shares of common stock to be sold in the proposed public offering in connection with the repayment of such debt. Accordingly, loss before extraordinary gain was reduced by $72,309 and $62,821 for the nine months ended November 30, 1997 and 1996, respectively, which represents interest on (A) $490,000 in advances from Meridian and (B) $500,000 to be applied against notes payable to a bank, each expected to be repaid from the net proceeds of the proposed public offering. For calculation purposes, the weighted average outstanding shares of common stock were increased by 198,000 shares of common stock and 176,686 shares of common stock for the nine months ended November 30, 1997 and 1996, respectively, which represents the number of shares of common stock to be sold in connection with the proposed public offering which are required to repay such advances from Meridian and such notes payable to the bank.

6. BRIDGE FINANCING

    In August 1997, the Company raised $275,000 through a private placement of a unit consisting of an aggregate of (i) a $250,000 bridge note and (ii) bridge warrants. The bridge note is unsecured, bears interest at the rate of 10% per annum and is due upon the completion of the proposed offering. The Note provides for a default rate of interest of 18% per annum. The bridge warrants, sold for an aggregate price of $25,000, entitle the holder to purchase shares of Common Stock at an exercise price of $2.40 per share. The bridge warrants automatically convert to warrants with the same terms as the warrants offered pursuant to the proposed offering including the exercise price of $5.50 per share upon the completion of the proposed offering.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, OR AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.
                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   20
Capitalization............................................................   21
Dilution..................................................................   22
Summary Selected Consolidated Financial Data..............................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   31
Management................................................................   44
Principal Stockholders....................................................   50
Relationships Between the Company and Meridian............................   52
Certain Other Relationships and Related Transactions......................   54
Description of Securities.................................................   54
Certain Federal Income Tax Considerations.................................   58
Shares Eligible for Future Sale...........................................   59
Underwriting..............................................................   61
Legal Matters.............................................................   63
Experts...................................................................   63
Additional Information....................................................   63
Index to Financial Statements.............................................  F-1

                            ------------------------


    UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                      EPI
                               TECHNOLOGIES, INC.

                              1,250,000 SHARES OF
                                  COMMON STOCK
                                      AND
              1,250,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                           -------------------------

                              P R O S P E C T U S

                           -------------------------


                                     [LOGO]

                                         , 1998


-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses payable by the Company in connection with the registration of the Common Stock and Warrants offered hereby, other than underwriting discounts and commissions, are as follows:


SEC Registration Fee...............................................  $    5,059
NASD Filing Fee....................................................       2,170
Boston Stock Exchange Filing Fee...................................       5,000
Nasdaq Filing Fee..................................................       1,000
Printing Expenses..................................................     125,000
Legal Fees and Expenses............................................     110,000
Underwriter's Nonaccountable Expense Allowance.....................     191,250
Accounting Fees and Expenses.......................................      65,000
"Blue Sky" Fees and Expenses.......................................      35,000
Transfer Agent, Warrant Agent and Registrar Fees...................      20,000
Miscellaneous......................................................      21,771
                                                                     ----------
      Total........................................................  $  581,250
                                                                     ----------
                                                                     ----------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Second Restated Certificate of Incorporation contains a provision requiring indemnification of directors and officers to the fullest extent authorized by Delaware Law. The Delaware Law permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, I.E., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with the defense or settlement of such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. The Delaware Law further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Second Restated Certificate of Incorporation contains a provision eliminating the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty.

    The Company maintains directors' and officers' liability insurance covering certain liabilities that may be incurred by the directors and officers of the Company in connection with the performance of their duties.

    Reference is made to Section 6 of the proposed form of Underwriting Agreement between the Company and the Underwriter, filed as Exhibit 1.1 hereto, for a description of the indemnification arrangements with respect to this Offering.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Except as described in this Item, no securities of the Company have been sold by the Company within the past three years without registration under the Securities Act of 1933, as amended (the "Securities Act"). In the past three years, the Company has made the following sale of unregistered securities, which were exempt from the registration requirements of the Securities Act:

    In connection with the formation of the Company in February 1996, 100 shares of the Company's Common Stock were issued to Meridian National Corporation for $100. In November 1996, 8 1/3 shares of Common Stock were issued to each of Spencer I. Browne, Elliot Smith and MNP Corporation for an aggregate of $600,000.

    In August 1997, the Company issued the Bridge Warrants, which permit the holders upon exercise to purchase an aggregate of 500,000 shares of Common Stock in connection with the Bridge Financing for $25,000. The Bridge Warrant comes into warrants with substantially the same terms as the Warrants upon completion of this Offering.

    In November 1997, in consideration of an agreement to waive premptive rights underlying Common Stock owned and not to offer, sell or otherwise dispose of Common Stock for a two year period, the Company issued warrants to Spencer I. Browne, Elliot Smith and MNP Corporation which permit such persons upon exercise to purchase an aggregate of 150,000 shares of Common Stock. These transactions are exempt from the registration requirements of the Securities Act on the basis of Section 4(2).

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    A.  EXHIBITS


     *1.1  Form of Underwriting Agreement.
     *1.2  Form of Consulting and Investment Banking Agreement.
     *3.1  Restated Certificate of Incorporation of the Company, dated August 27, 1997.
     *3.2  Form of Second Restated Certificate of Incorporation of the Company.
     *3.3  By-laws of the Company.
     *4.1  Specimen Stock Certificate.
     *4.2  Form of Warrant Agreement (including Form of Redeemable Warrant).
     *4.3  Form of Underwriter's Warrant Agreement.
     *4.4  Form of Certificate of Designation for the Meridian Preferred Stock.
      4.5  Form of Registration Rights Agreement among the Company, the holder of the Bridge
            Warrants and the Minority Stockholders.
     *5.1  Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
    *10.1  Lease dated March 1, 1996 between EPIC, as tenant, and Chicago Investors, as landlord.
    *10.2  Sublease dated March 1, 1996 between EPIC, as subtenant, and Ottawa River Steel
            Co., as sublandlord.
    *10.3  Form of Tax Sharing Agreement between the Company and Meridian.
    *10.4  Form of Transitional Agreement between the Company and Meridian.
    *10.5  Form of 1997 Non-Qualified and Incentive Stock Option Plan.
     10.6  Form of 1997 Non-Employee Directors' Stock Option Plan, as amended.
    *10.7  License Agreement dated September 7, 1995 between Aster and EPIC and amendment dated September 7, 1995.
    *10.8  Employment Agreement dated July 30, 1996 between Bruce F. Maison and the Company.
     10.9  Form of Letter Agreement between Bruce F. Maison and Meridian.

   *10.10  Employment Agreement dated July 25, 1997 between the Company and Real P. Remillard.
   *10.11  Loan Agreement dated as of December 15, 1989 between Toledo-Lucas County Port
            Authority and EPIC.
   *10.12  Open-End Mortgage and Security Agreement dated as of December 15, 1989 from EPIC to
            Society Bank & Trust, as Trustee.
   *10.13  Compromise Agreement dated as of June 28, 1996 among Haden MacLellan Holdings,
            PLC., Haden, Inc., Haden Environmental, Haden Purification, Meridian, NPI, MEPI,
            EPIC and the Company.
   *10.14  $300,000 Term Note dated February 29, 1996 by the Company and Meridian in favor of the Senior Lender, as amended.
   *10.15  $350,000 Term Note dated July 25, 1996 by the Company and Meridian in favor of the
            Senior Lender, as amended.
   *10.16  $1,700,000 Term Note dated November 4, 1996 by the Company, EPIC and Meridian in favor of the Senior Lender.
   *10.17  Security Agreement dated November 4, 1996 between the Company, EPIC and the Senior
            Lender.
   *10.18  Subordinated Cognovit Promissory Note dated August 28, 1997 issued by the Company in connection with the Bridge Financing.
    10.19  Form of Warrant Agreement among the Company, the holder of the Bridge Warrants and the Minority Stockholders.
    10.20  Form of First Amendment to Employment Agreement dated July 30, 1996 between Bruce
            F. Maison and the Company.
    10.21  Form of Amended and Restated 1997 Non-Qualified and Incentive Stock Option Plan.
    10.22  Form of Loan and Security Agreement among National Bank of Canada, the Company and
            EPIC (including the form of Promissory Note and form of Term Note).
    *21.1  List of Subsidiaries.
     23.1  Consent of Ernst & Young LLP.
    *23.2  Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in their opinion filed as Exhibit 5.1 to this Registration Statement).
    *24.1  Power of Attorney of the Company.
     27.1  Financial Data Schedule.


--------------

 *  Filed previously.


    B.  FINANCIAL STATEMENT SCHEDULES

    All schedules required pursuant to the requirements of Item 16(b) are omitted because they are not applicable, not material, not required or the required information is included in the applicable financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii)
               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes:

       (1) That for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed as a part of this registration statement as of the time it was declared effective.

       (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TOLEDO, STATE OF OHIO ON JANUARY 22, 1998.


                                          EPI TECHNOLOGIES, INC.


                                          By:        /s/  BRUCE F. MAISON


                                             -----------------------------------
                                                       Bruce F. Maison
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


                   SIGNATURE                                       TITLE                            DATE
------------------------------------------------  ---------------------------------------  ----------------------

                       *                          President, Chief Executive Officer and
     --------------------------------------        Director                                   January 22, 1998
                Bruce F. Maison

                       *                          Chief Financial Officer and Secretary
     --------------------------------------                                                   January 22, 1998
               Real P. Remillard

                       *                          Chairman of the Board and Director
     --------------------------------------                                                   January 22, 1998
               William D. Feniger

                       *                          Director
     --------------------------------------                                                   January 22, 1998
               Spencer I. Browne

                       *                          Director
     --------------------------------------                                                   January 22, 1998
                James L. Rosino



By:         /s/  BRUCE F.
               MAISON
      -------------------------
           Bruce F. Maison
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBITS                                                                                                       PAGE
---------                                                                                                    ---------

    *1.1   Form of Underwriting Agreement..................................................................
    *1.2   Form of Consulting and Investment Banking Agreement.............................................
    *3.1   Restated Certificate of Incorporation of the Company, dated August 27, 1997.....................
    *3.2   Form of Second Restated Certificate of Incorporation of the Company.............................
    *3.3   By-laws of the Company..........................................................................
    *4.1   Specimen Stock Certificate......................................................................
    *4.2   Form of Warrant Agreement (including Form of Redeemable Warrant)................................
    *4.3   Form of Underwriter's Warrant Agreement.........................................................
    *4.4   Form of Certificate of Designation for the Meridian Preferred Stock.............................
     4.5   Form of Registration Rights Agreement among the Company, the holder of the Bridge Warrants and the Minority Stockholders......................................................................
    *5.1   Opinion of Benesch, Friedlander, Coplan & Aronoff LLP...........................................
   *10.1   Lease dated March 1, 1996 between EPIC, as tenant, and Chicago Investors, as landlord...........
   *10.2   Sublease dated March 1, 1996 between EPIC, as subtenant, and Ottawa River Steel Co., as sublandlord....................................................................................
   *10.3   Form of Tax Sharing Agreement between the Company and Meridian..................................
   *10.4   Form of Transitional Agreement between the Company and Meridian.................................
   *10.5   Form of 1997 Non-Qualified and Incentive Stock Option Plan......................................
    10.6   Form of 1997 Non-Employee Directors' Stock Option Plan, as amended..............................
   *10.7   License Agreement dated September 7, 1995 between Aster and EPIC and amendment dated September
            7, 1995........................................................................................
   *10.8   Employment Agreement dated July 30, 1996 between Bruce F. Maison and the Company................
    10.9   Form of Letter Agreement between Bruce F. Maison and Meridian...................................
   *10.10  Employment Agreement dated July 25, 1997 between the Company and Real P. Remillard..............
   *10.11  Loan Agreement dated as of December 15, 1989 between Toledo-Lucas County Port Authority and
            EPIC...........................................................................................
   *10.12  Open-End Mortgage and Security Agreement dated as of December 15, 1989 from EPIC to Society Bank
            & Trust, as Trustee............................................................................
   *10.13  Compromise Agreement dated as of June 28, 1996 among Haden MacLellan Holdings, PLC., Haden,
            Inc., Haden Environmental, Haden Purification, Meridian, NPI, MEPI, EPIC and the Company.......
   *10.14  $300,000 Term Note dated February 29, 1996 by the Company and Meridian in favor of the Senior
            Lender, as amended.............................................................................
   *10.15  $350,000 Term Note dated July 25, 1996 by the Company and Meridian in favor of the Senior
            Lender, as amended.............................................................................
   *10.16  $1,700,000 Term Note dated November 4, 1996 by the Company, EPIC and Meridian in favor of the
            Senior Lender..................................................................................
   *10.17  Security Agreement dated November 4, 1996 between the Company, EPIC and the Senior Lender.......
   *10.18  Subordinated Cognovit Promissory Note dated August 28, 1997 issued by the Company in connection with the Bridge Financing......................................................................
    10.19  Form of Warrant Agreement among the Company, the holder of the Bridge Warrants and the Minority
            Stockholders...................................................................................

    10.20  Form of First Amendment to Employment Agreement dated July 30, 1996 between the Company and
            Bruce F. Maison................................................................................
    10.21  Form of Amended and Restated 1997 Non-Qualified and Incentive Stock Option Plan.................
    10.22  Form of Loan and Security Agreement among National Bank of Canada, the Company and EPIC
            (including the form of Promissory Note and form of Term Note).
   *21.1   List of Subsidiaries............................................................................
    23.1   Consent of Ernst & Young LLP....................................................................
   *23.2   Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in their opinion filed as
            Exhibit 5.1 to this Registration Statement)....................................................
   *24.1   Power of Attorney of the Company................................................................
    27.1   Financial Data Schedule.........................................................................


--------------

 *  Filed previously.